An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

PRELIMINARY OFFERING CIRCULAR - SUBJECT TO COMPLETION

Dated September [  ], 2021

Zenlabs Holdings Inc.

4,166,667 Units Consisting of Subordinate Voting Shares and Warrants

Zenlabs Holdings Inc. (herein referred to as “we,” “us,” “our,” “Zenlabs,” “Zenlabs Holdings,” and the “Company”) is offering up to 4,166,667 units (each, a “Unit” and, collectively, the “Units”), with each Unit consisting of one (1) share of our subordinate voting stock (each, a “Subordinate Share” and, collectively, the “Subordinate Shares”) and one (1) warrant to purchase an additional Subordinate Share at a price of $3.00 per share until the date three (3) years from the date this offering statement is qualified by the SEC (each, a “Warrant” and, collectively, the “Warrants”).

The Company has engaged Dalmore Group, LLC (“Dalmore”) as its broker-dealer of record and to provide various services in relation to this offering, including but not limited to reviewing investor documents and information, gathering additional information if needed, and coordinating with third party providers to ensure adequate review and compliance. As consideration for its services, the Company has agreed to pay Dalmore one percent (1%) of the aggregate amount raised under this offering. The agreement with Dalmore had an initial term of one (1) year and automatically renews for successive one (1)-year terms unless any party provides notice to the other party of non-renewal. Dalmore is a member of FINRA/SIPC, and is the broker-dealer of record for this offering.

Units are being sold on a “best efforts” basis by Dalmore and our officers and directors for $1.20 per Unit, for gross proceeds of up to $5,000,000. In addition, the Company may receive an additional $12,500,001 if all of the Warrants are exercised. The minimum investment established for each investor is $1,200 unless such minimum is waived on a case by case basis by the Company in its sole discretion. The sale of Units will commence upon qualification by the Securities and Exchange Commission (“SEC”) of the offering statement to which this offering circular relates and will terminate on the earlier of the date (i) when all Units are sold or (ii) one year from the date this offering is qualified with the SEC, unless earlier terminated by the Company, in the Company’s sole discretion.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Our Subordinate Shares and the Warrants offered hereby are not now listed on any national securities exchange or quotation system and there is no public market for the same.

This offering is being made pursuant to Tier 2 of Regulation A (Regulation A Plus), following the Form S-1 disclosure format for smaller reporting companies.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” on Page 6.

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Commissions and Discounts(3)	Proceeds to Company(2)
Units consisting of 1 Subordinate Share and 1 Warrant	4,166,667	$1.20	$5,000,000	$50,000	$4,950,000
Subordinate Shares underlying the Warrants offered hereby	4,166,667	$3.00	$12,500,001	$125,000	$12,375,001
Total Maximum Offering(4)			$17,500,001	$175,000	$17,325,001

Notes:

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, the securities being registered hereunder include such indeterminate number of additional shares of Subordinate Shares as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(2)	All amounts in this chart and circular are in U.S. dollars unless otherwise indicated.

(3)	The Company’s Units will be offered on a best efforts basis by the Company’s officers and directors and by Dalmore as broker dealer of record, for which the Company will pay a 1% commission to Dalmore. See “Plan of Distribution” on page 21 for details.

(4)	The Total Maximum Offering amounts include the aggregate price and future aggregate potential proceeds of $24,750,002 with respect to the Subordinate Shares issuable upon exercise of the Warrants if all 4,166,667 Units are sold and all 4,166,667 Warrants issued in the Offering are exercised.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

Until the date forty (40) days from the date the offering statement to which this circular relates is qualified by the SEC, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a circular. This is in addition to the dealers’ obligation to deliver a circular when acting as underwriters and with respect to their unsold allotments or subscriptions.

SUMMARY INFORMATION

This summary highlights some of the information in this circular. It is not complete and may not contain all of the information that you may want to consider. To understand this offering fully, you should carefully read the entire circular, including the section entitled “Risk Factors,” before making a decision to invest in our securities. Unless otherwise noted or unless the context otherwise requires, the terms “we,” “us,” “our,” “Zenlabs,” the “Company,” and “Zenlabs Holdings” refer to Zenlabs Holdings Inc. together with its wholly owned subsidiaries.

The Company

The Company was incorporated in British Columbia, Canada under the name “Zenlabs Holdings Inc.” on March 4, 2019. The Company’s head office is located at 7745 Arjons Drive, San Diego, California, USA 92126. The Company’s registered address is located at 595 Howe Street, Suite 704, Vancouver, BC, V6C 2T5. Our telephone number is 619-763-4901.

The operations of the Company are carried on through its wholly owned subsidiaries, Zenwa Holdings, Inc.(“Zenwa”), Zenleaf LLC (“Zenleaf”) and PBI Design LLC (“PBI”). Zenleaf and PBI are limited liability companies formed under the laws of the State of California. Zenlabs acquired PBI January 1, 2019 and Zenleaf on October 31, 2019. Zenwa is a wholly owned subsidiary incorporated under the laws of the State of Washington on March 12, 2020. Prior to the acquisition of Zenleaf and PBI, Zenlabs had no active operations.

The Company’s securities are not traded on any national exchange or quoted on any trading platform and there is no market for the Units offered hereby or the securities underlying such Units. There is currently no specific intent to register our securities under the U.S. Exchange Act of 1934 (“Exchange Act”) or become an alternative reporting company.

Business Overview

Zenleaf is the Company’s operational arm. Zenleaf was formed in December 2017 for the purpose of cultivating, producing and selling high quality cannabis through sophisticated pathogen elimination via high quality tissue cultures and proprietary propagation methodologies. PBI acts as paymaster entity for Zenleaf, handling financing, salaries and other financial activities for Zenleaf. Zenwa is used for certain non-plant touching banking activities.

Zenleaf is an early stage cannabis company with operations based in California, USA. Zenleaf is currently operating a genetic banking and tissue culture lab, cannabis nursery, and indoor cultivation facility in the Arjons Facility (discussed below). In addition to the Arjons Facility, Zenleaf holds currently has a greenhouse nursery at the Oceanside Property (discussed below) and is in the process of applying for the licenses and permits required to add additional greenhouses to the Oceanside Property and to operate cannabis cultivation out of the Oceanside Property.

Emerging Growth Company

In the event we become subject to the reporting requirements of the Exchange Act, we will be considered an emerging growth company under the Jumpstart Our Business Startups Act (the “JOBS Act”). We shall continue to be deemed an emerging growth company until the earliest of:

(a)	the last day of the fiscal year of the issuer during which it had total annual gross revenues of $1,070,000,000 (as such amount is indexed for inflation every five years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;

(b)	the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of subordinate voting equity securities of the issuer pursuant to an effective IPO registration statement;

(c)	the date on which such issuer has, during the previous three-year period, issued more than $1,070,000,000 in nonconvertible debt; or

(d)	the date on which such issuer is deemed to be a ‘large accelerated filer’, as defined in section 240.12b-2 of title 17, Code of Federal Regulations, or any successor thereto.’

Section 107 of the JOBS Act provides that we may elect to utilize the extended transition period for complying with new or revised accounting standards and such election is irrevocable if made. As such, we have made the election to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. Please refer to a discussion under “Risk Factors” of the effect on our financial statements of such election.

As an emerging growth company, we will be exempt from Section 404(b) of Sarbanes Oxley. Section 404(a) requires Issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting. This statement shall also assess the effectiveness of such internal controls and procedures. Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment on the effectiveness of the internal control structure and procedures for financial reporting. As an emerging growth company, we will also be exempt from Section 14A (a) and (b) of the Securities Exchange Act of 1934 which require the shareholder approval of executive compensation and golden parachutes.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

The Offering

This offering circular relates to the sale of 4,166,667 Units at a price of $1.20 per Unit, for offering proceeds of up to $5,000,000 if all offered Units are sold. Each Unit consists of one Subordinate Share and one Warrant to purchase an additional Subordinate Share at a price of $3.00 per share for a period of three (3) years from date this offering statement is qualified by the SEC. Notwithstanding the foregoing, if all Warrants offered hereby are sold and exercised into Subordinate Shares, the total maximum offering proceeds would be $17,500,001. There is no minimum offering amount and no provision to escrow or return investor funds if any minimum number of Units is not sold. The minimum amount established for investors is $1,200, unless such minimum is waived on a case by case basis by the Company, in its sole discretion. All funds raised by the Company from this offering will be immediately available for the Company’s use.

The aggregate purchase price to be paid by any investor for the securities sold hereby cannot exceed 10% of the greater of the investor’s annual income or net worth (for entity investors, revenues or net assets for the investor’s most recently completed fiscal year are used instead). The foregoing limitation does not apply to “accredited investors.”

Units offered by the Company will be sold by our directors and executive officers and Dalmore Group, LLC as broker-dealer of record for the offering, for which it will earn a commission equal to 1% of all sales under the offering. The Company has previously paid Dalmore a $5,000 one-time set up for out of pocket expenses as well as a $20,000 consulting fee. Dalmore will provide various services in relation to this offering, including but not limited to reviewing investor documents and information, gathering additional information if needed, and coordinating with third party providers to ensure adequate review and compliance. The agreement with Dalmore had an initial term of one (1) year and automatically renews for successive one (1)-year terms unless any party provides notice to the other party of non-renewal. All Units will be offered on a “best-efforts” basis. Investors may be publicly solicited through our website, investment websites, social media, or otherwise.

Upon this circular being qualified by the SEC, the Company may offer and sell Units from time to time. This offering will terminate at the earlier to occur of: (i) all Units offered hereby are sold, or (ii) one year from the date this offering circular is qualified with the SEC. Notwithstanding the foregoing, the Company may terminate this offering at any time or extend this offering by ninety (90) days, in its sole discretion.

ABOUT THIS CIRCULAR

We have prepared this offering circular to be filed with the SEC for our offering of securities. The offering circular includes exhibits that provide more detailed descriptions of the matters discussed in this circular.

You should rely on only the information contained in this circular and its exhibits. We have not authorized any person to provide you with any information different from that contained in this circular. The information contained in this circular is complete and accurate only as of the date of this circular, regardless of the time of delivery of this circular or sale of our Units. This circular contains summaries of certain other documents, but reference is hereby made to the full text of the actual documents for complete information concerning the rights and obligations of the parties thereto. All documents relating to this offering and related documents and agreements, if readily available to us, will be made available to a prospective investor or its representatives upon request.

INDUSTRY AND MARKET DATA

The industry and market data used throughout this circular have been obtained from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. We believe that each of these studies and publications is reliable. We have not engaged any person or entity to provide us with industry or market data.

TAX CONSIDERATIONS

No information contained herein, nor in any prior, contemporaneous or subsequent communication should be construed by a prospective investor as legal or tax advice. We are not providing any tax advice as to the acquisition, holding or disposition of the securities offered herein. In making an investment decision, investors are strongly encouraged to consult their own tax advisor to determine the U.S. Federal, state and any applicable foreign tax consequences relating to their investment in our securities. This written communication is not intended to be “written advice,” as defined in Circular 230 published by the U.S. Treasury Department

RISK FACTORS

Any investment in our Units involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this circular before deciding whether to purchase our Units. Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur. In addition to the other information provided in this circular, you should carefully consider the following risk factors in evaluating our business and before purchasing any of our Units. The following may not be a comprehensive list of all risks relating to the Company or an investment in its Units but are those risks as identified by the Company’s management as material.

Risks Related to this Offering

You will experience immediate and substantial dilution in the book value per share of the Subordinate Shares you purchase.

Because the price per share of our Subordinate Shares being offered will be higher than the book value per share of our Subordinate Shares, you will suffer substantial dilution in the net tangible book value of the securities you purchase in this offering. See the section titled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase Subordinate Shares in this offering.

Because our management will have broad discretion and flexibility in how the net proceeds from this offering are used, we may use the net proceeds in ways in which you disagree.

We currently intend to use the net proceeds from this offering for general corporate purposes, including working capital, and build out of its greenhouses and facilities. However, our management will have significant discretion and flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

The offering price of our Units from the Company has been arbitrarily determined.

Our management has determined the Units offered by the Company. The price of the Units we are offering was arbitrarily determined based upon the illiquidity and volatility of our Subordinate Shares, our current financial condition and the prospects for our future cash flows and earnings, and market and economic conditions at the time of the offering. The offering price for the Units sold in this offering may be more or less than the fair market value for our Units.

We may not register or qualify our securities with any state agency pursuant to blue sky regulations.

The holders of our shares of Subordinate Shares and Warrants and persons who desire to purchase them in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. We currently do not intend to and may not be able to qualify securities for resale in states which require shares to be qualified before they can be resold by our shareholders. There may be similar restrictions under the laws of the Canadian providences.

 If we become an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our Subordinate Shares less attractive to investors.

If we become subject to the reporting requirements of the Exchange Act, we will be considered an “emerging growth company,” as defined in the U.S. Jumpstart Our Business Startups Act, or the JOBS Act. Section 107 of the JOBS Act provides that we may elect to utilize the extended transition period for complying with new or revised accounting standards and such election is irrevocable if made. As such, we have made the election to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Our Subordinate Shares and Warrants are not currently listed on any national exchange or quotation system and there is no public market for our Units in the US or Canada.

Without a public market, holders of our Subordinate Shares and Warrants will have little to no liquidity in their investment. Investors should be prepared and have the means to hold our securities indefinitely.

Risks Related to our Business

The novel coronavirus disease of 2019 (“COVID-19”) has had, and continues to have, broad impacts on multiple sectors of the global economy, making it difficult to predict the extent of its impact on our business.

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the “COVID-19 outbreak”) and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally.

The full impact of the COVID-19 outbreak continues to evolve as of the date of this offering circular. As such, it is uncertain as to the full magnitude that the pandemic will have on our financial condition, liquidity, and future results of operations. Management is actively monitoring the impact of the global situation on our financial condition, liquidity, operations, suppliers, industry, and workforce. Given the rapid evolution of the COVID-19 outbreak and the global responses to curb its spread, we are not able to estimate the effects of the COVID-19 outbreak on our results of operations, financial condition, or liquidity for the foreseeable future.

The COVID-19 pandemic could materially adversely affect our financial condition and results of operations.

In December 2019, a novel strain of coronavirus, SARS-CoV-2, causing a disease referred to as COVID-19, was reported to have surfaced in Wuhan, China, resulting in shutdowns of manufacturing and commerce in the months that followed. Since then, COVID-19 has spread to multiple countries worldwide, including the United States, and has resulted in authorities implementing numerous measures to try to contain the disease, such as travel bans and restrictions, quarantines, shelter-in-place orders and shutdowns. These measures have impacted, and may further impact, our workforce and operations, the operations of our customers and our partners, and those of our respective vendors and suppliers (including our subcontractors and third-party contract manufacturers).

There is considerable uncertainty regarding the impact of such measures and potential future measures, including restrictions on cultivation facilities, on our support operations or workforce, or on our customers, partners, vendors and suppliers. Any significant disruption to communications and travel, including travel restrictions and other potential protective quarantine measures against COVID-19 by governmental agencies, may increase the difficulty and could make it impossible for the Company to deliver goods services to its customers. Travel restrictions and protective measures against COVID-19 could cause the Company to incur additional unexpected labor costs and expenses or could restrain the Company’s ability to retain the highly skilled personnel the Company needs for its operations. Further, COVID- 19 may cause customers to suspend their decisions on using the Company’s products and services, make it impossible to attend or sponsor trade shows or other conferences in which our products and services are presented to distributors, customers and potential customers, or for our customers to visit our facilities. The extent to which COVID-19 impacts the Company’s business, sales and results of operations will depend on future developments, which are highly uncertain and cannot be predicted.

In addition, while the potential impact and duration of the COVID-19 pandemic on the global economy and our business in particular may be difficult to assess or predict, the pandemic has resulted in, and may continue to result in, significant disruption of global financial markets, which may reduce our ability to access capital or our customers’ ability to pay us for past or future purchases, which could negatively affect our liquidity. In addition, a recession or financial market correction resulting from the spread of COVID-19 could decrease overall spending, adversely affecting demand for our products, our business and the value of our securities.

The global pandemic of COVID-19 continues to rapidly evolve, and we will continue to monitor the COVID-19 situation closely. The ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain and subject to change. The extent of the impact of the COVID-19 pandemic on our operational and financial performance, including our ability to execute our business strategies and initiatives in the expected time frame, will depend on future developments, including, but not limited to, the duration and spread of the pandemic, its severity, the actions to contain the disease or treat its impact, related restrictions on travel, and the duration, timing and severity of the impact on customer spending, including any recession resulting from the pandemic, all of which are uncertain and cannot be predicted.

Zenleaf’s operations rely on certain licenses and permits which expire annually. Zenleaf’s ability to obtain and renew such licenses and permits may be affected by the COVID-19 outbreak.

Zenleaf is directly and indirectly engaged in the cultivation, manufacture, possession, use, sale and distribution of cannabis in the recreational and/or medicinal cannabis marketplace in the State of California. Such activities rely on Zenleaf being licensed by state and local agencies to do so. On March 19, 2020, Governor of California Gavin Newsom issued a stay-at-home order to protect the health and well-being of all Californians and to establish a consistent approach across the state to slow the spread of COVID-19. Due to the stay-at-home order, Zenleaf’s ability to timely submit information or documentation needed to obtain or renew its licenses, and the ability of state and local agencies to respond to such submissions, may be delayed or suspended until such time as the stay-at-home order is lifted.

The COVID-19 pandemic has had, and may in the future have, a significant adverse impact on our business.

The COVID-19 pandemic has resulted in authorities implementing numerous preventative measures to contain or mitigate the outbreak of the virus, such as travel bans and restrictions, limitations on business activity, quarantines, and stay-at-home orders. These measures have made, and are continuing to make, it difficult to expand our customer base and engage and retain skilled employees, and have impacted our business and results of operations. Certain raw materials have also been subject to supply shortages and/or rapid fluctuations in cost. The demand for and pricing of our products and services may be materially and adversely impacted by the pandemic for the foreseeable future, and we are unable to predict the duration or degree of such impact with any certainty. In addition, the pandemic exposes our business, operations, and workforce to a variety of other risks, including:

●	volatility in the size of our customer base and customer engagement, whether as a result of stay-at-home measures or other factors;

●	interruptions in the accessibility of our products and services due to supply shortages, capacity constraints and social distancing;

●	difficulty finding, engaging and retaining skilled and qualified workers;

●	increased expenses resulting from costs of raw materials and services increasing;

●	significant volatility and disruption of the supply of raw materials necessary for our business, which could negatively impact our ability to maintain active operations in the future;

●	negative impacts on our workforce productivity, product development, and research and development due to difficulties resulting from our personnel needing to social distance and/or work remotely;

●	illnesses to key employees, or a significant portion of our workforce, which may result in inefficiencies, delays, and disruptions in our business; and

●	increased volatility and uncertainty in our financial projections.

Any of these developments may adversely affect our business, operations, or reputation. The persistence of COVID-19, and the preventative measures implemented to help limit the spread of the illness, have impacted, and will continue to impact, our ability to operate our business and may materially and adversely impact our business, financial condition, and results of operations.

Since we have a limited operating history in our industry, it is difficult for potential investors to evaluate our business.

Our short operating history in the cannabis industry may hinder our ability to successfully meet our objectives and makes it difficult for potential investors to evaluate our business or prospective operations. As an early stage company, we are subject to all the risks inherent in the financing, expenditures, operations, complications and delays inherent in a new business. Accordingly, our business and success face risks from uncertainties faced by developing companies in a competitive environment. There can be no assurance that our efforts will be successful or that we will ultimately be able to attain profitability.

We may not be able to raise capital when needed, if at all, which would force us to delay, reduce or eliminate our product development programs, build outs or commercialization efforts and could cause our business to fail. If we are able to access additional capital, it may be difficult to obtain or on unreasonable terms.

We expect to need substantial additional funding to pursue additional product development, build out our facilities and launch and commercialize our products. There are no assurances that future funding will be available on favorable terms or at all. If additional funding is not obtained, we may need to reduce, defer or cancel preclinical and lab work, planned clinical trials, or overhead expenditures to the extent necessary. The failure to fund our operating and capital requirements could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to raise capital when needed or on attractive terms, we could be forced to delay, reduce or eliminate our research and development programs, build out of facilities or any future commercialization efforts. Any of these events could significantly harm our business, financial condition and prospects.

Additional capital, whether through the offering of equity or debt securities, may not be available on reasonable terms. We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we issue, such as convertible notes and warrants, which may adversely impact our financial condition.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

Our historical financial statements have been prepared under the assumption that we will continue as a going concern. Our independent registered public accounting firm has issued a report on our audited financial statements for the fiscal year ended September 30, 2019 that included an explanatory paragraph expressing substantial doubt in our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to obtain additional equity financing or other capital, attain further operating efficiencies, reduce expenditures, and, ultimately, generate revenue. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. However, if adequate funds are not available to us when we need them, we will be required to curtail our operations which would, in turn, further raise substantial doubt about our ability to continue as a going concern. The doubt regarding our potential ability to continue as a going concern may adversely affect our ability to obtain new financing on reasonable terms or at all. Additionally, if we are unable to continue as a going concern, our stockholders may lose some or all of their investment in the Company.

We depend heavily on key personnel, and turnover of key senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our senior management personnel. If we lose their services or if they fail to perform in their current positions, or if we are not able to attract and retain skilled personnel as needed, our business could suffer. Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key personnel in managing the product acquisition, marketing and sales aspects of our business, any part of which could be harmed by turnover in the future. We do not have key-man insurance.

Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors to perform these functions.

We do not have an audit or compensation committee comprised of independent directors. Indeed, we do not have any audit or compensation committee. These functions are performed by the board of directors as a whole. Thus, there is a potential conflict in that board members who are also part of management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

We expect to face intense competition, often from companies with greater resources and experience than we have.

The legal cannabis industry is highly competitive and subject to rapid change. The industry continues to expand and evolve as an increasing number of competitors and potential competitors enter the market. Many of these competitors and potential competitors have substantially greater financial, technological, managerial and research and development resources and experience than we have. Some of these competitors and potential competitors have more experience than we have in the development of cannabis products, including validation procedures and regulatory matters. In addition, our products compete with product offerings from large and well-established companies that have greater marketing and sales experience and capabilities than we or our collaboration partners have. If we are unable to compete successfully, we may be unable to grow and sustain our revenue.

If we are not able to attract and retain highly qualified personnel, we may not be able to successfully implement our business strategy.

Our ability to compete in the highly competitive cannabis industry depends upon our ability to attract and retain highly qualified managerial, scientific and compliance personnel. The loss of the services provided by certain key personnel could significantly hinder our operations. In addition, the competition for qualified personnel in the cannabis industry is intense and there can be no assurance that we will be able to continue to attract and retain all personnel necessary for the development and operation of our business.

We will need to grow the size of our organization, and we may experience difficulties in managing any growth we may achieve.

As of the date of this circular, we have nine full-time employees. As our development and commercialization plans and strategies develop, we expect to need additional research, development, managerial, operational, sales, marketing, financial, accounting, legal, and other resources. Future growth would impose significant added responsibilities on members of management. Our management may not be able to accommodate those added responsibilities, and our failure to do so could prevent us from effectively managing future growth, if any, and successfully growing our company.

As our products and company are in a highly regulated industry, enforcement of current regulations, our failure to abide by regulations or significant and unforeseen changes in regulations or policy may have material impacts on our business.

At the U.S. federal level, cannabis is still illegal. Should the federal government begin to enforcement actions against the Company or its subsidiaries, it would materially impact our business. Conversely, should cannabis become federally legal, it is likely that the market would become flooded with competitors, many of which would likely be large conglomerates that would drive smaller operators such as Zenleaf out of the market.

In California, Zenleaf is regulated by the California Department of Cannabis Control (“DCC”). The DCC has its own independent set of regulations. These regulations and the way they are interpreted by the DCC change frequently, making compliance difficult and costly. Should Zenleaf fail to comply with applicable state regulations, we could be subject to sanctions or suspension or revocation of Zenleaf’s licenses. In addition, Zenleaf’s licenses expire annually. It is possible that the DCC could elect not to renew any of the licenses because of failure to meet a new or existing regulation, change in Zenleaf’s structure that causes it not to meet license requirements or Zenleaf’s failure to pay license fees timely. In addition to regulation at the state level, Zenleaf is subject to local regulation by the cities of Oceanside and San Diego where it has facilities. Failure to comply with local regulations could also materially negatively impact our business and subject Zenleaf and us to sanctions or suspension or revocation of Zenleaf’s rights to operate in such cities. Our ability to comply with applicable regulations is costly and our inability to meet such costs could materially negatively impact our business.

The use of cannabis products in the United States may impact our business.

As with most products, it is very difficult to gauge accurately market acceptance of our products. While we are taking and will take significant efforts in selecting products that we believe represent the best opportunities for market adoption, such as unsatisfied needs, competitive environment, partnering potential, therapeutic potential, and target product profile potential, the ultimate market acceptance of a product is very difficult to predict.

We may expend our limited resources to pursue a particular product and may fail to capitalize on products that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and managerial resources, we must focus our efforts on particular research programs and products. As a result, we may forego or delay pursuit of opportunities with other products that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. If we do not accurately evaluate the commercial potential or target market for a particular product, we may relinquish valuable rights to that product through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product. Any such failure to improperly assess potential products could result in missed opportunities and/or our focus on products with low market potential, which would harm our business and financial condition.

We engage in transactions with related parties and such transactions present possible conflicts of interest that could have an adverse effect on us.

We have entered, and may continue to enter, into transactions with related parties for financing, corporate, leases, business development and operational services, as detailed herein. Such transactions may not have been entered into on an arm’s-length basis, and we may have achieved more or less favorable terms because such transactions were entered into with our related parties. We rely, and will continue to rely, on our related parties to maintain these services. If the pricing for these services changes, or if our related parties cease to provide these services, including by terminating agreements with us, we may be unable to obtain replacements for these services on the same terms without disruption to our business. This could have a material effect on our business, results of operations and financial condition. The details of certain of these transactions are set forth in “Transactions with Related Persons, Promoters and Certain Control Persons.” Related person transactions create the possibility of conflicts of interest with regard to our management, including that:

●	we may enter into contracts between us, on the one hand, and related parties, on the other, that are not the result of arm’s-length transactions;

●	our executive officers and directors that hold positions of responsibility with related parties may be aware of certain business opportunities that are appropriate for presentation to us as well as to such other related parties and may present such business opportunities to such other parties; and

●	our executive officers and directors that hold positions of responsibility with related parties may have significant duties with, and spend significant time serving, other entities and may have conflicts of interest in allocating time.

Such conflicts could cause an individual in our management to seek to advance his or her economic interests or the economic interests of certain related parties above ours. Further, the appearance of conflicts of interest created by related person transactions could impair the confidence of our investors. It is possible that a conflict of interest could have a material adverse effect on our liquidity, results of operations and financial condition.

Any inability to protect our intellectual property rights could reduce the value of our technologies and brand, which could adversely affect our financial condition, results of operations and business.

Our business is dependent upon our proprietary methods, know-how, genetics, trademarks, trade secrets, copyrights and other intellectual property rights. Effective intellectual property rights protection, however, may not be available under federal law and certain states in which we may operate. There is a risk of certain valuable trade secrets being exposed to potential infringers. There is a risk that other companies may employ the technology without authorization and without recompensing us.

The efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. In addition, protecting our intellectual property rights is costly and time consuming. There is a risk that we may have insufficient resources to counter adequately such infringements through negotiation or the use of legal remedies. It may not be practicable or cost effective for us to fully protect our intellectual property rights in some countries or jurisdictions. If we are unable to successfully identify and stop unauthorized use of our intellectual property, we could lose potential revenue and experience increased operational and enforcement costs, which could adversely affect our financial condition, results of operations and business.

Our potential for rapid growth and our entry into new markets make it difficult for us to evaluate our current and future business prospects, and we may be unable to effectively manage any growth associated with these new markets, which may increase the risk of your investment and could harm our business, financial condition, results of operations and cash flow.

Our entry into the rapidly growing cannabis market may place a significant strain on our resources and increase demands on our executive management, personnel and systems, and our operational, administrative and financial resources may be inadequate. We may also not be able to effectively manage any expanded operations or achieve planned growth on a timely or profitable basis, particularly if the number of customers using our products significantly increases or their demands and needs change as our business expands. If we are unable to manage expanded operations effectively, we may experience operating inefficiencies, the quality of our products and services could deteriorate, and our business and results of operations could be materially adversely affected.

If we are unable to develop and maintain our brand and reputation for our product offerings, our business and prospects could be materially harmed.

Our business and prospects depend, in part, on developing and then maintaining and strengthening our brand and reputation in the markets we serve. If problems with our products arise, our brand and reputation could be diminished. If we fail to develop, promote and maintain our brand and reputation successfully, our business and prospects could be materially harmed.

We could be subject to costly product liability claims related to our products.

We face the risk that the use of our products may result in adverse side effects to people. We face even greater risks upon further commercialization of our products. An individual may bring a product liability claim against us alleging that one of our products causes, or is claimed to have caused, an injury or is found to be unsuitable for consumer use. Any product liability claim brought against us, with or without merit, could result in: the inability to commercialize our products; decreased demand for our products; the inability to commercialize our products; regulatory investigations that could require costly recalls or product modifications; loss of revenue; substantial costs of litigation; liabilities that substantially exceed our product liability insurance, which we would then be required to pay ourselves; an increase in our product liability insurance rates or the inability to maintain insurance coverage in the future on acceptable terms, if at all; the diversion of management’s attention from our business; and damage to our reputation and the reputation of our products. Product liability claims may subject us to the foregoing and other risks, which could have a material adverse effect on our business, results of operations, financial condition, and prospects.

Our employees, independent contractors, consultants and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk that our employees, independent contractors, consultants and vendors may engage in fraudulent or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to us that violates state or local regulations. It is not always possible to identify and deter misconduct by our employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, contractual damages, reputational harm, diminished profits and future earnings, loss of our Licenses or other entitlements and curtailment of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

Cannabis remains illegal under federal law in the U.S. where we operate, and any change in the enforcement priorities of the U.S. federal government could render our current and planned future operations unprofitable or even prohibit such operations.

We operate in the cannabis industry in the U.S., which is dependent on state laws and regulations pertaining to such industry; however, under federal law, cannabis remains illegal.

The United States federal government regulates drugs through the Controlled Substances Act (the “CSA”), which places controlled substances, including cannabis, on one of five schedules. Cannabis is currently classified as a Schedule I controlled substance, which is viewed as having a high potential for abuse and having no currently accepted medical use in treatment in the United States.

Currently, 33 U.S. states, the District of Columbia and the U.S. territories of Guam and Puerto Rico allow the use of cannabis in some form. Such state and territorial laws are in conflict with the federal CSA, which makes cannabis use and possession illegal at the federal level. The United States Supreme Court has confirmed that the federal government has the right to regulate and criminalize cannabis, including for medical purposes, and that federal law criminalizing the use of cannabis preempts state laws that legalize its use.

In light of such conflict between federal laws and state laws regarding cannabis, the previous administration under President Obama had effectively stated that it was not an efficient use of resources to direct law federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical cannabis. For example, the prior DOJ Deputy Attorney General of the Obama administration, James M. Cole, issued a memorandum (the “Cole Memo”) to all United States Attorneys providing updated guidance to federal prosecutors concerning cannabis enforcement under the CSA (see “Business—Government and Industry Regulation—The Cole Memo”). In addition, the Financial Crimes Enforcement Network (“FinCEN”) provided guidelines (the “FinCEN Guidelines”) on February 18, 2014, regarding how financial institutions can provide services to cannabis-related businesses consistent with their Bank Secrecy Act (“BSA”) obligations (see “Business—Government and Industry Regulation—FinCEN”).

In 2014, the United States House of Representatives passed an amendment (the “Rohrabacher-Farr Amendment”) to the Commerce, Justice, Science, and Related Agencies Appropriations Bill, which funds the United States Department of Justice (the “DOJ”). The Rohrabacher-Farr Amendment prohibits the DOJ from using funds to prevent states with medical cannabis laws from implementing such laws. In August 2016, a 9th Circuit federal appeals court ruled in United States v. McIntosh that the Rohrabacher-Farr Amendment bars the DOJ from spending funds on the prosecution of conduct that is allowed by state medical cannabis laws, provided that such conduct is in strict compliance with applicable state law. However, on January 4, 2018, the U.S. Attorney General, Jeff Sessions, issued a written memorandum (the “Sessions Memo”) to all U.S. Attorneys stating that the Cole Memo was rescinded effectively immediately. In particular, Mr. Sessions stated that “prosecutors should follow the well-established principles that govern all federal prosecutions,” which require “federal prosecutors deciding which cases to prosecute to weigh all relevant considerations, including federal law enforcement priorities set by the Attorney General, the seriousness of the crime, the deterrent effect of criminal prosecution, and the cumulative impact of particular crimes on the community.” Mr. Sessions went on to state in the memorandum that given the Justice Department’s well-established general principles, “previous nationwide guidance specific to marijuana is unnecessary and is rescinded, effective immediately.”

We are not aware of substantial federal enforcement actions following the Sessions Memo; however, a significant change in the federal government’s enforcement policy with respect to current federal laws applicable to cannabis could cause significant financial damage to us.

We may not be able to maintain our banking accounts.

Many banks and credit unions will not accept deposits from legal marijuana businesses on a state or federal level because businesses that participate in cannabis-related activities are still deemed illegal under federal law. In addition, banks or other financial institutions may not make loans or other traditional banking services available. Although the Department of the Treasury issued guidelines (e.g., FinCEN) indicating that banks are permitted to provide services to cannabis-related companies in states that have legal cannabis as long as certain protocol are followed, many banks and credit unions are reluctant to accept deposits or will immediately close bank accounts of cannabis-related companies. In addition, the federal authorities may, at any time, change their policies and begin or continue penalizing banks or credit unions for providing services to cannabis-related companies in states that have legal cannabis. Additionally, even if banks or other financial institutions open accounts or provide financial services for the target companies, accounts may still be subject to financial or other disciplinary action by authorities. Any one of these or other related challenges could cause substantial losses and materially adversely impact the Company.

A lack of access to customary business banking relationships may cause the Company to carry large amounts of investments or revenues in cash that will likely be placed in large safes. These investments or business revenues may be subject to theft or subject the Company to other risks.

Any potential growth in the cannabis industry continues to be subject to new and changing state and local laws and regulations.

Changes in applicable state and local laws or regulations could restrict the products and services we offer or impose additional compliance costs on us. Violations of applicable laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our operations. We cannot predict the nature of any future laws, regulations, interpretations or applications, and it is possible that regulations may be enacted in the future that will be materially adverse to our business.

The cannabis industry faces significant opposition, and any negative trends could adversely affect our business operations.

We are substantially dependent on the continued market acceptance, and the proliferation of consumers, of medical and recreational cannabis. We cannot predict the future growth rate or future market potential, and any negative outlook on the cannabis industry may adversely affect our business operations.

We are subject to risks inherent in an agricultural business, including the risk of crop failure.

The cultivation of cannabis is an agricultural process. As such, our business is subject to the risks inherent in the agricultural business, including risks of crop failure presented by weather, insects, fire, plant diseases and similar agricultural risks. Although we currently grow our products indoors under climate-controlled conditions, there can be no assurance that natural elements, such as insects and plant diseases, will not entirely interrupt our production activities or have an adverse effect on our business. In addition, cannabis plants can be vulnerable to various pathogens including bacteria, fungi, viruses and other miscellaneous pathogens. Such instances often lead to reduced crop quality, stunted growth or death of the plant. Moreover, cannabis is “phytoremediative”, meaning that it may extract toxins or other undesirable chemicals or compounds from the ground in which it is planted. Various regulatory agencies have established maximum limits for pathogens, toxins, chemicals and other compounds that may be present in agricultural materials. If our cannabis plants are found to have levels of pathogens, toxins, chemicals or other undesirable compounds that exceed established limits, our product may not be suitable for commercialization and we may have to destroy the applicable portions of our crops.

We may not be able to store or transport our cannabis products to customers in a safe, timely and cost-efficient manner, and we may experience breaches of security at our facilities or loss as a result of theft of our products.

Because of the nature of our products and the limited legal channels for distribution, as well as the potential concentration of inventory in our facilities, we are subject to a heightened risk of theft of our product and other security breaches. The security of our products during transportation to and from our facilities is of the utmost concern. A breach of security at our one of our facilities, or during transport or delivery, could result in the significant loss of product as well as customers and may expose us to additional liability, including regulatory fines, litigation or increased expenses relating to the resolution and future prevention of similar events. Any failure to take steps necessary to ensure the safekeeping of our cannabis could also have an impact on our ability to continue operating under our existing Licenses, to renew or receive amendments to our existing Licenses or to receive required new Licenses.

There has been limited study on the health effects of cannabis and cannabis products, and future clinical research studies may lead to conclusions that dispute or conflict with our understanding and belief regarding the benefits, viability, safety, efficacy, dosing and social acceptance of such products.

Research regarding the benefits, viability, safety, efficacy and dosing of cannabis or isolated cannabinoids, such as CBD and THC, remains in relatively early stages. Few clinical trials on the benefits and risks of cannabis or isolated cannabinoids have been conducted.

Future research and clinical trials may draw opposing conclusions to statements contained in the articles, reports and studies currently favored, or could reach different or negative conclusions regarding the benefits, viability, safety, efficacy, dosing or other facts and perceptions related to medical or adult-use cannabis, which could adversely affect social acceptance of cannabis and the demand for our cannabis products.

The cannabis market may experience supply and demand fluctuations.

If our inventory levels in the future become greater than consumer demand, we may have to engage in sale of excess inventory at discounted prices, which could significantly impair our brand image. Conversely, if we underestimate demand for our products, we may experience inventory shortages, which might delay shipments to customers, reduce revenue, negatively impact customer relationships and diminish brand loyalty. In addition, demand for cannabis and cannabis products is dependent on a number of social, political and economic factors that are beyond our control, including the novelty of legalization, which may wear off. A material decline in the economic conditions affecting consumers can cause a reduction in disposable income for the average consumer, change consumption patterns and result in a reduction in spending on cannabis products or a switch to other products obtained through illicit channels. There can be no assurance that market demand for cannabis will continue to be sufficient to support our current or future production levels or that we will be able to generate sufficient revenue to be profitable.

We will not be able to deduct many normal business expenses.

Under Section 280E of the U.S. Internal Revenue Code (“Section 280E”), many normal business expenses incurred in the cultivation and distribution of marijuana and its derivatives are not deductible in calculating Zenleaf’s federal income tax liability. A result of Section 280E is that an otherwise profitable business may in fact operate at a loss, after taking into account its income tax expenses. The application of Section 280E likely will have a material adverse effect on us.

Our ability to expand our business to other jurisdictions is highly uncertain.

The Company intends to continue expanding its operations to other jurisdictions. We will need to obtain licenses, permits, and other authorizations to operate a marijuana business in these jurisdictions, and we can provide no assurance that we will be able to successfully do so, or if we can obtain such authorizations, the amount of time and resources that will be required to do so. We cannot provide any assurances that we will be able to successfully expand our business to these and other jurisdictions.

We may not be able to register any federal trademarks for our marijuana products or seek protection under federal bankruptcy laws.

Because producing, manufacturing, processing, possessing, distributing, selling, and using marijuana is a crime under the Federal CSA, the United States Patent and Trademark Office will not permit the registration of any trademark that identifies marijuana products. As a result, we may be unable to protect our marijuana product trademarks, which could have a material adverse effect on our business. Similarly, cannabis companies have been denied protection under U.S. federal bankruptcy laws.

Laws will continue to change rapidly for the foreseeable future.

Local, state and federal laws and enforcement policies concerning marijuana-related conduct are changing rapidly and will continue to do so for the foreseeable future. Changes in applicable law are unpredictable and could have a material adverse effect on our business.

Significant interruptions in our access to certain key inputs such as labor, raw materials, electricity, water and other utilities may impair our cannabis growing operations.

Our business is dependent on several key inputs and their related costs, including raw materials, supplies and equipment related to our operations, as well as electricity, water and other utilities. Any significant interruption, price increase or negative change in the availability or economics of the supply chain for key inputs and, in particular, loss of any energy subsidies, rising or volatile energy costs could curtail or preclude our ability to continue production and may have a material adverse impact on our business and results of operations. In addition, our operations could be significantly affected by a prolonged power outage. Furthermore, our cultivation operations require a significant amount of electricity as a result it may be difficult for us to locate areas to construct additional cultivation operations as we grow.

Our ability to compete and grow cannabis is dependent on us having access, at a reasonable cost and in a timely manner, to skilled labor, equipment, parts and components. No assurances can be given that we will be successful in maintaining our required supply of labor, equipment, parts and components.

Failure in our quality control systems may adversely impact our sales volume, market share and profitability.

The quality and safety of our products are critical to the success of our business and operations. As such, it is imperative that our quality control systems operate effectively and successfully. Quality control systems can be negatively impacted by the design of the quality control systems, the quality training program, and adherence by employees to quality control guidelines. If, as a result of a failure in our quality control systems, contamination of, or damage to, our inventory or packaged products occurs, we may incur significant costs in replacing the inventory and recalling products. We may be unable to meet customer demand and may lose customers who must purchase alternative brands or products. In addition, consumers may lose confidence in the affected products. A loss of sales volume from a contamination event may occur, and such a loss may affect our ability to supply our current customers and to recapture their business in the event they are forced to switch products or brands, even if on a temporary basis. We may also be subject to legal action as a result of a contamination, which could result in negative publicity and affect our sales. During this time, our competitors may benefit from an increased market share that could be difficult and costly to regain.

Our cannabis products may be subject to recalls for a variety of reasons, which could require us to expend significant management and capital resources.

Cultivators and distributors of consumer goods products are sometimes subject to the recall or return of their products for a variety of reasons, including public health and public safety risks, product defects, adulteration, unintended harmful side effects or interactions with other substances, packaging safety and inadequate or inaccurate labelling disclosure. Although we have detailed procedures in place for testing our finished cannabis products, there can be no assurance that any quality, potency or contamination problems will be detected in time to avoid unforeseen product recalls, regulatory action or lawsuits, whether frivolous or otherwise. As a result of any such recall, we may lose a significant amount of sales and may not be able to replace those sales at an acceptable margin or at all. In addition, a product recall may require significant management attention or damage our reputation and goodwill or that of our products or brands.

Additionally, product recalls may lead to increased scrutiny of our operations by regulatory agencies, requiring further management attention, increased compliance costs and potential legal fees, fines, penalties and other expenses. Any product recall affecting the cannabis industry more broadly, whether or not involving us, could also lead consumers to lose confidence in the safety and security of such products, including products sold by us.

We will rely on third-party distributors to distribute our products, and those distributors may not perform their obligations.

We will rely on third-party distributors to distribute and sell our products to consumers. If these distributors do not successfully carry out their contractual duties, if there is a delay or interruption in the distribution of our products or if these third parties damage our products, it could negatively impact our revenue from product sales. Furthermore, any damage to our products, such as product spoilage, could expose us to potential product liability, damage our reputation and the reputation of our brands or otherwise harm our business and results of operations.

We may not be able to obtain adequate insurance coverage in respect of the risks we and our business face, the premiums for such insurance may not continue to be commercially justifiable or there may be coverage limitations and other exclusions which may result in such insurance not being sufficient to cover potential liabilities that we face.

Our insurance coverage is subject to coverage limits and exclusions and may not be available for the risks and hazards to which we are exposed. In addition, no assurance can be given that such insurance will be adequate to cover our liabilities, including potential product liability claims, or will be generally available in the future or, if available, that premiums will be commercially justifiable. If we were to incur substantial liability and such damages were not covered by insurance or were in excess of policy limits, we may be exposed to material uninsured liabilities that could impede our liquidity, profitability or solvency.

If we are not able to comply with all safety, health and environmental regulations applicable to our operations and industry, we may be held liable for any breaches of those regulations.

Safety, health and environmental laws and regulations affect nearly all aspects of our operations, including product development, working conditions, waste disposal, emission controls, the maintenance of air and water quality standards and, with respect to environmental laws and regulations, impose limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Compliance with safety, health and environmental laws and regulations can require significant expenditures. There can be no assurance that we will always be in compliance with all safety, health and environmental laws and regulations notwithstanding our attempts to comply with such laws and regulations.

We may become subject to litigation, regulatory or agency proceedings, investigations and audits.

We may become subject to litigation, regulatory or agency proceedings, investigations and audits from time to time in the ordinary course of business, some of which may adversely affect our business. Should any litigation, regulatory or agency proceeding, investigation or audit in which we become involved be determined against us, such a decision could adversely affect our ability to continue operating, the value or market price for the common shares and could require the use of significant resources. Even if we are involved in litigation, regulatory or agency proceedings investigations and audits and are ultimately successful, they can require the redirection of significant resources and may also create a negative perception of our brand. The outcome of any litigation, regulatory or agency proceedings investigations and audits is inherently uncertain. Unfavorable rulings, judgments or settlement terms could have a material adverse impact on our business and results of operations.

As a Canadian incorporated and resident company, our financial statements are prepared using International Financial Reporting Standards (“IFRS”), accounting principles, which are different than the accounting principles under U.S. Generally Accepted Accounting Principles (“U.S. GAAP”).

Our financial statements have been prepared in accordance with IFRS. IFRS is an internationally recognized body of accounting principles that are used by many companies outside of the United States to prepare their financial statements. Regulation A permits Canadian issuers such as Zenlabs to prepare and file their financial statements in accordance with IFRS rather than U.S. Investors who are not familiar with IFRS may misunderstand certain information presented in our financial statements. Accordingly, we suggest that readers of our financial statements familiarize themselves with the provisions of IFRS accounting principles in order to better understand the differences between these two sets of principles. Notwithstanding the foregoing, our subsidiary financial statements have been prepared in accordance with U.S. GAAP.

Certain legislation in Canada contain provisions that may have the effect of delaying or preventing a change in control.

Certain provisions of our constating documents and governing legislation, together or separately, could discourage potential acquisition proposals, delay or prevent a change in control and limit the price that certain investors may be willing to pay for our common shares.

For example, under the Business Corporations Act (British Columbia) (“BCA”):

●	certain matters require the approval of holders of two-thirds of the votes cast at a meeting of the company’s shareholders, including amendments to its articles. This may make it more difficult for us to complete certain types of corporate transactions deemed advisable by the board of directors; and

●	a bidder seeking to acquire us would need, on a compulsory acquisition (tender offer), to receive shareholder acceptance in respect to 90% of our outstanding shares. If this 90% threshold is not achieved in the offer, under the BCA, the bidder would not be able to complete a “second step merger” to obtain 100% control of us. Accordingly, an offer (tender) of 90% of our outstanding shares will likely be a condition in a tender offer to acquire our shares rather than 50% as is more common in tender offers for corporations organized under U.S. law.

Additionally, The Investment Canada Act requires that a “non-Canadian,” as defined therein, file an application for review with the Minister responsible for the Investment Canada Act and obtain approval of the Minister prior to acquiring control of a Canadian business, where prescribed financial thresholds are exceeded. Otherwise, there are no limitations either under the laws of Canada or in our articles on the rights of non-Canadians to vote or hold our common shares. (Given our current size and industry we do not believe these rules would apply to us.)

Any of these provisions may discourage a potential acquirer from proposing or completing a transaction that may have otherwise presented a premium to our shareholders.

Risks Related to our Securities

We cannot assure you that our Subordinate Shares will become eligible for listing or quotation on any exchange and the failure to do so may adversely affect your ability to dispose of our Subordinate Shares in a timely fashion.

Our Subordinate Shares and Warrants are not currently listed on any exchange or quotation system in the U.S. or Canada and there is no public market for our securities. We hope to have our Subordinate Shares listed on the Canadian Stock Exchange (“CSE”) following this offering, but there is no guarantee that such event will occur. For our Subordinate Shares to become eligible for listing or quotation on any exchange, we must meet and maintain certain criteria. We may not be able to meet all the filing requirements and may not be able to satisfy the initial standards for listing or quotation on any exchange in the foreseeable future or at all. Even if we are able to become listed or quoted on an exchange, we may not be able to maintain a listing of the Subordinate Shares on such stock exchange.

There is not now, nor has there been since our inception, any trading activity in our Subordinate Shares or a market for our securities, and an active trading market for our shares may never develop or be sustained. As a result, investors in our Units must bear the economic risk of holding those shares for an indefinite period of time. As a result of these and other factors, you may be unable to resell your shares of our Subordinate Shares or Warrants at or above the price for which you purchased them, or at all. Further, an inactive market may also impair our ability to raise capital.

We do not anticipate paying any cash dividends.

We presently do not anticipate that we will pay any dividends on any of our capital stock in the foreseeable future. The payment of dividends, if any, would be contingent upon our revenues and earnings, if any, capital requirements, and general financial condition. The payment of any dividends will be within the discretion of our Board of Directors (the “Board”). We presently intend to retain all earnings, if any, to implement our business plan; accordingly, we do not anticipate the declaration of any dividends in the foreseeable future.

We may need additional capital, and the sale of additional shares or other equity securities could result in additional dilution to our stockholders.

If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in additional dilution to our stockholders.

Our articles permit us to issue an unlimited number of common shares without additional shareholder approval.

Our articles permit the issuance of an unlimited number of common shares, and shareholders will have no pre-emptive rights in connection with such further issuance. Additional issuances of our securities may involve the issuance of a significant number of common shares at prices less than the current market price for the common shares. Issuances of substantial numbers of common shares, or the perception that such issuances could occur, may adversely affect prevailing market prices of our common shares. Any transaction involving the issuance of previously authorized but unissued common shares, or securities convertible into common shares, would result in dilution, possibly substantial, to security holders.

Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

Certain of our executive officers, directors and large stockholders own a significant percentage of our outstanding capital stock. As of July 26, 2021, our executive officers, directors, and holders of 5% or more of our Subordinate Shares and multi-voting shares stock, including their respective affiliates, beneficially owned approximately 37.62% of our outstanding Subordinate Shares, 93.94% of our outstanding multi-voting shares and 69.42% of the eligible votes of the Company. These stockholders may be able to control elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This concentration of ownership may prevent or discourage unsolicited acquisition proposals or offers for our Subordinate Shares that some of our stockholders may believe is in their best interest.

SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS

Some of the statements in this circular are “forward-looking statements.” These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under “Risk Factors.” The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements.

We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer.

USE OF PROCEEDS

The following table illustrates the amount of net proceeds to be received by the Company on the sale of Units by the Company and the intended uses of such proceeds over an approximate twelve (12) month period. It is possible that the Company may not raise the entire $5,000,000 in Units being offered through this Offering Circular. In such case, it will reallocate its use of proceeds as the board of directors deems to be in the best interests of the Company in order to effectuate its business plan. The intended use of proceeds are as follows:

Capital Sources and Uses

	100%	75%	50%	25%
Gross Offering Proceeds	$5,000,000	$3,750,000	$2,500,000	$1,250,000
Offering Costs(1)	$150,000	$150,000	$150,000	$150,000

Use of Net Proceeds:
Greenhouse Construction(2)	$3,394,600	$2,545,950	$1,697,300	$848,650
Greenhouse Operation(3)	$800,000	$600,000	$400,000	$200,000
Working Capital(4)	$655,400	$454,050	$252,700	$51,350

Notes:

(1)	The Company expects to spend approximately $200,000 in expenses relating to this offering, including legal, accounting, travel, printing and other misc. costs together with the compensation to Dalmore Group LLC

(2)	The greenhouses will be built on the 5710 Lot, consisting of approximately 10.5 acres of land, and the 5712 Lot, consisting of approximately 2 acres of land, of the Oceanside Property, following approval from the Oceanside building authorities of such construction.

(3)	Includes the cost of operating each greenhouse for the first year, including payroll and other service-related expenses.

(4)	The Company will use working capital to pay for miscellaneous and general operating expenses, as well as research and development and legal fees relating to securing and protecting the Company’s intellectual property.

Notwithstanding the foregoing, if all Warrants offered hereby are sold and exercised into Subordinate Shares, the total maximum offering proceeds would be $17,500,001. In such event, we anticipate using the additional proceeds from exercised Warrants for general expansion and working capital purposes.

The allocation of the use of proceeds among the categories of anticipated expenditures represents management’s best estimates based on the current status of the Company’s proposed operations, plans, investment objectives, capital requirements, and financial conditions. Future events, including changes in economic or competitive conditions of our business plan or the completion of less than the total offering, may cause the Company to modify the above-described allocation of proceeds. The Company’s use of proceeds may vary significantly in the event any of the Company’s assumptions prove inaccurate. We reserve the right to change the allocation of net proceeds from the offering as unanticipated events or opportunities arise.

DETERMINATION OF OFFERING PRICE

In determining the offering price of the Units, we have considered a number of factors including, but not limited to, the illiquidity and volatility of our Units, our current financial condition and the prospects for our future cash flows and earnings, and market and economic conditions at the time of the offering. The offering price for the Units sold in this offering may be more or less than the fair market price for our Units.

DILUTION

Investors in this offering will experience immediate dilution, as exampled below, from the sale of Units by the Company. If you invest in our shares, your interest will be diluted to the extent of the difference between the public offering price per share of our Subordinate Shares and the as adjusted net tangible book value per share of our capital stock after this offering. Net tangible book value per Subordinate Share represents our total tangible assets less total liabilities, divided by the number of shares of Subordinate Shares outstanding.

The Company’s net tangible book value as at March 31, 2021 was $2,924,087, or approximately $0.077 per share. The Company calculated net tangible book value per share using the following share amounts:

Subordinate Voting Common Shares	23,116,517
Subordinate Voting Common Shares issuable on conversion of Multivoting Shares	14,999,800
Total Subordinate Voting Common Shares	38,116,317

The Company elected to use the above share amounts as the total book value, which includes shares sold subsequent to March 31, 2021 but does not include the proceeds from such sales.

Net tangible book value dilution per Subordinate Share to new investors represents the difference between the amount per share paid by purchasers in this offering and the as adjusted net tangible book value per share of Subordinate Shares immediately after completion of this offering. After giving effect to our sale of the maximum offering amount of $5,000,000 in securities, assuming $150,000 in offering or other expenses, our as-adjusted net tangible book value as of March 31, 2021 would have been approximately $7,774,087, or $0.184 per share. This represents an immediate increase in net tangible book value of $0.107 per share to existing stockholders and an immediate dilution in net tangible book value of $1.016 per share to investors of this offering, as illustrated in the following table:

Public offering price per share	$1.200
Net tangible book value per share	$0.077
Increase in net tangible book value per share attributable to new investors	$0.107
Adjusted net tangible book value per share	$0.184
Dilution per share to new investors in the offering	$1.016

The above calculations are based on 23,116,517 Subordinate Shares issued and outstanding before adjustments and 27,303,684 Subordinate Shares to be outstanding after adjustment. The above calculations also factor in Subordinate Shares issuable upon conversion of the outstanding Multivoting Shares (which have not actually been converted) but do not factor the Warrants to be issued hereunder. The foregoing is for illustrative purposes only.

PLAN OF DISTRIBUTION

We are offering up to 4,166,667 Units for $1.20 per Unit, for a total of up to $5,000,000 in gross offering proceeds, assuming all securities are sold. Each Unit consists of one Subordinate Share and one Warrant to purchase an additional Subordinate Share at a price of $3.00 per share for a period of three (3) years from the date of issuance. Notwithstanding the foregoing, if all Warrants offered hereby are sold and exercised into Subordinate Shares, the total maximum offering proceeds would be $17,500,001. The minimum investment for any investor is $1,200, unless such minimum is waived by the Company, which may be done in its sole discretion on a case-by-case basis. There is no minimum offering amount or escrow required as a condition to closing and we may sell significantly fewer Units than those offered hereby.

Currently, we plan to have Dalmore to act as the broker-dealer of record and together with our directors and executive officers sell the securities on our behalf. Officers and directors will receive no discounts or commissions. Dalmore has been paid $5,000 fee for out of pocket expenses and will also receive a $20,000 consulting fee per the terms of the BD Agreement. Dalmore will receive commissions equal to one percent (1%) of the aggregate amount raised under this offering. The Company will deliver this circular to those persons who they believe might have interest in purchasing all or a part of this offering. The Company may generally solicit investors, including, but not limited to, the use of social media, newscasts, advertisements, roadshows and the like. Dalmore is a member of FINRA/SIPC (CRD 136352) and is the broker-dealer of record for this offering.

Investors wishing to participate in this offering should go to InvestZenlabs.com, where they can also find copies of this Offering Statement and our other SEC filings. You should click on the “Invest Now” button to be taken to a site hosted by DealMaker.com where you can fill out your subscription agreement, upload required documents (such as a copy of your driver’s license (or organizational documents if the investor is an entity), a completed IRS Form W-9, and your executed copy of the Company’s shareholders’ agreement), and submit payment for your subscription. The Company is accepting payments via credit card, ACH, and wire transfer. Please note that only payments made with wire transfer will be sent directly to the Company. Payments made using credit card or ACH will be sent to Equiniti Trust Company (“EQ”), who is acting as escrow agent and the Company’s transfer agent. Wire transfers are received directly by the Company. The Company will accept or reject subscriptions in its sole discretion and subscriptions will close on a monthly basis during the term of this offering.

If a subscription is rejected, EQ or the Company, as applicable, will return the investor’s funds to the investor following the monthly close of subscriptions. If a subscription is accepted, EQ will remit the funds to the Company and the Company will send issuance instructions to EQ for the accepted subscriptions. Subordinate Shares and Warrants purchased hereunder will be issued to investors electronically and held on the books of EQ. EQ will send an electronic welcome message and account statement evidencing the investor’s holdings to each accepted investor.

As of the date of this circular, we have not entered into any arrangements with any selling agents other than Dalmore to act of the broker/dealer of record, for the sale of the securities hereunder; however, we may engage one or more additional selling agents to sell the securities in the future. If we elect to do so, we will file a supplement to this circular to identify them. We do not pay promotions fees to third parties; however, we are aware of third party sites highlighting our offering. Statements on these sites should not be considered as coming from the Company and should not be relied upon in considering an investment in the Company. The Company disclaims all liability from claims made on such third party sites.

Our directors and officers will not register as broker-dealers under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker-dealer. The conditions are that:

●	the person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and

●	the person is not at the time of their participation an associated person of a broker-dealer; and

●	the person meets the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (i) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (ii) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and (iii) does not participate in selling and offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (a)(4)(iii) of Rule 3a4-1 of the Exchange Act.

Our officers and directors are not statutorily disqualified, are not being compensated, and are not associated with a broker-dealer. They are and will continue to hold their positions as officers or directors following the completion of the offering and have not been during the past twelve (12) months and are currently not brokers or dealers or associated with brokers or dealers. They have not nor will they participate in the sale of securities of any issuer more than once every twelve (12) months.

Our Subordinate Shares and Warrants are not now listed on any national securities exchange or the NASDAQ stock market nor listed on any quotation system. There is currently no market for our securities and there is no guarantee that an active trading market will develop in the future. There is also no guarantee that our securities will ever trade on any listed exchange or be quoted on OTC Markets. Accordingly, our shares should be considered highly illiquid, which inhibits investors’ ability to resell their shares.

Upon this circular being qualified by the SEC, the Company may offer and sell Units from time to time. This offering will terminate at the earlier to occur of: (i) all Units offered hereby are sold, or (ii) one year from the date this offering circular is qualified with the SEC. Notwithstanding the foregoing, the Company may terminate this offering at any time or extend this offering by ninety (90) days, in its sole discretion.

There can be no assurances that the Company will sell any or all of the securities. All Units will be offered on a “best efforts” basis.

Should any fundamental change occur regarding the status or other matters concerning the Company, we will file an amendment to this circular disclosing such matters.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

All subscription agreements and payments are irrevocable until accepted. A subscription agreement executed by a subscriber is not binding on the Company until it is accepted on our behalf by the Company. There is no minimum offering amount and no provision to escrow or return investor funds if any minimum number of Units is not sold. The minimum amount established for investors is $1,200, unless such minimum is waived on a case by case basis by the Company, in its sole discretion.

In conjunction with submission of a subscription agreement, each investor will be required to execute a copy of the Company’s shareholders’ agreement (the “Shareholders’ Agreement”), attached as an exhibit to the subscription agreement. Pursuant to the Shareholders’ Agreement, each shareholder will be limited in the manner and number of shares it is able to be transfer to third parties. Each investor will be required to make certain representations in the Shareholder Agreement relating to its suitability for investment in a cannabis related company. In addition, each investor must agree to provide such information as requested by the city of San Diego, the city of Oceanside, the DCC relating to Zenleaf and must agree to be listed as a “financially interested party” in Zenleaf as a result of its ownership in the Company or as an “owner” of Zenleaf should such investor acquire 20% or more of the interests or profits in the Company. Being classified as an owner places certain additional liabilities on an investor and would require a background check. There are limits on transfer of shares in the Company and the issuance of shares by the Company under the Shareholders’ Agreement. Investors may not transfer their shares in the Company except in accordance with the shareholders’ Agreement. In addition, pursuant to the Shareholder Agreement, if an investor is found to be disqualified from being a financially interested party or owner of the Company, or otherwise jeopardizes Zenleaf’s acquisition or maintenance of its required licenses, the shareholder will forefeet its interests in the Company and the Company will repurchase all interests of the Company held by such investor so that such investor will no longer be a shareholder of the Company. It should be noted that all future shareholders will be required to execute the Shareholders’ Agreement but that not all current shareholders have executed such agreement and may not in the future.

We will not apply for “blue sky” registration in any state. If applicable, the Units may not be offered or sold in certain jurisdictions unless they comply with the applicable securities laws of such jurisdictions by exemption, qualification or otherwise. We intend to sell the Units only in the jurisdictions in which an exemption from the registration requirements is available, and purchases of Units may be made only in those jurisdictions.

DESCRIPTION OF SECURITIES

The following description is a summary of the material rights of shareholders. Shareholder rights are dictated via the Company’s Notice of Articles and Articles. Each of the foregoing documents has been filed as an exhibit to this circular.

Subordinate Voting Shares

We are authorized to issue an unlimited number of shares of subordinate voting stock (“Subordinate Shares” or “Subordinate Voting Shares”) with Nil par value per share. As of September 7, 2021, there were approximately 23,116,517 Subordinate Shares issued and outstanding.

A description of the rights and restrictions of the Subordinate Voting Shares is set forth below:

Right to Notice and Vote:	Holders of Subordinate Voting Shares will be entitled to notice of and to attend at any meeting of the shareholders of the Company, except a meeting of which only holders of another particular class or series of shares of the Company will have the right to vote. At each such meeting, holders of Subordinate Voting Shares will be entitled to one vote in respect of each Subordinate Voting Share held.

Class Rights:

As long as any Subordinate Voting Shares remain outstanding, the Company will not, without the consent of the holders of the Subordinate Voting Shares by separate special resolution, prejudice or interfere with any right attached to the Subordinate Voting Shares. Holders of Subordinate Voting Shares will not be entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of Subordinate Voting Shares, or bonds, debentures or other securities of the Company.

Dividends:

Holders of Subordinate Voting Shares will be entitled to receive as and when declared by the directors of the Company, dividends in cash or property of the Company. No dividend will be declared or paid on the Subordinate Voting Shares unless the Company simultaneously declares or pays, as applicable, equivalent dividends (on an as converted to Subordinate Voting Share basis) on the Multiple Voting Shares.

Participation:

In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of Subordinate Voting Shares will, subject to the prior rights of the holders of any shares of the Company ranking in priority to the Subordinate Voting Shares, be entitled to participate ratably along with all other holders of Subordinate Voting Shares and Multiple Voting Shares (on an as-converted to Subordinate Voting Share basis).

Changes:

No subdivision or consolidation of the Subordinate Voting Shares or Multiple Voting Shares shall occur unless, simultaneously, the Subordinate Voting Shares and Multiple Voting Shares are subdivided or consolidated in the same manner, so as to maintain and preserve the relative rights of the holders of the shares of each of the said classes.

Transferability:	Holders of our Subordinate Shares may voluntarily transfer their shares by providing the Company with at least five (5) days’ prior written notice of the same. Notwithstanding the foregoing, no shareholder may transfer any shares which would cause any transferee to hold, beneficially own, or be entitled to more than 19.9% of the Company’s profits or the issued and outstanding shares of any class of the Company’s capital stock without (i) the prior written consent of the Company and (ii) such transferee providing all of the information and documents required by cannabis regulators for holders of the Company’s stock. Furthermore, a shareholder may be required to resell his/her/its shares to the Company if certain circumstances arise, such as a criminal conviction of the shareholder, that could (i) disqualify the Company or the affected shareholder from obtaining or maintaining any applicable license to operate a medical cannabis business or to be a shareholder of a medical cannabis business, or (ii) disqualify the Company or the affected shareholder from obtaining any applicable license to operate a recreational cannabis business or to be a shareholder of a recreational cannabis business, as further described in the Company’s Shareholder Agreement, attached hereto as an exhibit.

Multiple Voting Shares

We are authorized to issue an unlimited number of multiple voting shares (referred to herein as “multi-voting shares,” “Multivoting Shares,” or “Multiple Voting Shares”) with Nil par value per share. As of September 7, 2021, there were approximately 149,998 multiple voting shares issued and outstanding.

A description of the rights and restrictions of the Multiple Voting Shares is set forth below:

Right to Vote:

Holders of Multiple Voting Shares will be entitled to notice of and to attend at any meeting of the shareholders of the Company, except a meeting of which only holders of another particular class or series of shares of the Company will have the right to vote. At each such meeting, holders of Multiple Voting Shares will be entitled to two votes in respect of each Subordinate Voting Share into which such Multiple Voting Share could then be converted (currently 200 votes per Multiple Voting Share held).

Class Rights:

As long as any Multiple Voting Shares remain outstanding, the Company will not, without the consent of the holders of the Multiple Voting Shares by separate special resolution, prejudice or interfere with any right attached to the Multiple Voting Shares. Holders of Multiple Voting Shares will not be entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of Subordinate Voting Shares, or bonds, debentures or other securities of the Company.

Dividends:	The holders of the Multiple Voting Shares are entitled to receive such dividends as may be declared and paid to holders of the Subordinate Voting Shares in any financial year as the Board of the Company may by resolution determine, on an as-converted to Subordinate Voting Share basis. No dividend will be declared or paid on the Multiple Voting Shares unless the Company simultaneously declares or pays, as applicable, equivalent dividends (on an as converted to Subordinate Voting Share basis) on the Subordinate Voting Shares.

Participation:

In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of Multiple Voting Shares will, subject to the prior rights of the holders of any shares of the Company ranking in priority to the Multiple Voting Shares, be entitled to participate ratably along with all other holders of Multiple Voting Shares (on an as-converted to Subordinate Voting Share basis) and Subordinate Voting Shares.

Changes:

No subdivision or consolidation of the Subordinate Voting Shares or Multiple Voting Shares shall occur unless, simultaneously, the Subordinate Voting Shares and Multiple Voting Shares are subdivided or consolidated in the same manner, so as to maintain and preserve the relative rights of the holders of the shares of each of the said classes.

Transferability:	Holders of our Multiple Voting Shares may voluntarily transfer their shares by providing the Company with at least five (5) days’ prior written notice of the same. Notwithstanding the foregoing, no shareholder may transfer any shares which would cause any transferee to hold, beneficially own, or be entitled to more than 19.9% of the Company’s profits or the issued and outstanding shares of any class of the Company’s capital stock without (i) the prior written consent of the Company and (ii) such transferee providing all of the information and documents required by cannabis regulators for holders of the Company’s stock. Furthermore, a shareholder may be required to resell his/her/its shares to the Company if certain circumstances arise, such as a criminal conviction of the shareholder, that could (i) disqualify the Company or the affected shareholder from obtaining or maintaining any applicable license to operate a medical cannabis business or to be a shareholder of a medical cannabis business, or (ii) disqualify the Company or the affected shareholder from obtaining any applicable license to operate a recreational cannabis business or to be a shareholder of a recreational cannabis business, as further described in the Company’s Shareholder Agreement, attached hereto as an exhibit.

Warrants

Each Warrant offered hereby may be exercised into one (1) Subordinate Share. Warrants may be exercised any time until the date three (3) years from the date this offering statement is qualified by the SEC. Warrants may be exercised for U.S. $3.00 per share. No Warrant may be exercised if after issuance the holder would beneficially own more than 9.9% of the Company’s voting stock (as determined under Rule 13d-3 of the Securities Exchange Act of 1934).

Warrant holders may assign any of their rights or interests in and under the Warrants by providing the Company with no less than ten (10) days’ written notice of the same, provided that any assignee agrees to be bound by the terms of the Company’s shareholder agreement then in effect and such version in effect at the time of exercise of the Warrants.

The Company had issued certain warrants in conjunction with sales of Subordinate Shares on or around June 30, 2019, October 21, 2019, and December 13, 2019, which were all set to expire two (2) years after their respective issuances. On or around June 25, 2021, the Company approved extending the expiration date of the aforementioned warrants to June 30, 2023.

Units

Each Unit offered hereby consists of one (1) Subordinate Share and one (1) Warrant. Purchasers of the Company’s Units shall have the same rights, privileges, and restrictions as holders of our Subordinate Shares and Warrants, as above described.

INTEREST OF NAMED EXPERTS

The audited consolidated financial statements of the Company as of September 30, 2020, September 30, 2019 and October 1, 2018 have been included herein in reliance upon the reports of Dale Matheson Carr-Hilton Labonte LLP Chartered Professional Accountants, for the periods ended and as of September 30, 2020 and 2019 upon the authority of said firm as experts in accounting and auditing.

The legality of the securities offered under this offering circular is being passed upon by O’Neill Law LLP.

DESCRIPTION OF BUSINESS

Organization

The Company was incorporated in British Columbia, Canada under the name “Zenlabs Holdings Inc.” on March 4, 2019. The operations of the Company are carried on through its wholly owned subsidiaries, Zenwa Holdings, Inc.(“Zenwa”), Zenleaf LLC (“Zenleaf”) and PBI Design LLC (“PBI”). Zenleaf and PBI are limited liability companies formed under the laws of the State of California. Zenlabs acquired PBI January 1, 2019 and Zenleaf on October 31, 2019. Zenwa is a wholly owned subsidiary incorporated under the laws of the State of Washington on March 12, 2020. Prior to the acquisition of Zenleaf and PBI, Zenlabs had no active operations.

Zenleaf is the Company’s operational arm. Zenleaf was formed in December 2017 for the purpose of cultivating, producing and selling high quality cannabis through sophisticated pathogen indexing and elimination via high quality tissue cultures and proprietary propagation methodologies. PBI acts as paymaster entity for Zenleaf, handling financing, salaries and other financial activities for Zenleaf. Zenwa is used for certain non-plant touching banking activities.

On October 31, 2019, Zenlabs acquired Zenleaf pursuant to the terms of a merger agreement (the “Zenleaf Merger Agreement”), and its addendum (the “Addendum”), entered into among Zenlabs, Zenlabs Merger Sub, LLC, a wholly owned subsidiary of Zenlabs formed for the purpose of completing the acquisition of Zenleaf (“Zenlabs MergeCo”), and Zenleaf. Zenlabs MergeCo was merged with and into Zenleaf, with Zenleaf as the surviving entity, and Zenleaf became a wholly owned subsidiary of Zenlabs. Pursuant to the terms of the Zenleaf Merger Agreement and the Addendum, Zenlabs issued a total of 149,998 Multiple Voting Shares to the former members of Zenleaf. Zenleaf completed a merger with Zenleaf Labs LLC, a California limited liability company (“Zenleaf Labs”) on August 14, 2019 (the “Zenleaf Labs Merger”) pursuant to a merger agreement and plan of merger dated August 13, 2019 (the “Zenleaf Labs Merger Agreement”). As a result of the Zenleaf Labs Merger, Zenleaf Labs merged with and into Zenleaf, with Zenleaf as the surviving entity, for the total consideration of $10.00 paid to the members of Zenleaf Labs.

The Company’s securities are not traded on any national exchange or quoted on any trading platform and there is no market for the Units offered hereby.

Business

Zenlabs Holdings Inc. is a development stage company formed for the specific purpose of being a holding company for Zenleaf and its related entities. Prior to the acquisition of Zenleaf and PBI, Zenlabs had no active operations.

On October 31, 2019, Zenlabs acquired Zenleaf pursuant to the terms of a merger agreement (the “Zenleaf Merger Agreement”), and its addendum (the “Addendum”), entered into among Zenlabs, Zenlabs Merger Sub, LLC, a wholly owned subsidiary of Zenlabs formed for the purpose of completing the acquisition of Zenleaf (“Zenlabs MergeCo”), and Zenleaf. Zenlabs MergeCo was merged with and into Zenleaf, with Zenleaf as the surviving entity, and Zenleaf became a wholly owned subsidiary of Zenlabs. Pursuant to the terms of the Zenleaf Merger Agreement and the Addendum, Zenlabs issued a total of 149,998 Multiple Voting Shares to the former members of Zenleaf.

Zenleaf completed a merger with Zenleaf Labs LLC, a California limited liability company (“Zenleaf Labs”) on August 14, 2019 (the “Zenleaf Labs Merger”) pursuant to a merger agreement and plan of merger dated August 13, 2019 (the “Zenleaf Labs Merger Agreement”). As a result of the Zenleaf Labs Merger, Zenleaf Labs merged with and into Zenleaf, with Zenleaf as the surviving entity, for the total consideration of $10.00 paid to the members of Zenleaf Labs.

Zenleaf is an early stage cannabis company with operations based in California, USA. Zenleaf currently operates out of two locations, Arjons and Oceanside (each described below in more detail).

Zenleaf runs its nursery, indoor cultivation, and tissue culture activities through its Arjons Facility. Zenleaf had been conducting a hemp greenhouse nursery in Oceanside, but has subsequently ceased its hemp activities and has converted its Oceanside greenhouse to a non-hemp cannabis nursery. Zenleaf may sell its products only to other licensed cannabis entities and may not sell directly to the public. Through its transport only distribution license, Zenleaf can distribute its immature plants to other licensed entities and its flower to licensed entities other than retailers. Zenleaf will need to engage a third-party distributor if it wishes to sell its flower to retailers. Once Zenleaf sells products other than nursery plants, such products will be required by the state of California to pass third party testing, which may or may not be paid for by the Company depending on the arrangement between Zenleaf and the purchaser.

Through the Arjons Facility and the Oceanside Property, Zenleaf plans to cultivate, produce and sell higher quality cannabis using sophisticated pathogen indexing and elimination via high quality tissue cultures and proprietary propagation methodologies.

Proprietary Propagation Methodology

Through its team of growers, Zenleaf has developed a proprietary micropropagation method for cultivating and growing cannabis using tissue cultures.

Conventional cannabis cultivation and propagation methodologies use cloning or seeding to produce large scale numbers of cannabis plants. Conventional cloning uses cuttings from one plant (the “mother plant”) to create new plants that are genetic clones of the original plant. Compared to seeding, cloning can shorten the production time by weeks and ensure an entire crop of all female, genetically uniform cannabis plants with desired traits. This uniformity is even more critical in a legalized commercial market in which both regulators and consumers demand consistent quality in their cannabis products.

While cloning has many positives over traditional seeding, especially in commercial agriculture, there are some drawbacks to this method when growing cannabis. One problem is contamination. Even with the most stringent environmental controls and pest management systems, the process of cloning is prone to carrying viruses, mold, other diseases and pests into the next generation. Another issue can be genetic mutation. Mother plants must be meticulously cared for and kept in a constant vegetative state in order to keep producing clones. Even under the best controlled environments, mother plants can become stressed, which can negatively impact plant quality and harvest yield. In addition, because growing environments can have such a large influence on a plant’s phenotype, fully grown clones may not have the same characteristics as the mother plant. This can result in further phenotype variations in later generations that make it challenging to ensure the genetic integrity of the strain across future crops. In addition, conventional cloning is limited by the number of mother plants, and the rate at which they can be clipped without becoming overstressed, which in turn limits a grower’s ability to scale production.

Zenleaf has developed a proprietary micropropagation method that allows for better quality production with a smaller footprint. Zenleaf collects tissue samples from mother plants that undergo a tightly controlled process that begins with sterilization, followed by a series of nutrient-based growing solutions to trigger development. Throughout this process, temperature, humidity and light are uniformly controlled to ensure consistent results. This precision control over the growing environment can enhance the genetic potential of each cannabis plant to produce a more potent product. Once large enough and ready for trimming, the plant is multiplied into many identical plant shoots for starter plants that can be placed into a growing environment for production. The Zenleaf process enables better cannabis plants without decreasing potency and are free of pests, viruses and other harmful pathogens. The near certainty of producing pathogen-free plants is one of the biggest benefits of the Zenleaf process.

Zenleaf has collected over 125 genetic varieties of cannabis at the Arjons Facility. Most samples contain between 23-29% THC, making them high-quality and desirable in the current market.

Arjons Facility

The Company and its subsidiaries operate in a leased property in San Diego, California for use as corporate offices, wholesale warehouse and grow facilities (the “Arjons Facility”). The Arjons Facility is an approximately 12,393 square foot facility that is used by Zenleaf as a nursery, cultivation facility, and genetic banking and tissue culture lab. Zenleaf has secured a Conditional Use Permit (“CUP”) from the City of San Diego to conduct commercial cannabis cultivation, trimming, extraction, storage, and distribution activities at the Arjons Facility. Zenleaf has also secured a nursery, indoor cultivation and distribution licenses from the State of California for the Arjons Facility as set forth below:

License Type	Application ID Number	Expiry Date
Nursery Cultivation License (Adult-Use)	CCL19-0001263	August 16, 2022
Nursery Cultivation License (Medicinal)	CCL21-0000250	March 29, 2022
Distributor-Transport Only	C13-0000066-LIC	June 27, 2022
Small Indoor Cultivation License	CCL19-0003111	October 4, 2021

With these licenses, Zenleaf is carrying out its planned tissue culture operations, genetic banking, cultivation and nursery activities at the Arjons Facility. Zenleaf’s transport only distribution license allows it to distribute cannabis goods between licensees, but not to transport any cannabis goods, except for immature cannabis plants and/or seeds, to a licensed retailer or to the retailer portion of a licensed microbusiness.

Zenleaf’s genetic banking and tissue culture operations currently use approximately 700 square feet of the Arjons Facility. The genetic banking and tissue culture operations are currently only used internally by Zenleaf develop and maintain its own strains of cannabis. However, management is consideration options to monetize the genetic banking and tissue culture operations by offering them as services to third parties. Approximately 3,800 square feet of the Arjons Facility is currently dedicated to Zenleaf’s nursery operations. Zenleaf is also using approximately 2,200 square feet of the Arjons Facility for its cultivation operations and is in the process of expanding its cultivation division to allow for approximately 3,300 square feet of total cannabis flower canopy. The canopy space will be in indoor facilities to allow for complete light and environmental control during the growing process. Since the lighting and environment within the indoor facilities can be optimized for growing conditions, cannabis can be harvested year-round. The high-quality Arjons Facility cannabis is expected to sell for approximately $1,500 per pound.

In April 2019, Zenleaf transferred the Arjons Facility to ZLCA pursuant to a Property Assignment Agreement and a Novation Agreement (collectively, the “Arjons Facility Agreements”). Pursuant to the Arjons Facility Agreements, ZLCA agreed to assume debt in the amount of $2,000,000 represented by a Promissory Note issued in favor of various arms’ length lenders by Zenleaf. ZLCA’s manager is Michael Boshart, the current president of Zenlabs.

Zenleaf currently leases the Arjons Facility from ZLCA, LLC (“ZLCA”). Under the terms of its lease for the Arjons Facility, Zenleaf agreed to pay an initial base rent of $22,307.40 per month to ZLCA. On June 1, 2020 the base rent for the Arjons Facility will be increased by $0.60 per square foot. Thereafter, base rent for the Arjons Facility will increase by 3% per year. In addition to the base rent for the Arjons Facility, Zenleaf has agreed to pay to ZLCA 5% of Zenleaf’s monthly revenue less a credit for rent paid on the Arjons Facility once its revenues reach $3,000,000, which percentage rent will be capped at $300,000 per year. Michael Boshart, the president of Zenlabs and Zenleaf, is the owner of a 25.5% interest in ZLCA. Zenleaf has been granted the option to purchase the Arjons Facility from ZCLA for fair market value plus 20%. The purchase option shall commence on June 15, 2021 and expire on the date two (2) years thereafter, at which time it will become null and void. The lease is guaranteed by the Company.

Oceanside Property

The “Oceanside Property” consists of two lots located at 5710 N. River Rd., Oceanside, California 92057 (the “5710 Lot”) and 5712 N. River Rd., Oceanside, California 92057 (the “5712 Lot”). Zenleaf is operating a cannabis nursery at the Oceanside Property in greenhouses. There is currently one nursery greenhouse in operation on the Oceanside Property. Zenleaf has applied with the building authorities in the City of Oceanside to build up to three (3) additional greenhouses to expand its nursery operations. Zenleaf is also in the process of applying for licenses necessary to cultivate cannabis on the Oceanside Property.

On January 1, 2020, Zenleaf and Metz Properties LLC (“Metz Properties”), a company controlled by Karl Metz, a related party being the COO of Zenlabs and Zenleaf, entered into a lease agreement (the “First Oceanside Lease”) whereby Zenleaf agreed to lease and complete a build out of a 25,000 square foot facility located on the Oceanside Property. In consideration of the Oceanside Lease, Zenleaf agreed to pay Metz Properties $5,000 per month. The First Oceanside Lease was terminated in favor of a Lease with Option to Purchase for the 5712 Lot (the “5712 Lease”) and an Option to Lease for the 5710 Lot (the “5710 Option”) effective May 1, 2020.

Pursuant to the 5712 Lease, Zenleaf will lease up to two (2) acres of the 5712 Lot for $10,000 per acre per month. The 5712 Lease is structured so that it only covers the 25,000 space leased pursuant to the First Oceanside Lease initially, but the amount of leased land can be increased to cover the full two (2) acres or any portion thereof, upon mutual agreement between Zenleaf and Metz Properties and after Metz Properties has been given the opportunity to remove its property from newly-leased land. Zenleaf agreed to reimburse Met Properties for relocation fees up to $5,000 per acre. Zenleaf will have access to the 5712 Lot for purposes of preparing the 5712 Lot for its intended use even while only a portion of lot is being leased. The 5712 Lease will terminate on April 20, 2025, unless otherwise terminated by either party. Further, until December 31, 2020, Zenleaf had the right to purchase approximately 10.41 acres, comprising the entire 5712 Lot, for $4,000,000 (the “Purchase Option”). The Purchase Option expired on December 31, 2020.  The 5712 Lease may be terminated by Metz Properties at any time, with or without Zenleaf defaulting on the lease. During any period in which Zenleaf is in default, Metz Properties can enter the leased premises and relet it, or any part of it, to third parties for Zenleaf’s account. In such event, Zenleaf will be liable to Metz Properties for all costs Metz Properties incurs in reletting the leased premises, including, without limitation, brokers’ commissions, expenses of remodeling the leased premises required by the reletting, and like costs. On termination of the 5712 Lease for any reason, Metz Properties has the right to recover from Zenleaf (i) all unpaid rent that had been earned at the time of termination; (ii) the amount by which the unpaid rent that would have been earned after the date of termination of the Oceanside Lease until the time of award exceeds the amount of the loss of rent that Zenleaf proves could have been reasonably avoided; (iii) the amount of unpaid rent for the balance of the term after the time of award exceeds the amount of the loss of rent that Zenleaf proves could have been reasonably avoided; and (iv) any other amount, including court costs, necessary to compensate Metz Properties or all detriment proximately caused by Zenleaf’s default, if any.

The 5710 Option grants Zenleaf the option of leasing the approximately ten and a half (10.5) acres of the 5710 Lot or a portion thereof until the one (1) year anniversary of the date Zenleaf acquires the conditional use permit necessary to conduct its intended business on the Oceanside Property. At all times during the option term, Zenleaf and its representatives, employees, contractors and agents may enter upon the 5710 Lot to inspect the 5710 Lot and to engage in planning activities relative to the use of the lot. Upon Zenleaf’s exercise of the 5710 Option, Zenleaf and Metz Properties will enter into a lease agreement for the lease of the 5710 Lot or a portion thereof (the “5710 Lease”).

Pursuant to the 5710 Lease, Zenleaf will lease up to ten and a half (10.5) acres of the 5710 Lot for initial rent equal to $5,000 per acre per month. Rent will be increased 2.5% per acre per year, beginning May 1, 2021. The 5710 Lease has a term of seven (7) years. If only a portion of the 5710 Lot is leased, the specific portion to be leased will be agreed upon by mutual consent of Zenleaf and Metz Properties and after Metz Properties will be given seventy-five (75) days to remove its property from the newly-leased land. If the entire 5710 Lot is leased, Metz Properties will be given up to six (6) months to relocate its property. Zenleaf agreed to reimburse Met Properties for relocation fees up to $5,000 per acre. The 5710 Lease may be terminated by Metz Properties at any time, with or without Zenleaf defaulting on the lease. During any period Zenleaf is in default, Metz Properties can enter the leased premises and relet it, or any part of it, to third parties for Zenleaf’s account. In such event, Zenleaf will be liable to Metz Properties for all costs Metz Properties incurs in reletting the leased premises, including, without limitation, brokers’ commissions, expenses of remodeling the leased premises required by the reletting, and like costs. On termination of the 5710 Lease for any reason, Metz Properties has the right to recover from Zenleaf (i) all unpaid rent that had been earned at the time of termination; (ii) the amount by which the unpaid rent that would have been earned after the date of termination of the 5710 Lease until the time of award exceeds the amount of the loss of rent that Zenleaf proves could have been reasonably avoided; (iii) the amount of unpaid rent for the balance of the term after the time of award exceeds the amount of the loss of rent that Zenleaf proves could have been reasonably avoided; and (iv) any other amount, including court costs, necessary to compensate Metz Properties or all detriment proximately caused by Zenleaf’s default, if any. The 5710 Lease will also grant Zenleaf a right of first refusal to purchase the 5710 Lot in the event Metz Properties elects to sell the property.

Upon approval from the building authorities of the City of Oceanside, Zenleaf expects to build greenhouses on approximately ten and a half (10.5) acres designated at the 5710 Lot and two (2) acres designated at the 5712 Lot for cannabis cultivation. The Purchase Option does not need to be exercised prior to building commencing. The number of greenhouses to be built has not yet been determined and will be based largely on the proceeds generated under this offering and applicable city and state regulations. Notwithstanding the foregoing, before Zenleaf can cultivate cannabis at the Oceanside Property, it must receive its cultivation license from the CDFA, for which it must still complete the application. Zenleaf is in the process of receiving required approvals the building authorities of the City of Oceanside and the CDFA. Notwithstanding the foregoing, recent developments due to the novel coronavirus disease of 2019 (“COVID-19”) may cause unexpected delays in Zenleaf’s ability to provide necessary information or documentation to the Oceanside building authorities and/or CDFA and may delay the building authorities’ and/or CDFA’s responses to Zenleaf’s information and documentation submissions.

Regulatory Overview

The following is a discussion of the federal and state-level U.S. regulatory regimes in those jurisdictions where Zenlabs is currently involved through its subsidiaries and controlled entities. Zenleaf is directly and indirectly engaged in the cultivation, manufacture, possession, use, sale and distribution of cannabis in the recreational and/or medicinal cannabis marketplace in the State of California.

Although hemp and cannabis come from the same plant genus and species, they are legally distinct and are generally regulated, respectively, by two separate overarching bodies of law: the 2018 Farm Bill for hemp, and the CSA for cannabis. Hemp, by legal definition, contains less than 0.3% THC on a dry weight basis, which is not a sufficient level to create a psychoactive effect like cannabis.

United States Federal Regulation of Cannabis

In the United States, cannabis is regulated primarily at the state level. However, state laws regulating cannabis are in direct conflict with United States federal law, and the CSA in particular. The United States federal government regulates drugs through the CSA, which classifies cannabis (with the exception of hemp, which is no longer governed by the CSA) as a Schedule I drug. A Schedule I controlled substance is defined as a substance that has no currently accepted medical use in the United States, a lack of safety for use under medical supervision and a high potential for abuse. As a result, under United States federal law, the use, possession, cultivation and distribution of cannabis is illegal.

In contrast to the CSA and United States federal law, 36 states and the District of Columbia have legalized adult-use and/or medical marijuana. However, under the United States Constitution, U.S. federal law has pre-eminence over state law where the two conflict. Previously, the United States federal government sought to provide guidance to enforcement agencies and banking institutions with the introduction of the Cole Memo, issued by the then U.S. Deputy Attorney General James Michael Cole in 2013. The Cole Memo offered guidance to federal law enforcement agencies as to how to prioritize civil enforcement, criminal investigations and prosecutions regarding marijuana. The Cole Memo noted that several U.S. states had enacted laws relating to cannabis, and noted that cannabis related activities in U.S. states that had strong and effective regulatory enforcement controls, and that were conducted in compliance with those controls, did not threaten U.S. federal priorities. On January 4, 2018, former U.S. Attorney General Jeff Sessions issued a memorandum to U.S. district attorneys which rescinded the Cole Memo. With the Cole Memo rescinded, U.S. federal prosecutors have been given discretion in determining whether to prosecute cannabis related violations of U.S. federal law.

Since 2015, the Rohrbacher-Farr amendment (also known as the Rohrbacher-Blumenauer amendment, the Leahy amendment and the Hinchey-Rohrbacher amendment) to U.S. congressional spending bills has prevented the Department of Justice from spending federal funds to interfere with the implementation of state medical marijuana laws, and from prosecuting medical marijuana suppliers that comply with state medical marijuana laws. Because the Rohrbacher-Farr amendment is an amendment to federal spending bills, it must be renewed each year, and should not be viewed as U.S. federal legalization of medical cannabis. It was passed in 2020 effective through September 30, 2021.

In June 2019, the U.S. House of Representatives approved the Blumenauer-McClintock-Norton amendment, which, if passed into law, would similarly prevent the Department of Justice from spending federal funds to interfere with state adult-use (i.e. recreational) cannabis laws. The Blumenauer-McClintock-Norton amendment has not yet been passed by the U.S. Senate, and has not been passed into law. In addition, because the Blumenauer-McClintock-Norton amendment, if passed, would be an amendment to federal spending bills, it would need be renewed each year, and should not be viewed as U.S. federal legalization of adult-use cannabis. Furthermore, unless the Blumenauer-McClintock-Norton amendment is passed into law, of which there is no assurance, the Department of Justice is not prevented from prosecuting recreational cannabis suppliers – even those in compliance with state recreational cannabis laws.

In addition, due to the categorization of cannabis as a Schedule I drug under the CSA, U.S. federal law makes it illegal for financial institutions that depend on the Federal Reserve’s money transfer system to take any proceeds from cannabis sales as deposits. Banks and other financial institutions could be prosecuted for money laundering by providing services to cannabis-related businesses under the United States Currency and Foreign Transactions Reporting Act of 1970 (the “Bank Secrecy Act”).

The Department of the Treasury Financial Crimes Enforcement Network (“FinCEN”) has issued guidance advising federal prosecutors not to focus enforcement efforts on financial institutions that provide services to cannabis-related businesses that comply with state laws. The FinCEN guidance also clarifies that financial institutions can be consistent with their obligations under the Bank Secrecy Act by taking certain customer due diligence steps, but that they do so at their own risk. This has resulted in many financial institutions being unwilling to risk potential violation of federal law, and refusing to provide services to cannabis-related businesses. In some cases, banks that have provided services to cannabis-related businesses in the past have closed accounts and refused to open new accounts for cannabis related businesses.

In addition, Section 280E of the U.S. Internal Revenue Code prohibits businesses that engage in the trafficking of controlled substances under Schedule I or II of CSA from taking tax deductions or credits. As a result, the U.S. Internal Revenue Service has prohibited cannabis-related businesses, including medical cannabis suppliers operating in states that permit medical cannabis, from making deductions for ordinary business expenses. As a result, cannabis-related businesses in the United States effectively pay higher U.S. federal tax than other businesses.

State Regulation of Cannabis - California

Zenleaf’s current operations are limited to the State of California. In 1996, California was the first state to legalize medical marijuana through Proposition 215, the Compassionate Use Act of 1996 (“CUA”). Oakland, California, was the first jurisdiction to license commercial cannabis activities in the United States. This legalized the use, possession and cultivation of medical marijuana by patients with a physician recommendation for treatment of cancer, anorexia, AIDS, chronic pain, spasticity, glaucoma, arthritis, migraine, or any other illness for which marijuana provides relief.

In 2003, Senate Bill 420 was signed into law establishing an optional identification card system for medical marijuana patients.

In September 2015, the California legislature passed three bills collectively known as the “Medical Cannabis Regulation and Safety Act” (“MCRSA”). The MCRSA established a licensing and regulatory framework for medical marijuana businesses in California. The system created multiple license types for dispensaries, infused products manufacturers, cultivation facilities, testing laboratories, transportation companies, and distributors. Edible infused product manufacturers would require either volatile solvent or non-volatile solvent manufacturing licenses depending on their specific extraction methodology. Multiple agencies would oversee different aspects of the program and businesses would require a state license and local approval to operate. However, in November 2016, voters in California overwhelmingly passed Proposition 64, the “Adult Use of Marijuana Act” (“AUMA”) creating an adult-use marijuana program for adult-use 21 years of age or older. AUMA had some conflicting provisions with MCRSA, so in June 2017, the California State Legislature passed Senate Bill No. 94, known as Medicinal and Adult-Use Cannabis Regulation and Safety Act (“MAUCRSA”), which amalgamates MCRSA and AUMA to provide a set of regulations to govern medical and adult-use licensing regime for cannabis businesses in the State of California. The agency that regulates us at the state level is the Department of Cannabis Control (“DCC”). MAUCRSA went into effect on January 1, 2018.

In order to legally operate a medical or adult-use cannabis business in California, the operator must have both a local and state license. This requires license holders to operate in cities or counties with marijuana licensing programs. Therefore, cities and counties in California are allowed to determine the number of licenses they will issue to marijuana operators, or can choose to outright ban marijuana cultivation, manufacturing or sales. Licensure includes, among others, submission of background checks for officers, directors and significant owners of the licensed business, disclosure of other financially interested parties in the cannabis business, and adherence to a myriad of rules, regulations and tax obligations. Failure to comply with the foregoing could result in censure or suspension or revocation of a business’ licenses.

Disclosure of Investors to City and State Regulatory Authorities

Each investor will be required to make certain representations in the subscription agreement and the Company’s Shareholders’ Agreement relating to its suitability for investment in a cannabis related company. In addition, all investors must agree to provide such information as requested by the city of San Diego, the city of Oceanside, and the DCC relating to Zenleaf and must agree that it may be listed as a “financially interested party” in Zenleaf as a result of its ownership in the Company or as an “owner” of Zenleaf should it acquire 20% or more of the interests in the Company or its profits. Being classified as an owner places certain additional liability on an investor and would require a background check- investors should consult with the Company regarding the implications of the foregoing before acquiring 20% or more of the interests in the Company.

Market Information

According to Arcview Market Research, over the next ten (10) years, the legal cannabis industry will see growth around the globe. Spending on legal cannabis worldwide is expected to reach $57 billion by 2027. The adult-use (“recreational”) market is estimated to account for 67% of the spending, with medical cannabis rounding out the remaining 33%.

A clear majority of Americans now wants to see the drug made fully legal. California and Canada began selling marijuana to anyone over 21. Corporate behemoths like Altria (parent company of Marlboro cigarettes) and Constellation Brands (parent of Corona beer and Svedka vodka) made multi-billion dollar investments in cannabis companies. And Senate Majority Leader Mitch McConnell (R-KY) managed to include hemp legalization in the 2018 Farm Bill — de facto legalizing every part of the cannabis plant except THC. Growth in the region where the Company is located is the largest in the State of California. Production is about fifteen (15) to Sixteen (16) million pounds. Consumption in California is about three (3) million pounds; this means that about eighty percent (80%) of total cannabis production by weight is shipped to destinations outside the state and thus remains outside the legal and regulated system being implemented. Total farm revenue is likely to be about $16 billion, including $3 billion within California—about half of which is illegal—and $13 billion of illegal cannabis shipped out of California. As with other farm products, the retail revenues are much larger.

Eschker et al. (2018) estimated that manufactured products, including concentrates, edibles, and topicals, comprised about 30 percent of California’s legal medicinal cannabis segment (by revenue) in 2017, and will have a similar share of the fully regulated market that includes adult use cannabis.

Using the AIC estimate of a medicinal retail market of about $2.5 billion in 2017, this would generate a retail value of about $750 million. Eschker et al. (2018) estimate the average ratio of wholesale to retail prices for manufactured products is 0.4 during 2017. That ratio implies that retail sales value of $750 million means a wholesale revenue of approximately $300 million for manufactured products in the medicinal cannabis market.

Three (3) state agencies, including the Bureau of Cannabis Control, Department of Food and Agriculture, and Department of Public Health, are responsible for administering twenty-six (26) license types issued to cannabis operators active in every activity involved with creating consumable cannabis products. Dispensaries now operate one segment of the industry devoted to retail sales.

Cannabis is first produced by a cultivator who then transfers the harvested crop to a distributor, or manufacturer if slated to be extracted as a concentrate product. The distributor then conducts a quality assurance/control process, including facilitating testing with an independent laboratory, before transporting retail-packaged products to retailers.

While it was possible for cultivators to sell cannabis directly to the dispensary in bulk, 2018 cannabis regulations require products to be tested and packaged before they are transported to a retail store or delivery service.

Cultivators wishing to retain the same control over packaging and distribution will need to obtain their own distribution license or conduct their own marketing programs and contract with a distributor for testing, packaging, and transport.

At the same time, retailers will no longer have the option to package their own cannabis products, store and display bulk cannabis, or give away free products to adult users.

Denver Relief Consulting (“DRC”) and The Marijuana Policy Group (“MPG”) surveyed in 2018 cannabis product pricing in California’s medical market, as well as reviewing pricing trends in other regulated cannabis markets.

After developing average prices for the four product types in both the medical and adult-use markets, they applied them to the previously estimated flower equivalent market demand.

In 2018, DRC/MPG estimated the regulated California medical cannabis market to be $2.11 billion and the adult-use cannabis market to be $1.61 billion, totaling $3.72 billion. Forecasting beyond 2018, the two researchers considered continued reduction of unregulated channels (black and gray market operations), a gradual decrease of medical cannabis patients, fluctuations in product pricing, and potential consolidation of cannabis operators. Over the course of a five-year period, DRC/MPG expect the total California cannabis market to grow by 61.4%.

The projected growth of the California cannabis market is as follows:

The State of California had estimated that retail marijuana sales would exceed the $3 billion in 2017 sales, which came solely from medical marijuana outlets, but instead legal sales actually declined to $2.5 billion. As a result, tax revenues for the State were lower than projected. The fiscal year 2018 state budget estimated $185 million in marijuana sales taxes, but actually gathered only about $84 million. Current tax projections have tax revenues for the fiscal year 2019 at $471 million.

In California, legal cannabis sales are saddled with a $9.25 per ounce cultivation tax paid by growers, as well as a 15% retail excise tax and a 7.25% retail sales tax paid by consumers. When you add in local taxes, pot buyers in some counties could be paying as much as 45% in aggregate tax on legal weed. “Right now, the illicit market is dominating California’s cannabis industry,” said Assembly member Tom Lackey (R-Palmdale). “These are bad people who are making our communities unsafe. We need to give the good guys a chance to succeed otherwise our one chance at creating a regulated industry will be compromised.”

Employees

We currently have 13 full-time employees and 1 part-time employee.

Reports to Security Holders

Once this offering circular is declared effective by the SEC, we will be required to file reports and other information with the SEC on an annual and semi-annual basis. You may read and copy any document that we file at the SEC’s public reference facilities at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about its public reference facilities. Our SEC filings are available to you free of charge at the SEC’s web site at www.sec.gov. We are an electronic filer with the SEC and, as such, our information is available through the Internet site maintained by the SEC that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. This information may be found at www.sec.gov and posted on our website at http://www.zenlabsca.com.

DESCRIPTION OF PROPERTY

The Company does not currently own any real property. We do however, with our subsidiaries, currently lease (i) the Arjons Facility, consisting of a 12,393 square foot facility located in San Diego, California, and (ii) approximately 25,000 square feet on the 5712 Lot.

LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings in which we are involved.

MARKET PRICE, DIVIDENDS, AND RELATED STOCKHOLDER MATTERS

There is no market for our securities and no information relating to market price of our shares is included in this circular. You should not purchase Units if you are uncomfortable investing without this information.

As of July 26, 2021, there were approximately 875 shareholders of record for our Subordinate Shares and 9 shareholders of record for our multiple voting shares.

We have not declared any cash dividends on our Subordinate Shares since inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

INCOME TAX CONSIDERATIONS

You should consult your own professional advisers to obtain advice on the income tax consequences that apply to you.

Canadian Income Tax Consequences

We consider that the following summary fairly describes the principal Canadian federal income tax consequences applicable to a holder of our Subordinate Shares who at all material times deals at arm’s length with the Company, who holds all Subordinate Shares as capital property, who is resident in the United States, who is not a resident of Canada and who does not use or hold and is not deemed to use or hold, his Subordinate Shares of the Company in connection with carrying on a business in Canada (a “non-resident holder”). Accordingly, holders and prospective holders of our Subordinate Shares should consult with their own tax advisors with respect to the income tax consequences of them purchasing, owing and disposing of our Subordinate Shares.

This summary is based upon the current provisions of the Income Tax Act (Canada) (the “ITA”), the regulations there under, the Canada-United States Tax Convention as amended by the protocols thereto (the “Treaty”) as at the date of this registration statement and the currently publicly announced administrative and assessing policies of the Canada Revenue Agency (the “CRA”). This summary does not consider Canadian provincial income tax consequences. This description is not exhaustive of all possible Canadian federal income tax consequences and does not consider or anticipate any changes in law, whether by legislative, governmental or judicial action. This summary does, however, consider all specific proposals to amend the ITA and regulations there under, publicly announced by the Government of Canada to the date hereof.

This summary does not address potential tax effects relevant to the Company or those tax considerations that depend upon circumstances specific to each investor. Accordingly, holders and prospective holders of our Subordinate Shares and Warrants should consult with their own tax advisors with respect to the income tax consequences to them of purchasing, owning and disposing of Subordinate Shares and Warrants in the Company.

Dividends

The ITA provides that dividends and other distributions deemed to be dividends paid or deemed to be paid by a Canadian resident corporation (such as the Company) to a non-resident of Canada shall be subject to a non-resident withholding tax equal to 25% of the gross amount of the dividend of deemed dividend. Provisions in the ITA relating to dividend and deemed dividend payments to and gains realized by non-residents of Canada, who are residents of the United States, are subject to the Treaty. The Treaty may reduce the withholding tax rate on dividends as discussed below.

Article X of the Treaty as amended by the US-Canada Protocol ratified on November 9, 1995 provides a 5% withholding tax on gross dividends or deemed dividends paid to a United States corporation which beneficially owns at least 10% of the voting stock of the company paying the dividend. In cases where dividends or deemed dividends are paid to a United States resident (other than a corporation) or a United States corporation which beneficially owns less than 10% of the voting stock of a company, a withholding tax of 15% is imposed on the gross amount of the dividend or deemed dividend paid. We would be required to withhold any such tax from the dividend and remit the tax directly to CRA for the account of the investor.

The reduction in withholding tax from 25%, pursuant to the Treaty, will not be available:

(a)	if the shares in respect to which the dividends are paid formed part of the business property or were otherwise effectively connected with a permanent establishment or fixed base that the holder has or had in Canada within the 12 months preceding the disposition, or

(b)	the holder is a U.S. LLC which is not subject to tax in the U.S.

The Treaty generally exempts from Canadian income tax dividends paid to a religious, scientific, literary, educational, or charitable organization or to an organization exclusively administering a pension, retirement or employee benefit fund or plan, if the organization is resident in the U.S. and is exempt from income tax under the laws of the U.S.

Capital Gains

A non-resident holder is not subject to tax under the ITA in respect to capital gains realized upon the disposition of one of our shares unless the share represents “taxable Canadian property” to the holder thereof. Our Subordinate Shares will be considered taxable Canadian property of a non-resident holder only if:

(a)	the non-resident holder;

(b)	persons with whom the non-resident holder did not deal at arm’s length; or

(c)	the non-resident holder and persons with whom he did not deal at arm’s length;

owned not less than 25% of the issued shares of any class or series of the Company at any time during the five-year period preceding the disposition. In the case of a non-resident holder to whom shares of the Company represent taxable Canadian property and who is resident in the United States, no Canadian taxes will generally be payable on a capital gain realized on such shares by reason of the Treaty unless:

(a)	the value of such shares is derived principally from real property (including resource property) situated in Canada,

(b)	the holder was resident in Canada for 120 months during any period of 20 consecutive years preceding and at any time during the 10 years immediately preceding, the disposition and the shares were owned by him when he ceased to be a resident of Canada,

(c)	they formed part of the business property or were otherwise effectively connected with a permanent establishment or fixed base that the holder has or had in Canada within the 12 months preceding the disposition, or

(d)	the holder is a U.S. LLC which is not subject to tax in the U.S.

If subject to Canadian tax on such a disposition, the taxpayer’s capital gain (or capital loss) from a disposition is the amount by which the taxpayer’s proceeds of disposition exceed (or are exceeded by) the aggregate of the taxpayer’s adjusted cost base of the shares and reasonable expenses of disposition. For Canadian income tax purposes, the “taxable capital gain” is equal to one-half of the capital gain.

RRSP

Not all securities are eligible for investment in a registered retirement savings plan (“RRSP”). You should consult your own professional advisers to obtain advice on the RRSP eligibility of these securities.

U.S. Federal Income Tax Consequences

The following is a discussion of the material United States Federal income tax consequences, under current law, applicable to a U.S. Holder (as defined below) of our Subordinate Shares who holds such shares as capital assets. This discussion does not address all potentially relevant Federal income tax matters and it does not address consequences peculiar to persons subject to special provisions of Federal income tax law, such as those described below as excluded from the definition of a U.S. Holder. In addition, this discussion does not cover any state, local, or foreign tax consequences. (See “Canadian Federal Income Tax Consequences” above.)

The following discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, published Internal Revenue Service (“IRS”) rulings, published administrative positions of the IRS and court decisions that are currently applicable. Any or all of these could be materially and adversely changed (possibly on a retroactive basis) at any time. In addition, this discussion does not consider the potential effects (both adverse and beneficial) of any recently proposed legislation which, if enacted, could be applied (possibly on a retroactive basis) at any time.

The discussion below does not address potential tax effects relevant to the Company or those tax considerations that depend upon circumstances specific to each investor. In addition, this discussion does not address the tax consequences that may be relevant to particular investors subject to special treatment under certain U.S. Federal income tax laws, such as, dealers in securities, tax-exempt entities, banks, insurance companies and non-U.S. Holders. Purchasers of our Subordinate Shares should therefore satisfy themselves as to the overall tax consequences of their ownership of our Subordinate Shares, including the State, local and foreign tax consequences thereof (which are not reviewed herein) and should consult their own tax advisors with respect to their particular circumstances.

U.S. Holders

As used herein, a “U.S. Holder” includes a beneficial holder of capital stock of the Company who is a citizen or resident of the United States, a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision thereof, any trust if a US court is able to exercise primary supervision over the administration of the trust and one or more US persons have the authority to control all substantial decisions of the trust, any entity created or organized in the United States which is taxable as a corporation for U.S. tax purposes and any other person or entity whose ownership of capital stock of the Company is effectively connected with the conduct of a trade or business in the United States. A U.S. Holder does not include persons subject to special provisions of Federal income tax law such as tax-exempt organizations, qualified retirement plans, financial institutions, insurance companies, real estate investment trusts, regulated investment companies, broker-dealers, non-resident alien individuals or foreign corporations whose ownership of our capital stock is not effectively connected with the conduct of a trade or business in the United States and shareholders who acquired their shares through the exercise of employee stock options or otherwise as compensation

Dividend Distribution on Shares of the Company

U.S. Holders receiving dividend distributions (including constructive dividends) with respect to the Subordinate Shares of the Company are required to include in gross income for United States Federal income tax purposes the gross amount of such distributions to the extent that we have current or accumulated earnings and profits, without reduction for any Canadian income tax withheld from such distributions. Such Canadian tax withheld may be deducted or may be credited against actual tax payable, subject to certain limitations and other complex rules, against the U.S. Holder’s United States Federal taxable income (see “Foreign Tax Credit” below). To the extent that distributions exceed our current or accumulated earnings and profits, these distributions will be treated first as a return of capital to the extent of the shareholder’s basis in the Subordinate Shares of the Company and thereafter as gain from the sale or exchange of the Subordinate Shares of the Company. Preferential tax rates for net long-term capital gains may be applicable to a U.S. holder whether they be an individual, estate, or trust.

In general, dividends paid on our Subordinate Shares will not be eligible for the dividends received deduction provided to corporations receiving dividends from certain United States corporations.

Foreign Tax Credit

A U.S. Holder who pays (or who has had withheld from distributions) Canadian income tax with respect to the ownership of our Subordinate Shares may be entitled, at the election of the U.S. Holder, to either a deduction or a tax credit for such foreign tax paid or withheld. This election is made on a year-by-year basis and generally applies to all foreign income taxes paid by (or withheld from) the U.S. Holder during that year. There are significant and complex limitations which apply to the credit, among which is the general limitation that the credit cannot exceed the proportionate share of the U.S. Holder’s United States income tax liability that the U.S. Holder’s foreign source income bears to his or its world-wide taxable income. In determining the application of this limitation, the various items of income and deduction must be classified into foreign and domestic sources. Complex rules govern income such as “passive income”, “high withholding tax interest”, “financial services income”, “shipping income” and certain other classifications of income. A U.S. Holder who is treated as a domestic U.S. corporation owning 10% or more of our voting stock is also entitled to a deemed paid foreign tax credit in certain circumstances for the underlying foreign tax of the Company related to dividends received or Subpart F income received from us. (See the discussion below of Controlled Foreign Corporations). The availability of the foreign tax credit and the application of the limitations on the foreign tax credit are fact specific and holders and prospective holders of our Subordinate Shares should consult their own tax advisors regarding their individual circumstances.

Disposition of Subordinate Voting Shares and Warrants

If a U.S. Holder is holding shares as a capital asset, a gain or loss realized on a sale of our Subordinate Shares and Warrants will generally be a capital gain or loss and will be long-term if the shareholder has a holding period of more than one year. However, gains realized upon sale of our Subordinate Shares or Warrants may, under certain circumstances, be treated as ordinary income if we were determined to be a “collapsible corporation” within the meaning of Code Section 341 based on the facts in existence on the date of the sale (See below for definition of “collapsible corporation”). The amount of gain or loss recognized by a selling U.S. Holder will be measured by the difference between (i) the amount realized on the sale and (ii) his tax basis in our Subordinate Shares and Warrants. Capital losses are deductible only to the extent of capital gains. However, in the case of taxpayers other than corporations (U.S.) $3,000 ($1,500 for married individuals filing separately) of capital losses are deductible against ordinary income annually. In the case of individuals and other non-corporate taxpayers, capital losses that are not currently deductible may be carried forward to other years. In the case of corporations, capital losses that are not currently deductible are carried back to each of the three (3) years preceding the loss year and forward to each of the five years succeeding the loss year.

A “collapsible corporation” is a corporation that is formed or availed principally to manufacture, construct, produce, or purchase prescribed types or property that the corporation holds for less than three (3) years and that generally would produce ordinary income on its disposition with a view to the shareholders selling or exchanging their stock and thus realizing gain before the corporation realizes two thirds of the taxable income to be derived from prescribed property. Prescribed property includes: stock in trade and inventory; property held primarily for sale to customers in the ordinary course of business; unrealized receivables or fees, consisting of rights to payment for noncapital assets delivered or to be delivered, or services rendered or to be rendered to the extent not previously included in income, but excluding receivables from selling property that is not prescribed; and property gain on the sale of which is subject to the capital gain/ordinary loss rule. Generally, a shareholder who owns directly or indirectly five percent or less of the outstanding stock of the corporation may treat gain on the sale of his shares as capital gain.

Other Considerations for U.S. Holders

In the following circumstances, the above sections of this discussion may not describe the United States Federal income tax consequences resulting from the holding and disposition of our Subordinate Shares and Warrants. Our management is of the opinion that there is little, if not, any likelihood that we will be deemed a “Foreign Personal Holding Company”, a “Foreign Investment Company” or a “Controlled Foreign Corporation” (each as defined below) under current and anticipated conditions.

Foreign Personal Holding Company

If at any time during a taxable year more than 50% of the total combined voting power or the total value of our outstanding shares is owned, actually or constructively, by five or fewer individuals who are citizens or residents of the United States and 60% or more of our gross income for such year was derived from certain passive sources (e.g., from dividends received from its subsidiaries), we would be treated as a “foreign personal holding company.” In that event, U.S. Holders that hold Subordinate Shares in our capital would be required to include in income for such year their allocable portion of our passive income which would have been treated as a dividend had that passive income actually been distributed.

Foreign Investment Company

If 50% or more of the combined voting power or total value of our outstanding shares are held, actually or constructively, by citizens or residents of the United States, United States domestic partnerships or corporations, or estates or trusts other than foreign estates or trusts (as defined by the Code Section 7701(a)(31)) and we are found to be engaged primarily in the business of investing, reinvesting, or trading in securities, commodities, or any interest therein, it is possible that we might be treated as a “foreign investment company” as defined in Section 1246 of the Code, causing all or part of any gain realized by a U.S. Holder selling or exchanging our Subordinate Shares or Warrants to be treated as ordinary income rather than capital gains.

Passive Foreign Investment Company

A U.S. Holder who holds stock in a foreign corporation during any year in which such corporation qualifies as a passive foreign investment company (“PFIC”) is subject to U.S. federal income taxation of that foreign corporation under one of two alternative tax methods at the election of each such U.S. Holder.

Section 1297 of the Code defines a PFIC as a corporation that is not formed in the United States and, for any taxable year, either (i) 75% or more of its gross income is “passive income,” which includes interest, dividends and certain rents and royalties or (ii) the average percentage, by value (or, if the company is a controlled foreign corporation or makes an election, adjusted tax basis), of its assets that produce or are held for the production of “passive income” is 50% or more. For taxable years of U.S. persons beginning after December 31, 1997 and for tax years of foreign corporations ending with or within such tax years, the Taxpayer Relief Act of 1997 provides that publicly traded corporations must apply this test on a fair market value basis only. We believe that we currently do not qualify as a PFIC because our passive income producing assets are less than 50% of our total assets.

If we are determined to be a PFIC, each U.S. Holder must determine under which of the alternative tax methods it wishes to be taxed. Under one method, a U.S. Holder who elects in a timely manner to treat the Company as a Qualified Electing Fund (“QEF”), as defined in the Code, (an “Electing U.S. Holder”) will be subject, under Section 1293 of the Code, to current federal income tax for any taxable year in which we qualify as a PFIC on his pro-rata share of our (i) “net capital gain” (the excess of net long-term capital gain over net short-term capital loss), which will be taxed as long-term capital gain to the Electing U.S. Holder and (ii) “ordinary earnings” (the excess of earnings and profits over net capital gain), which will be taxed as ordinary income to the Electing U.S. Holder, in each case, for the U.S. Holder’s taxable year in which (or with which) our taxable year ends, regardless of whether such amounts are actually distributed. Such an election once made shall apply to all subsequent years unless revoked with the consent of the IRS.

A QEF election also allows the Electing U.S. Holder to (i) generally treat any gain realized on the disposition of his Subordinate Shares (or deemed to be realized on the pledge of his Subordinate Shares or Warrants) as capital gain; (ii) treat his share of our net capital gain, if any, as long-term capital gain instead of ordinary income, and (iii) either avoid interest charges resulting from PFIC status altogether (see discussion of interest charge below), or make an annual election, subject to certain limitations, to defer payment of current taxes on his share of our annual realized net capital gain and ordinary earnings subject, however, to an interest charge. If the Electing U.S. Holder is an individual, such an interest charge would be not deductible.

The procedure a U.S. Holder must comply with in making a timely QEF election will depend on whether the year of the election is the first year in the U.S. Holder’s holding period in which we are a PFIC. If the U.S. Holder makes a QEF election in such first year, (sometimes referred to as a “Pedigreed QEF Election”), then the U.S. Holder may make the QEF election by simply filing the appropriate documents at the time the U.S. Holder files its tax return for such first year. If, however, we qualified as a PFIC in a prior year, then the U.S. Holder may make an “Unpedigreed QEF Election” by recognizing as an “excess distribution” (i) under the rules of Section 1291 (discussed below), any gain that he would otherwise recognize if the U.S. Holder sold his stock on the qualification date (Deemed Sale Election) or (ii) if we are a controlled foreign corporation (“CFC”), the Holder’s pro rata share of the corporation’s earnings and profits (Deemed Dividend Election) (But see “Elimination of Overlap Between Subpart F Rules and PFIC Provisions”). The effect of either the deemed sale election or the deemed dividend election is to pay all prior deferred tax, to pay interest on the tax deferral and to be treated thereafter as a Pedigreed QEF as discussed in the prior paragraph. With respect to a situation in which a Pedigreed QEF election is made, if we no longer qualify as a PFIC in a subsequent year, normal Code rules and not the PFIC rules will apply.

If a U.S. Holder has not made a QEF Election at any time (a “Non-electing U.S. Holder”), then special taxation rules under Section 1291 of the Code will apply to (i) gains realized on the disposition (or deemed to be realized by reason of a pledge) of his Subordinate Shares and (ii) certain “excess distributions”, as specially defined, by the Company. An “excess distribution” is any current-year distribution in respect of PFIC stock that represents a ratable portion of the total distributions in respect of the stock during the year that exceed 125% of the average amount of distributions in respect of the stock during the three preceding years.

A Non-electing U.S. Holder generally would be required to pro-rate all gains realized on the disposition of his Subordinate Shares and all excess distributions over the entire holding period for the Subordinate Shares. All gains or excess distributions allocated to prior years of the U.S. Holder (other than years prior to our first taxable year during such U.S. Holder’s holding period and beginning after January, 1987 for which it was a PFIC) would be taxed at the highest tax rate for each such prior year applicable to ordinary income. The Non-electing U.S. Holder also would be liable for interest on the deferred tax liability for each such prior year calculated as if such liability had been due with respect to each such prior year. A Non-electing U.S. Holder that is an individual is not allowed a deduction for interest on the deferred tax liability. The portions of gains and distributions that are not characterized as “excess distributions” are subject to tax in the current year under the normal tax rules of the Internal Revenue Code.

If we are a PFIC for any taxable year during which a Non-electing U.S. Holder holds Subordinate Shares, then we will continue to be treated as a PFIC with respect to such Subordinate Shares, even if it is no longer by definition a PFIC. A Non-electing U.S. Holder may terminate this deemed PFIC status by electing to recognize gain (which will be taxed under the rules discussed above for Non-Electing U.S. Holders) as if such Subordinate Shares had been sold on the last day of the last taxable year for which it was a PFIC.

Under Section 1291(f) of the Code, the Department of the Treasury has issued proposed regulations that would treat as taxable certain transfers of PFIC stock by Non-electing U.S. Holders that are generally not otherwise taxed, such as gifts, exchanges pursuant to corporate reorganizations and transfers at death. If a U.S. Holder makes a QEF Election that is not a Pedigreed Election (i.e., it is made after the first year during which we are a PFIC and the U.S. Holder holds our shares) (a “Unpedigreed Election”), the QEF rules apply prospectively but do not apply to years prior to the year in which the QEF first becomes effective. U.S. Holders should consult their tax advisors regarding the specific consequences of making a Non-Pedigreed QEF Election.

Certain special, generally adverse, rules will apply with respect to the Subordinate Shares while we are a PFIC whether or not it is treated as a QEF. For example, under Section 1297(b)(6) of the Code (as in effect prior to the Taxpayer Relief Act of 1997), a U.S. Holder who uses PFIC stock as security for a loan (including a margin loan) will, except as may be provided in regulations, be treated as having made a taxable disposition of such stock.

The foregoing discussion is based on currently effective provisions of the Code, existing and proposed regulations thereunder, and current administrative rulings and court decisions, all of which are subject to change. Any such change could affect the validity of this discussion. In addition, the implementation of certain aspects of the PFIC rules requires the issuance of regulations which in many instances have not been promulgated and which may have retroactive effect. There can be no assurance that any of these proposals will be enacted or promulgated, and if so, the form they will take or the effect that they may have on this discussion. Accordingly, and due to the complexity of the PFIC rules, U.S. Holders of the Company are strongly urged to consult their own tax advisors concerning the impact of these rules on their investment in the Company. For a discussion of the impact of the Taxpayer Relief Act of 1997 on a U.S. Holder of a PFIC, see “Mark-to-Market Election for PFIC Stock Under the Taxpayer Relief Act of 1997” and “Elimination of Overlap Between Subpart F Rules and PFIC Provisions” below.

Mark-to-Market Election for PFIC Stock under the Taxpayer Relief Act of 1997

The Taxpayer Relief Act of 1997 provides that a U.S. Holder of a PFIC may make a mark-to-market election with respect to the stock of the PFIC if such stock is marketable as defined below. This provision is designed to provide a current inclusion provision for persons that are Non-Electing Holders. Under the election, any excess of the fair market value of the PFIC stock at the close of the tax year over the Holder’s adjusted basis in the stock is included in the Holder’s income. The Holder may deduct any excess of the adjusted basis of the PFIC stock over its fair market value at the close of the tax year. However, deductions are limited to the net mark-to-market gains on the stock that the Holder included in income in prior tax years, or so called “unreversed inclusions.” For purposes of the election, PFIC stock is marketable if it is regularly traded on (1) a national securities exchange that is registered with the SEC, (2) the national market system established under Section II A of the Exchange Act, or (3) an exchange or market that the IRS determines has rules sufficient to ensure that the market price represents legitimate and sound fair market value.

A Holder’s adjusted basis of PFIC stock is increased by the income recognized under the mark-to-market election and decreased by the deductions allowed under the election. If a U.S. Holder owns PFIC stock indirectly through a foreign entity, the basis adjustments apply to the basis of the PFIC stock in the hands of the foreign entity for the purpose of applying the PFIC rules to the tax treatment of the U.S. owner. Similar basis adjustments are made to the basis of the property through which the U.S. persons hold the PFIC stock.

Income recognized under the mark-to-market election and gain on the sale of PFIC stock with respect to which an election is made is treated as ordinary income. Deductions allowed under the election and loss on the sale of PFIC with respect to which an election is made, to the extent that the amount of loss does not exceed the net mark-to-market gains previously included, are treated as ordinary losses. The U.S. or foreign source of any income or losses is determined as if the amount were a gain or loss from the sale of stock in the PFIC.

If PFIC stock is owned by a CFC (discussed below), the CFC is treated as a U.S. person that may make the mark-to-market election. Amounts includible in the CFC’s income under the election are treated as foreign personal holding company income and deductions are allocable to foreign personal holding company income.

The above provisions apply to tax years of U.S. persons beginning after December 31, 1997, and to tax years of foreign corporations ending with or within such tax years of U.S. persons.

The rules of Code Section 1291 applicable to nonqualified funds as discussed above generally do not apply to a U.S. Holder for tax years for which a mark-to-market election is in effect. If Code Section 1291 is applied and a mark-to-market election was in effect for any prior tax year, the U.S. Holder’s holding period for the PFIC stock is treated as beginning immediately after the last tax year of the election. However, if a taxpayer makes a mark-to-market election for PFIC stock that is a nonqualified fund after the beginning of a taxpayer’s holding period for such stock, a co-ordination rule applies to ensure that the taxpayer does not avoid the interest charge with respect to amounts attributable to periods before the election.

Controlled Foreign Corporation Status

If more than 50% of the voting power of all classes of stock or the total value of the stock of the Company is owned, directly or indirectly, by U.S. Holders, each of whom own after applying rules of attribution 10% or more of the total combined voting power of all classes of stock of the Company, we would be treated as a “controlled foreign corporation” or “CFC” under Subpart F of the Code. This classification would bring into effect many complex results including the required inclusion by such 10% U.S. Holders in income of their pro rata shares of “Subpart F income” (as defined by the Code) of the Company and our earnings invested in “U.S. property” (as defined by Section 956 of the Code). In addition, under Section 1248 of the Code if we are considered a CFC at any time during the five-year period ending with the sale or exchange of its stock, gain from the sale or exchange of Subordinate Shares or Warrants of the Company by such a 10% U.S. Holder of our Subordinate Shares at any time during the five-year period ending with the sale or exchange is treated as ordinary dividend income to the extent of our earnings and profits attributable to the stock sold or exchanged. Because of the complexity of Subpart F and because we may never be a CFC, a more detailed review of these rules is beyond the scope of this discussion.

Elimination of Overlap between Subpart F Rules and PFIC Provisions

Under the Taxpayer Relief Act of 1997, a PFIC that is also a CFC will not be treated as a PFIC with respect to certain 10% U.S. Holders. For the exception to apply, (i) the corporation must be a CFC within the meaning of section 957(a) of the Code and (ii) the U.S. Holder must be subject to the current inclusion rules of Subpart F with respect to such corporation (i.e., the U.S. Holder is a “United States Shareholder,” see “Controlled Foreign Corporation,” above). The exception only applies to that portion of a U.S. Holder’s holding period beginning after December 31, 1997. For that portion of a United States Holder before January 1, 1998, the ordinary PFIC and QEF rules continue to apply.

As a result of this new provision, if we were ever to become a CFC, U.S. Holders who are currently taxed on their pro rata shares of Subpart F income of a PFIC which is also a CFC will not be subject to the PFIC provisions with respect to the same stock if they have previously made a Pedigreed QEF Election. The PFIC provisions will however continue to apply to U.S Holders for any periods in which Subpart F does not apply (for example he is no longer a 10% Holder or we are no longer a CFC) and to U.S. Holders that did not make a Pedigreed QEF Election unless the U.S. Holder elects to recognize gain on the PFIC shares held in the Company as if those shares had been sold.

ALL PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF PURCHASING THE SUBORDINATE VOTING SHARES OF THE COMPANY.

FATCA

The U.S. Foreign Account Tax Compliance Act (“FATCA”) will generally impose a 30% withholding tax on dividends on our Subordinate Shares that are paid to: (i) a foreign financial institution (as that term is defined in Section 1471(d)(4) of the Code and the Treasury regulations thereunder) unless that foreign financial institution enters into an agreement with the U.S. Treasury Department to collect and disclose information regarding U.S. account holders of that foreign financial institution (including certain account holders that are foreign entities that have U.S. owners) and satisfies other requirements, or is otherwise exempt from FATCA withholding; and (ii) a “non-financial foreign entity” (as that term is defined in Section 1472(d) of the Code and the Treasury regulations thereunder) unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity satisfies other specified requirements, or otherwise is exempt from FATCA withholding. Intergovernmental agreements entered between the United States and a foreign jurisdiction may modify these requirements. A Non-U.S. Holder should consult its own tax advisor regarding the application of this legislation to it.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Zenlabs Holdings Inc. is a British Columbia corporation. During the year ended September 30, 2019, the Company acquired California based subsidiaries which offer services to cannabis markets. The subsidiaries are engaged in genetic preservation, pathogen elimination, young plant production and cultivation.

RESULTS OF OPERATIONS FOR FISCAL YEAR ENDED SEPTEMBER 30, 2020

The Company’s cash balance as of September 30, 2020 was $850,374.

Revenue: Total revenue for the year ended September 30, 2020 was $288,328 compared to $1,316,421 for the year ended September 30, 2019. Cost of sales was $195,122 for the year ended September 30, 2020 compared to $705,726 for the year ended September 30, 2019. During the year ended September 30, 2019, the company’s primary source of revenue was acting as a wholesaler for hemp, which at the time maintained a strong sales price and good margins. For the year ended September 30, 2020, the Company re-calibrated its business model and emphasized the cultivation and sale of rooted cannabis clones and more THC-based products.

The Company opened Grow Room 1 at its Arjons Facility in San Diego, California in late December 2019. The Company subsequently opened Grow Room 2 in May 2020 and expects revenue to increase proportionally as three additional Grow Rooms are constructed. While revenue took a temporary step back in fiscal year 2020, the Company was able to complete construction of Grow Rooms 1 and 2. The Company anticipates shifting its nursery-based operations to its Oceanside facility in February 2021 which will allow for production of THC flower at the current Arjons indoor facility. Flower provides a much higher margin and, with current market prices of approximately $3,000 per pound, a much greater revenue stream. The move of the nursery operation to Oceanside also removes space constraints with ample room to scale.

Operating expenses: For the year ended September 30, 2020, the Company incurred operating expenses of $1,739,478, including general and administrative costs of $1,345,212. Increase in general and administrative costs was primarily related to increased payroll and employee benefits associated with an increased number of employees over the prior year. For the year ended September 30, 2019, the Company incurred operating expenses of $952,233. Operating expenses for the periods were comprised of general and administrative expense, sales and marketing expense and amortization and depreciation as follows:

For the year ended September 30,
	2020	2019	$ Change	% Change
General and administrative expense
Management fee and payroll	$898,408	$271,101	$627,307	231.4%
Stock based compensation	16,379	-	16,379	N/A
Bad debt expense	4,287	-	4,287	N/A
Travel	25,842	21,167	4,675	22.1%
Professional fees and consulting	200,537	209,324	(8,787)	(4.2)%
Licenses and permits	57,616	23,343	34,273	146.8%
Office and insurance	46,587	118,503	(71,916)	(60.7)%
Business and property taxes	50,692	40,470	10,222	25.3%
Occupancy and facilities	44,864	159,156	(114,292)	(71.8)%
Total general and administrative expense	$1,345,212	$843,064	$502,148	59.6%

For the year ended September 30,
	2020	2019	$ Change	% Change
Sales and marketing expense
Marketing	$57,841	$6,125	$51,716	844.3%
Trade shows and conventions	1,861	7,500	(5,639)	(75.2)%
Advertising	30,609	25,662	4,947	19.3%
Public relations	20,000	-	20,000	N/A
Total sales and marketing expense	$110,311	$39,287	$71,024	180.8%

For the year ended September 30,
	2020	2019	$ Change	% Change
Depreciation and amortization
Depreciation	$55,985	$69,882	$(13,897)	(19.9)%
Amortization of right of use asset	227,970	-	227,970	N/A
Total depreciation and amortization	$283,955	$69,882	$214,073	306.3%

LIQUIDITY AND CAPITAL RESOURCES FOR FISCAL YEAR ENDED SETPEMBER 30, 2020

	September 30, 2020	September 30, 2019
WORKING CAPITAL
Current assets	$962,070	$546,922
Current liabilities	455,390	640,037
Working capital (deficit)	$506,680	$(93,115)

	For the year ended
	September 30, 2020	September 30, 2019
CASH FLOWS
Cash flow used by operating activities	$(1,612,105)	$(284,882)
Cash flow proved (used) by investing activities	1,900,597	(613,804)
Cash flow provided by financing activities	69,755	1,032,719
Net increase (decrease) in cash during year	$358,247	$134,033

Working capital will be utilized for general and administrative purposes, construction of grow room facilities at the Arjons site and other normal and customary expenses related to the cultivation of cannabis seedlings in a nursery environment, including purchase of equipment, fertilizer, supplies and materials.

During the year ended September 30, 2020, Investing Activities provided $1,900,597 in cash to the Company. The bulk of Cash Provided by Investing Activities was derived from the Reverse Acquisition transaction described in Note 12 to the Consolidated Financial Statements hereafter.

As of September 30, 2020, the Company had cash and cash equivalents of $850,374. The Company subsequent to September 30, 2020 has engaged architects, engineering and design consultants and several contractors for the purpose of constructing and additional grow rooms at its Arjons facility. The Company is currently constructing Grow Rooms 3, 4 and 5 and anticipates completion sometime in the 3rd quarter of Calendar 2021. In addition, the Company has engaged construction professionals and spent approximately $484,000 on architectural, planning and foundation work associated with its planned Oceanside facility. The cost estimate to complete the Oceanside facility is approximately $1,400,000.

Since inception, the sole source of financing has been sales of the Company’s debt and equity securities. Zenlabs Holdings Inc. has not attained profitable operations and its ability to pursue any future plan of operation is dependent upon our ability to obtain financing.

Zenlabs Holdings Inc. anticipates continuing to rely on sales of its debt and/or equity securities in order to continue to fund ongoing operations. Issuances of additional shares of common stock may result in dilution to the Company’s existing stockholders. There is no assurance that the Company will be able to complete any additional sales of equity securities or that it will be able arrange for other financing to fund its planned business activities.

RESULTS OF OPERATIONS FOR SIX MONTHS ENDED MARCH 31, 2021

The Company’s cash balance as of March 31, 2021 was $1,453,424.

Revenue: Total revenue for the six months ended March 31, 2021 was $291,016 compared to $43,486 for the six months ended March 31, 2020. Cost of sales was $90,488 for the six months ended March 31, 2021 compared to $37,631 for the six months ended March 31, 2020, resulting in Gross margin, excluding fair value items of $200,528 and $5,855, respectively.

The Company opened Grow Room 1 at its Arjon Facility in San Diego, California in late December 2019. The Company subsequently opened Grow Room 2 in May 2020. The Company opened two additional grow rooms in July 2021 with the third scheduled for completion in October 2021. The Arjons facility will be utilized for production of ThC flower. Flower provides a higher margin and, with current market prices of approximately $1,500 per pound, a stronger revenue stream.

The Company transitioned a large portion of its nursery-based operations to the Oceanside facility in July 2021 which will allow for production of ThC flower at the current Arjons indoor facility. Moving the nursery business to Oceanside increases production space constraints and provides ample room to scale operations.

Operating expenses: For the six months ended March 31, 2021, the Company incurred operating expenses of $ 830,722, including general and administrative costs of $ 669,681. Increase in general and administrative costs was primarily related to increased payroll and employee benefits associated with additional personnel to oversee nursery operations at the Oceanside location. For the six months ended March 31, 2020, the Company incurred operating expenses of $866,182. Operating expenses for the periods were comprised of general and administrative expense, sales and marketing expense and amortization and depreciation as follows:

General and administrative expense	For the six months ended March 31,
	2021	2020	$ Change	% Change
Management fee and payroll	$390,907	$395,701	$(4,794)	(1.2%)
Stock based compensation	86,891	-	86,891	N/A
Travel	17,286	16,751	535	3.2%
Professional fees and consulting	69,124	149,511	(80,387)	(53.8%)
Licenses and permits	26,285	27,536	(1,251)	(4.5%)
Office and insurance	23,986	21,887	2,099	9.6%
Business and property taxes	33,967	42,219	(8,252)	(19.5%)
Occupancy and facilities	21,235	22,881	(1,646)	(7.2%)
Total general and administrative expense	$669,681	$676,486	$(6,805)	(1.0%)

Sales and marketing expense	For the six months ended March 31,
	2021	2020	$ Change	% Change
Marketing	$10,689	$12,743	$(2,054)	(16.1%)
Trade shows and conventions	-	1,862	(1,862)	(100.0%)
Advertising	-	17,399	(17,399)	(100.0%)
Public relations	-	20,000	(20,000)	N/A
Total sales and marketing expense	$10,689	$52,004	$(41,315)	(79.4%)

Depreciation and amortization	For the six months ended March 31,
	2021	2020	$ Change	% Change
Depreciation	$33,507	$18,907	$14,600	77.2%
Amortization of right of use asset	116,845	118,785	(1,940)	(1.6%)
Total depreciation and amortization	$150,352	$137,692	$12,660	9.2%

LIQUIDITY AND CAPITAL RESOURCES

WORKING CAPITAL	March 31, 2021	September 30, 2020
Current assets	$1,554,932	$962,070
Current liabilities	819,487	455,390
Working capital (deficit)	$735,445	$506,680

	For the six months ended
CASH FLOWS	March 31, 2021	March 31, 2020
Cash flow used by operating activities	$(381,377)	$(854,950)
Cash flow proved (used) by investing activities	(1,189,849)	2,313,052
Cash flow provided by financing activities	2,174,276	6,027
Net increase (decrease) in cash during year	$603,050	$1,464,129

Working capital will be utilized for general and administrative purposes, construction of grow room facilities at the Arjons and Oceanside sites, along with other normal and customary expenses related to the cultivation of cannabis seedlings in a nursery environment, including purchase of equipment, fertilizer, supplies and materials.

During the six months ended March 31, 2021, Investing Activities used cash of $1,189,849 for the purpose of construction of the facilities and purchase of equipment at both the Arjons and Oceanside sites.

During the six months ended March 31, 2021, Financing Activities provided $2,174,276 which included $2,258,678 in proceeds from a Regulation A offering, net of financing costs as described in Note 14 to the Consolidated Financial statements hereafter.

Since inception, the sole source of financing has been sales of the Company’s debt and equity securities. Zenlabs Holdings Inc. has not attained profitable operations and its ability to pursue any future plan of operation is dependent upon our ability to obtain financing.

Zenlabs Holdings Inc. anticipates continuing to rely on sales of its debt and/or equity securities in order to continue to fund ongoing operations. Issuances of additional shares of common stock may result in dilution to the Company’s existing stockholders. There is no assurance that the Company will be able to complete any additional sales of equity securities or that it will be able arrange for other financing to fund its planned business activities.

Going Concern

The Company’s continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing as may be required, or ultimately to attain profitability. Potential sources of cash, or relief of demand for cash, include additional external debt, the sale of shares of the Company’s stock or alternative methods such as mergers or sale of the Company’s assets. No assurances can be given, however, that the Company will be able to obtain any of these potential sources of cash. The Company currently requires additional cash funding from outside sources to sustain existing operations and to meet current obligations and ongoing capital requirements.

The Company plans for the long-term continuation as a going concern include financing future operations through sales of our equity and/or debt securities and the anticipated operation of the Company’s production and sale of plants and flower.

COVID-19 and Industry Trends

In March 2020, the World Health Organization declared the outbreak of COVID-19 as a pandemic based on the rapid increase in global exposure. COVID-19 continues to spread throughout the world. The World outbreak of COVID-19 has not, to date, had any material negative effects on the Company and/or its operations.

The unprecedented nature of the COVID-19 pandemic and its impact results in uncertainty about future market conditions, the impacts on our business, and consequently, the assumptions we use to develop forecasts of business performance. There is no guarantee that the Company’s revenue will grow or remain at similar levels in 2021. Depending on conditions, we may have to review our assumptions which may result in additional adjustments or impairments of assets in 2021.

Industry-wide, sales of cannabis have remained strong during the COVID-19 quarantines and restrictions, and the outlook for continued growth is favorable. Prices of cannabis have remained strong but given the potential economic effects of continued restrictions, there is no guarantee demand will continue to grow and may be adversely affected by the consumer’s ability to purchase.

Supply chain slowdowns negatively impacted the Company’s ability to procure certain equipment to be utilized in the cultivation rooms at its Arjons facilities which has adversely affected the timeline for production at that site.

OFF-BALANCE SHEET ARRANGEMENTS

The Company has no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to its stockholders.

CRITICAL ACCOUNTING POLICIES

We have identified the policies below as critical to our business operations and the understanding of our results of operations. The impact on our business operations and any associated risks related to these policies are discussed throughout Management’s Discussion and Analysis of Financial Condition and Results of Operations when such policies affect our reported or expected financial results.

In the ordinary course of business, we have made a number of estimates and assumptions relating to the reporting of results of operations and financial condition in the preparation of our financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”). We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. The results form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ significantly from those estimates under different assumptions and conditions.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

N/A

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

Our board of directors is elected annually by our shareholders. The board of directors elects our executive officers annually. Our directors and executive officers are as follows:

Name	Age	Position	Term
Michael Boshart	44	Chief Executive Officer and Director	March 4, 2019 to present
Karl Metz	38	Chief Operating Officer, Director	February 5, 2020 to present
Craig Dickhout	49	Chief Marketing Officer, Director	February 5, 2020 to present
Kelly Stopher	58	Chief Financial Officer	February 6, 2020 to present

Michael Boshart

Mr. Boshart attended California State University – Long Beach. Mr. Boshart served as the co-owner and General Manager of B and B Autohaus, LLC from 2013 to 2019. Mr. Boshart was the founder of Zenleaf and has served as the managing member and President of Zenleaf since November 2017. Mr. Boshart is a successful entrepreneur with 20 years of experience with start-ups, general management and strategic planning. Mr. Boshart is the manager of ZLCA and is also the CEO and manager of Zenleaf.

Craig Dickhout

Mr. Dickhout is the Owner of Think Ink Marketing and Co-Founder of HempLand USA. Mr. Dickhout has over 20 years of experience with start-ups, marketing and general management and strategic business consulting experience. Mr. Dickhout is also the Chief Marketing Officer of Zenleaf.

Karl Metz

Mr. Metz graduated in 2006 with a Bachelor of Science from the University of San Diego and is a seasoned nursery general management professional. Mr. Metz has overseen over 200 acres in production resulting in $25,000,000 in annual sales and 10,000,000 plus units sold per year. Mr. Metz was the Chief Financial Officer of DM Color Express, Inc. from 2016 to 2019 where he was responsible for financial planning and management of financial risk and analysis of sales and costs. Prior to becoming the CFO of DM, Mr. Metz was DM’s general manager from 2012 to 2015 and was its production manager from 2009 to 2011. Mr. Metz is the principal of Metz properties, with which Zenleaf has a lease agreement. Mr. Metz is also the Chief Operating Officer of Zenleaf.

Kelly Stopher

Mr. Stopher has 29 years of experience in accounting and finance. Mr. Stopher is the Managing Partner of Palouse Advisory Partners, LLC, providing Chief Financial Officer services to clients. Mr. Stopher has developed strategies to implement financial management systems, internal control policies and procedures, financial reporting and modeling for numerous small-cap companies. Mr. Stopher was appointed Chief Financial Officer of Star Gold Corp., a US-based company quoted via the OTC Markets, on October 20, 2010, and still holds such position. Mr. Stopher holds a Bachelor’s degree from Washington State University in Business Administration – Accounting. He started his career in public accounting with Langlow Tolles & Company, PS, a regional CPA firm based in Tacoma, WA and has worked in various accounting and finance positions of leadership including startups, reorganizations and mature companies. Mr. Stopher is also a Certified Financial Modeling Valuation Analyst. Mr. Stopher is also the Chief Financial Officer of Zenleaf.

Family Relationships

There are no family relationships between our officers and directors.

Legal Proceedings

No officer, director, or persons nominated for such positions, promoter, control person or significant employee has been involved in the last ten years in any of the following:

●	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time,

●	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses),

●	Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities,

●	Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

●	Having any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity.

●	Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity.

●	Administrative proceedings related to their involvement in any type of business, securities, or banking activity.

EXECUTIVE AND DIRECTOR COMPENSATION

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers for all services rendered in all capacities to us for the last two completed fiscal years. Our directors have not received separate compensation for serving as directors.

Name and principal position	Fiscal Year	Salary	Bonus	Stock awards	Option awards	Non-equity incentive plan compensation	Non-qualified deferred compensation earnings	All other compensation	Total
Michael Boshart, CEO, President, &Director (1)	2019	$73,461	-	-	-	-	-	-	$73,461
	2020	$120,000	-	-	-	-	-	-	$120,000
Karl Metz, COO, Director (2)	2019	-	-	-	-	-	-	-	-
	2020	-	-	-	-	-	-	-	-
Craig Dickhout, CMO, Director (3)	2019	-	-	-	-	-	-	-	-
	2020	-	-	-	-		-	-	-
Kelly Stopher, CFO, Director (4)	2019	-	-	-	-	-	-	-	-
	2020	$80,000	-	-	-	-	-	-	$80,000

Notes:

(1)	We have entered into an employment agreement with Mr. Boshart (the “Boshart Employment Agreement”) whereby Mr. Boshart has agreed to serve as CEO and President of the Company for an initial term of two (2) years and, in consideration of which, we agreed to pay Mr. Boshart $120,000 per annum. Mr. Boshart is also entitled to receive sick pay, bonuses, participate in benefits generally offered by the Company, and participate in the Company’s employee stock option plan. Additional compensation will be paid to Mr. Boshart is the Boshart Employment Agreement is terminated before the end of the initial term by the Company without cause or by Mr. Boshart for good reason.

(2)	Karl Metz was appointed as the COO and a director of the Company on February 5, 2020. There is currently no agreement between Mr. Metz and the Company and Mr. Metz has not received any compensation from the Company to date. We anticipate entering into an employment agreement with Mr. Metz in the future.

(3)	Craig Dickhout was appointed as the CMO and a director of the Company on February 5, 2020. There is currently no agreement between Mr. Dickhout and the Company and Mr. Dickhout has not received any compensation from the Company to date. We anticipate entering into an employment agreement with Mr. Dickhout in the future.

(4)	Kelly Stopher was appointed as the CFO of the Company on February 6, 2020. On February 28, 2020, the Company entered into a consulting services agreement with Palouse Advisory Partners, LLC (“Palouse”), being a limited liability company controlled by Mr. Stopher. Under the terms of the agreement, the Company has agreed to pay Palouse $120,000 per annum, during the first year of the agreement, and $132,000 per annum during the second year of the agreement. The Company has also agreed to grant 120,000 stock options at an exercise price of CDN $0.50 per share, which will vest 25% on the grant date and 25% every four (4) months thereafter. The options will have a term of three (3) years from the date of grant.

We do not have a compensation committee and compensation for our directors and officers is determined by our board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of July 26, 2021, of our Subordinate Shares and Multivoting Shares held by each person known by us to be the beneficial owner of more than 5% of our outstanding voting shares, our directors, and our executive officers and directors as a group, based on approximately 23,137,017 Subordinate Shares and 149,998 Multivoting Shares issued and outstanding as of July 26, 2021. To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within sixty (60) days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities.

Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our Subordinate Shares and Multivoting Shares listed below have sole voting and investment power with respect to the shares shown. Unless stated otherwise, the business address for these shareholders is 7745 Arjons Drive, San Diego, California, USA 92126.

		Subordinate Voting Shares		Multivoting Shares		Voting Power+ %	Voting Power+ %
Name	Title	Number	%	Number	%	(As of September 7, 2021)	(Post Offering)
Directors and Executive Officers
Michael Boshart(1)	President, CEO, and Director	474,422	2.05%	38,245	25.50%	15.29%	14.18%
Craig Dickhout	CMO and Director	893,333	3.86%	22,502	15.00%	10.15%	9.41%
Karl Metz(2)	COO and Director	100,000	0.43%	11,251	7.50%	4.42%	4.10%
Kelly Stopher(3)	CFO	120,000	0.52%	-	-	0.23%	0.21%
Total of Directors and Executive Officers		1,587,755	6.86%	71,998	48.00%	30.09%	27.90%

5% Shareholders
Kevin Houlden(4)	Shareholder	3,000,000	12.98%	-	-	5.65%	5.24%
Dain Currie(5)	Shareholder	2,740,000	11.85%	22,502	15.00%	13.63%	12.64%
Philip Bullock	Shareholder	-	-	23,897	15.93%	9.00%	8.34%
Brandon Batchelor	Shareholder	-	-	22,502	15.00%	8.47%	7.85%
Haywood Securities Inc.	Shareholder	1,377,334	5.96%	-	-	2.59%	2.40%
Total of 5% Shareholders		7,117,334	30.79%	68,901	45.93%	39.34%	36.48%

Notes:

*	Represents less than one percent.

+	Represents the voting power with respect to all shares of our Subordinate Voting Shares and Multivoting Shares, voting as a single class. Each Subordinate Voting Share will be entitled to one vote per share and each Multivoting Share will be entitled to 200 votes per share. The holders of the Subordinate Voting Shares and Multivoting Shares will vote together on all matters (including the election of directors) submitted to a vote of shareholders, except under limited circumstances.

(1)	Represents 1 Subordinate Voting Share held directly by Mr. Boshart and 474,421 Subordinate Voting Shares held indirectly through his spouse.

(2)	Represents 100,000 Subordinate Voting Shares held indirectly through Mr. Metz’s spouse.

(3)	Mr. Stopher does not hold any Subordinate Shares directly but an entity under his control, Palouse Advisory Partners, LLC, holds 120,000 stock options at an exercise price of CDN $0.50 per share, of which 25% vested on February 26, 2020 and 25% vested every four (4) months thereafter. The options have a term of three (3) years.

(4)	Represents 2,500,000 Subordinate Voting Shares held directly by Mr. Houlden and 500,000 Subordinate Voting Shares held by 634049 BC Ltd., a corporation that Mr. Houlden has a controlling interest over.

(5)	Dain Currie holds 2,740,000 Subordinate Voting Shares indirectly through his company, Oceanside Strategies Inc., and 22,502 Multivoting Shares through his other company, Oceanside Investments SPC-S.P. D1.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Except as described within the section entitled Executive Compensation of this circular, the Company had the following transactions with “Related Persons,” as that term is defined in item 404 of Regulation S-K, which includes, but is not limited to:

●	any of our directors or officers;

●	any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of Subordinate Shares; or

●	any member of the immediate family (including spouse, parents, children, siblings and in- laws) of any of the above persons.

During the year ended September 30, 2019, the Company borrowed $609,970 from a company controlled by a member to fund operations.

In June 2019, Zenleaf assigned the Arjons Facility to ZLCA the Arjons Facility Agreements. Pursuant to the Arjons Facility Agreements, ZLCA agreed to assume debt in the amount of $2,000,000 represented by a Promissory Note issued to Michael Boshart by Zenleaf. ZLCA’s manager is Michael Boshart, the current president of Zenlabs.

Zenleaf currently leases the Arjons Facility from ZLCA, LLC, which is owned by certain holders of the Company’s multi-voting shares. Under the terms of its lease for the Arjons Facility, Zenleaf agreed to pay an initial base rent of $22,307.40 per month to ZLCA. On June 1, 2020 the base rent for the Arjons Facility increased by $0.60 per square foot. Thereafter, base rent for the Arjons Facility will increase by 3% per year. In addition to the base rent for the Arjons Facility, Zenleaf has agreed to pay to ZLCA 5% of Zenleaf’s monthly sales less a credit for minimum lease payment on the Arjons Facility once its revenues reach $3,000,000, which percentage rent will be capped at $300,000 per year. Michael Boshart, the president of Zenlabs and Zenleaf, is the owner of a 25.5% interest in ZLCA. Zenleaf has been granted the option to purchase the Arjons Facility from ZCLA for fair market value plus 20%. The purchase option shall commence on June 15, 2021 and expire on the date two (2) years thereafter, at which time it will become null and void. The lease is guaranteed by the Company.

On October 31, 2019, Zenlabs acquired Zenleaf pursuant to the terms of a merger agreement (the “Zenleaf Merger Agreement”), and its addendum (the “Addendum”), entered into among Zenlabs, Zenlabs Merger Sub, LLC, a wholly owned subsidiary of Zenlabs formed for the purpose of completing the acquisition of Zenleaf (“Zenlabs MergeCo”), and Zenleaf. Zenlabs MergeCo was merged with and into Zenleaf, with Zenleaf as the surviving entity, and Zenleaf became a wholly owned subsidiary of Zenlabs. Pursuant to the terms of the Zenleaf Merger Agreement and the Addendum, Zenlabs issued a total of 149,998 Multiple Voting Shares to the former members of Zenleaf.

Zenleaf completed a merger with Zenleaf Labs LLC, a California limited liability company (“Zenleaf Labs”) on August 14, 2019 (the “Zenleaf Labs Merger”) pursuant to a merger agreement and plan of merger dated August 13, 2019 (the “Zenleaf Labs Merger Agreement”). As a result of the Zenleaf Labs Merger, Zenleaf Labs merged with and into Zenleaf, with Zenleaf as the surviving entity, for the total consideration of $10.00 paid to the members of Zenleaf Labs. The Zenleaf Labs Merger Agreement was executed by Zenlabs, as the manager of Zenleaf, and Michael Boshart, as the manager of Zenleaf Labs.

On January 1, 2019, Zenlabs acquired all the issued and outstanding shares of PBI, which acts as the paymaster entity for Zenleaf, pursuant to the terms of a share purchase agreement among Zenlabs, PBI and Michael Boshart. In consideration of PBI, Zenlabs paid Mr. Boshart a total of $1.00.

During the fiscal year ended September 30, 2019, Zenleaf engaged, by way of verbal agreement, DM Color Express Inc. (“DM”), a company controlled by Karl Metz, being the COO of Zenlabs and Zenleaf, to grow young industrial hemp plants at a cost of $0.50 to $2.00 per plant. Zenleaf’s obligation to purchase hemp plants from DM under the verbal agreement is superseded by the Metz Agreement dated January 1, 2020 entered into by and between Zenleaf and Metz Properties, a company controlled by Karl Metz, being the COO of Zenlabs and Zenleaf, to grow young industrial hemp plants at a cost of $1.00 per plant, paid from sale proceeds. The Metz Agreement had a term of one (1) year.

On January 1, 2020, Zenleaf and Metz Properties entered into a lease agreement (the “First Oceanside Lease”) whereby Zenleaf agreed to lease and complete a build out of a 25,000 square foot facility located on the Oceanside Property. In consideration of the First Oceanside Lease, Zenleaf agreed to pay Metz Properties $5,000 per month. The First Oceanside Lease was terminated in favor of a Lease with Option to Purchase for the 5712 Lot (the “5712 Lease”) and an Option to Lease for the 5710 Lot (the “5710 Option”) effective May 1, 2020.

Pursuant to the 5712 Lease, Zenleaf will lease up to two (2) acres of the 5712 Lot for $10,000 per acre per month. The 5712 Lease is structured so that it only covers the 25,000 space leased pursuant to the First Oceanside Lease initially, but the amount of leased land can be increased to cover the full two (2) acres or any portion thereof, upon mutual agreement between Zenleaf and Metz Properties and after Metz Properties has been given the opportunity to remove its property from newly-leased land. Zenleaf agreed to reimburse Met Properties for relocation fees up to $5,000 per acre. Zenleaf will have access to the 5712 Lot for purposes of preparing the 5712 Lot for its intended use even while only a portion of lot is being leased. The 5712 Lease will terminate on April 20, 2025, unless otherwise terminated by either party. Further, until December 31, 2020, Zenleaf will have the right to purchase approximately 10.41 acres, comprising the entire 5712 Lot, for $4,000,000 (the “Purchase Option”). The 5712 Lease may be terminated by Metz Properties at any time, with or without Zenleaf defaulting on the lease. During any period Zenleaf is in default, Metz Properties can enter the leased premises and relet it, or any part of it, to third parties for Zenleaf’s account. In such event, Zenleaf will be liable to Metz Properties for all costs Metz Properties incurs in reletting the leased premises, including, without limitation, brokers’ commissions, expenses of remodeling the leased premises required by the reletting, and like costs. On termination of the 5712 Lease for any reason, Metz Properties has the right to recover from Zenleaf (i) all unpaid rent that had been earned at the time of termination; (ii) the amount by which the unpaid rent that would have been earned after the date of termination of the Oceanside Lease until the time of award exceeds the amount of the loss of rent that Zenleaf proves could have been reasonably avoided; (iii) the amount of unpaid rent for the balance of the term after the time of award exceeds the amount of the loss of rent that Zenleaf proves could have been reasonably avoided; and (iv) any other amount, including court costs, necessary to compensate Metz Properties or all detriment proximately caused by Zenleaf’s default, if any.

The 5710 Option grants Zenleaf the option of leasing the approximately ten and a half (10.5) acres of the 5710 Lot or a portion thereof until the one (1) year anniversary of the date Zenleaf acquires the conditional use permit necessary to conduct its intended business on the Oceanside Property. At all times during the option term, Zenleaf and its representatives, employees, contractors and agents may enter upon the 5710 Lot to inspect the 5710 Lot and to engage in planning activities relative to the use of the lot. Upon Zenleaf’s exercise of the 5710 Option, Zenleaf and Metz Properties will enter into a lease agreement for the lease of the 5710 Lot or a portion thereof (the “5710 Lease”).

Pursuant to the 5710 Lease, Zenleaf will lease up to ten and a half (10.5) acres of the 5710 Lot for initial rent equal to $5,000 per acre per month. Rent will be increased 2.5% per acre per year, beginning May 1, 2021. The 5710 Lease has a term of seven (7) years. If only a portion of the 5710 Lot is leased, the specific portion to be leased will be agreed upon by mutual consent of Zenleaf and Metz Properties and after Metz Properties will be given seventy-five (75) days to remove its property from the newly-leased land. If the entire 5710 Lot is leased, Metz Properties will be given up to six (6) months to relocate its property. Zenleaf agreed to reimburse Met Properties for relocation fees up to $5,000 per acre. The 5710 Lease may be terminated by Metz Properties at any time, with or without Zenleaf defaulting on the lease. During any period Zenleaf is in default, Metz Properties can enter the leased premises and relet it, or any part of it, to third parties for Zenleaf’s account. In such event, Zenleaf will be liable to Metz Properties for all costs Metz Properties incurs in reletting the leased premises, including, without limitation, brokers’ commissions, expenses of remodeling the leased premises required by the reletting, and like costs. On termination of the 5710 Lease for any reason, Metz Properties has the right to recover from Zenleaf (i) all unpaid rent that had been earned at the time of termination; (ii) the amount by which the unpaid rent that would have been earned after the date of termination of the 5710 Lease until the time of award exceeds the amount of the loss of rent that Zenleaf proves could have been reasonably avoided; (iii) the amount of unpaid rent for the balance of the term after the time of award exceeds the amount of the loss of rent that Zenleaf proves could have been reasonably avoided; and (iv) any other amount, including court costs, necessary to compensate Metz Properties or all detriment proximately caused by Zenleaf’s default, if any. The 5710 Lease will also grant Zenleaf a right of first refusal to purchase the 5710 Lot in the event Metz Properties elects to sell the property.

On February 28, 2020, the Company entered into a consulting services agreement with Palouse Advisory Partners, LLC, a limited liability company controlled by Kelly Stopher the Company’s CFO. Under the terms of the agreement, the Company has agreed to pay Palouse $120,000 per annum, during the first year of the agreement, and $132,000 per annum during the second year of the agreement. The Company has also agreed to grant 120,000 stock options at an exercise price of CDN $0.50 per share, which will vest 25% on the grant date and 25% every four (4) months thereafter. The options will have a term of three (3) years from the date of grant.

During the year ended September 30, 2020, two directors loaned the Company $130,000 for working capital. The Company repaid the loan during the year ended September 30, 2020. There was no interest expense associated with the shareholder loan during the year ended September 30, 2020.

During the year ended September 30, 2020, the Company leased its primary facility from ZLCA LLC, a California limited liability company whose managing member is an officer and director of Zenlabs Holdings, Inc. During the year ended September 30, 2020, the Company paid ZLCA LLC $282,500 in lease payments. As of September 30, 2020, the accrued balanced due to ZLCA, LLC is $59,775.

During the year ended September 30, 2020, a company owned by a director of Zenlabs Holdings, Inc. provided advertising and promotional services to the company. During the year, the Company paid the company $10,389 for services.

During the year ended September 30, 2020, the Company leased from an entity owned by a director of the Company on a month-to-month basis facilities and acreage related to its cannabis operation. During the year ended September 30, 2020, the Company paid the related party entity $45,000. Also, during the year ended, the Company purchased $5,148 of raw materials from a related party entity owned by a director of the Company.

The remuneration of directors and key management personnel during the year ended September 30, 2020 and September 30, 2019, respectively, was as follows:

	2020	2019
Management fees	$200,000	$4,615
Supplies and materials	63,415	-
Advertising and promotion	10,389
Facilities rent	327,560	-
Total related party	$601,364	$4,615

The following amounts were due to related parties at September 30:

	2020	2019	2018
Due to a member (a)	$-	$-	$6,783
Due to a company controlled by a director (b)	-	609,970	-
Accounts payable, related parties	97,875	-	-
Total due to related parties	$97,875	$609,970	$6,783

In addition to the forgoing, the Company issued to its officers and directors the shares and options listed in the tables in “EXECUTIVE AND DIRECTOR COMPENSATION.”

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Articles, subject to the laws of British Columbia, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

FINANCIAL STATEMENTS

ZENLABS HOLDINGS INC.

INDEX TO THE AUDITED FINANCIAL STATEMENTS

September 30, 2020

ZENLABS HOLDINGS INC.

CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in United States Dollars)

For the year ended

September 30, 2020

INDEPENDENT AUDITOR’S REPORT

To the Shareholders of Zenlabs Holdings Inc.

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Zenlabs Holdings Inc. (“the Company”), which comprise the consolidated statements of financial position as of September 30, 2020, September 30, 2019 and October 1, 2018, and the related consolidated statements of comprehensive loss, changes in shareholders’ equity, and cash flows for the years ended September 30, 2020 and 2019 and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ZenLabs Holdings Inc. as of September 30, 2020, September 30, 2019 and October 1, 2018 and the results of their operations and their cash flows for the years ended September 30, 2020 and 2019 in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board.

Emphasis of Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, failure to arrange adequate financing on acceptable terms and/or achieve profitability may have an adverse effect on the prospects of the Company, and, as such, substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

DALE MATHESON CARR-HILTON LABONTE LLP

CHARTERED PROFESSIONAL ACCOUNTANTS

Vancouver, British Columbia

February 9, 2021

ZENLABS HOLDINGS INC.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(Expressed in US Dollars)

	September 30, 2020	September 30, 2019	October 1, 2018
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$850,374	$492,127	358,094
Accounts receivable	2,127	25,287	-
Other receivables	11,736	-	-
Inventory (Note 5)	866	-	-
Biological assets (Note 6)	26,673	-	-
Prepaid expenses and other current assets	70,294	29,508	-
TOTAL CURRENT ASSETS	962,070	546,922	358,094
Property and equipment (Note 7)	1,197,188	285,861	2,702,284
Right of use asset (Note 11)	2,206,984	-	-
Deposit	30,000	30,000	-
TOTAL ASSETS	$4,396,242	$862,783	$3,060,378

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities (Note 8)	$166,545	$30,067	$-
Lease liability (Note 11)	163,657	-	-
Derivative liability (Note 13)	14,263	-	-
Due to related parties	97,875	609,970	6,783
Long term debt, current portion	13,050	-	1,663,806
TOTAL CURRENT LIABILITIES	455,390	640,037	1,670,586
Deferred Operating Lease Obligation	-	59,995	-
Long term debt, net of current portion (Note 10)	51,112	-	-
Long term lease liability (Note 11)	2,301,197	-	-
TOTAL LIABILITIES	2,807,699	700,032	1,670,586
SHAREHOLDERS’ EQUITY
Share capital (Note 15)	5,279,906	972,964	1,702,000
Reserve for share based compensation	16,379	-	-
Deficit	(3,707,742)	(810,213)	(312,208)
TOTAL SHAREHOLDERS’ EQUITY	1,588,543	162,751	1,389,792
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,396,242	$862,783	$3,060,378

Going concern (Note 1),

Subsequent events (Note 21)

Approved on behalf of the Board of Directors on February 9, 2021

/s/ Michael Boshart	/s/ Kelly J. Stopher
CEO and Director	CFO and Director

The accompanying notes are an integral part of these consolidated financial statements

ZENLABS HOLDINGS INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

For the year ended September 30, 2020 and 2019

(Expressed in US Dollars)

	2020	2019
REVENUE
Product sales	$282,128	$1,296,017
Rental income	-	20,404
Delivery income	6,200	-
TOTAL REVENUE	288,328	1,316,421
Cost of goods sold	(195,122)	(705,726)
GROSS MARGIN, excluding fair value items	93,206	610,695
Unrealized fair value gain on growth of biological assets	26,674	-
GROSS PROFIT	119,880	610,695

OPERATING EXPENSE
General and administrative (Note 19)	1,345,212	843,064
Sales and marketing	110,311	39,287
Depreciation and amortization (Note 7 and Note 11)	283,955	69,882
TOTAL OPERATING EXPENSES	1,739,478	952,233
LOSS FROM OPERATIONS	(1,619,598)	(341,538)
OTHER INCOME (EXPENSE)
Interest, net	(250,000)	(147,309)
Loss on settlement of loan	-	(9,158)
Acquisition expense (Note 12)	(923,092)	-
Change in fair value of derivative liability	11,452	-
Foreign exchange	(116,291)	-
TOTAL OTHER INCOME (EXPENSE)	(1,277,931)	(156,467)
Net loss and comprehensive loss	$(2,897,529)	$(498,005)

Loss per share - basic and diluted	$(0.15)	$(3.56)
Weighted average number of shares outstanding	18,972,689	140,006

The accompanying notes are an integral part of these consolidated financial statements

ZENLABS HOLDINGS INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the years ended September 30, 2020 and 2019

(Expressed in US Dollars)

	Multi-voting shares	Subordinate shares	Capital	Reserve for share based payment	Deficit	Total
BALANCE, September 30, 2018	136,589	—	$1,702,000	$—	$(312,208)	$1,389,792
Issuance of shares	13,409	—	298,100	—	—	298,100
Sales of subsidiary shares	—	—	245,000	—	—	245,000
Reacquisition of subsidiary shares	—	—	(269,500)	—	—	(269,500)
Transfer out of building	—	—	(1,002,636)	—	—	(1,002,636)
Net loss	—	—	—	—	(498,005)	(498,005)
BALANCE, September 30, 2019	149,998	—	$972,964	$—	$(810,213)	$162,751

BALANCE, September 30, 2019	149,998	—	$972,964	$—	$(810,213)	$162,751
Shares issued to shareholders of Zenlabs Holdings Inc. (Note 12)	—	20,122,841	4,207,657	—	—	4,207,657
Shares issued for sale of common stock and warrants (Note 15)		331,682	99,285	—	—	99,285
Stock based compensation (Note 15)	—	—	—	16,379	—	16,379
Net loss	—	—	—	—	(2,897,529)	(2,897,529)
BALANCE, September 30, 2020	149,998	20,454,523	$5,279,906	$16,379	$(3,707,742)	$1,588,543

The accompanying notes are an integral part of these consolidated financial statements

ZENLABS HOLDINGS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the year ended September 30, 2020 and 2019

(EXPRESSED IN US DOLLARS)

	2020	2019
OPERATING ACTIVITIES
Net income (loss)	$(2,897,529)	$(498,005)
Adjustments to reconcile net income to net cash used for operating activities:
Stock based compensation	16,379	-
Depreciation and amortization	308,018	129,877
Interest	-	114,757
Change in fair value of derivative liability	(11,452)	-
Change in fair value of biological assets	(26,673)
Listing expense	923,092	-
Changes in assets and liabilities:
Amounts receivable	11,951	(25,287)
Prepaid expenses	(40,786)	(29,508)
Inventory	(866)	-
Accounts payable and accrued liabilities	7,886	30,067
Due to related parties	97,875	(6,783)
Cash used in operating activities	(1,612,105)	(284,882)
INVESTING ACTIVITIES
Net cash acquired from reverse acquisition	2,802,660	-
Purchase of property and equipment	(902,063)	(583,804)
Deposit	-	(30,000)
Cash provided by (used in) investing activities	1,900,597	(613,804)
FINANCING ACTIVITIES
Proceeds from issuance of units	-	298,100
Proceeds from sale of subsidiary shares	-	245,000
Payment for repurchase of subsidiary shares	-	(269,500)
Due to related parties	-	609,970
Proceeds from shareholder loans	130,000	-
Repayment of shareholder loans	(130,000)	-
Proceeds from issuance of shares	125,000	-
Repayment of debt	(1,087)	-
Loans received net of transaction costs	-	149,149
Lease principal payments	(54,158)	-
Cash provided by financing activities	69,755	1,032,719
Net increase in cash and cash equivalents	358,247	134,033
Cash and cash equivalents, beginning	492,127	358,094
Cash and cash equivalents, ending	$850,374	$492,127

SUPPLEMENT DISCOSURE OF CASH FLOW INFORMATION (Note 18)
NON-CASH INVESTING AND FINANCING ACTIVITIES (Note 18)

The accompanying notes are an integral part of these consolidated financial statements

ZENLABS HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars unless otherwise stated)

For the year ended September 30, 2020

1. NATURE OF OPERATIONS

Zenlabs Holdings Inc. (the “Company” or “Zenlabs”) was incorporated on March 4, 2019, under the Business Corporations Act (British Columbia). The Company’s head office is located at 7745 Arjons Drive, San Diego, California, USA 92126. The Company’s registered and records office is located at #704 - 595 Howe Street, Box 35, Vancouver, BC, V6C 2T5. The Company is in the process of acquiring California based subsidiaries which will offer services to both the THC and hemp markets. The subsidiaries are engaged in the genetic preservation, pathogen elimination, young plant production and cultivation.

These consolidated financial statements have been prepared on the assumption that the Company will continue in operation for the foreseeable future and, accordingly, will be able to realize its assets and discharge its liabilities in the normal course of operations. The Company’s ability to realize its assets and discharge its liabilities is dependent upon the Company obtaining the necessary financing and ultimately upon its ability to achieve profitable operations. These material uncertainties raise substantial doubt on the Company’s ability to continue as a going concern.

Failure to arrange adequate financing on acceptable terms and/or achieve profitability may have an adverse effect on the financial position, results of operations, cash flows and prospects of the Company. These consolidated financial statements do not give effect to adjustments to assets or liabilities that would be necessary should the Company be unable to continue as a going-concern. These adjustments could be material.

Zenleaf LLC (“Zenleaf”) was incorporated on October 27, 2017, in California, USA. The Company operates in the cannabis space. Zenleaf offers services to both the THC and hemp markets. In these markets Zenleaf is engaged in the genetic preservation, pathogen elimination, young plant production and cultivation. Zenleaf has developed proprietary processes for initiation and treatment of cannabis in tissue culture through its licensed lab in San Diego California.

On October 31, 2019 the Company issued 149,998 multiple voting shares (the “Multiple Voting Shares”), for 100% of the ownership units of Zenleaf LLC, a California company. Included in the 149,998 Multiple Voting Shares issued were 38,254 shares issued to the CEO of the Company. The transaction constituted a reverse takeover of the Company by the shareholders of Zenleaf LLC, but did not meet the definition of a business combination as defined under IFRS 3. As such, the transaction will be accounted for under IFRS 2, where the difference between the consideration given to acquire the Company and the net asset value of the Company is recorded as a transaction expense. See Note 12.

At the time of the Transaction, Zenlabs did not constitute a business as defined under IFRS 3 - Business Combinations, and therefore the Transaction is accounted for as an asset acquisition. As Zenleaf is deemed to be the acquirer for accounting purposes, the resulting consolidated statement of financial position was presented as a continuance of Zenleaf’s operations at their historical carrying values, and the comparative figures presented before the Transaction are those of Zenleaf. The results of operations, the cash flows, and the assets and liabilities of Zenlabs have been included in these consolidated financial statements since October 31, 2019. Accordingly, the equity structure of Zenleaf (the accounting acquirer) was recast using the exchange ratio established in the acquisition agreement to reflect the number of shares of Zenlabs (the accounting acquiree) issued in the reverse acquisition.

Since March 2020, several governmental measures have been implemented in the United States, where the Company’s operations are located, and the rest of the world in response to the coronavirus (COVID-19) pandemic. While the impact of COVID-19 and these measures are expected to be temporary, the current circumstances are dynamic and the impacts of COVID-19 on the Company’s business operations cannot be reasonably estimated at this time. The Company anticipates this could have an adverse impact on its business, results of operations, financial position and cash flows in 2021. The Company continues to operate its business, and in response to US Federal and State and Canadian Federal and Provincial emergency measures, has requested its employees and consultants work remotely wherever possible. These government measures, which could include government mandated closures of the Company or its customers and vendors could impact the Company’s ability to conduct its planned programs in a timely manner, and the Company is evaluating the best way to move its activities forward when the emergency measures are lifted.

ZENLABS HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars unless otherwise stated)

For the year ended September 30, 2020

2. SIGNIFICANT ACCOUNTING POLICIES

These financial statements were approved and authorized for issue on February 9, 2021, by the Directors of the Company.

a)	Statement of compliance

These consolidated financial statements represent the first annual financial statements of the Company prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). IFRS 1 First-time adoption of International Financial Reporting Standards (“IFRS 1”) has therefore been applied in preparing these consolidated financial statements.

These consolidated financial statements have been prepared in accordance with the accounting policies presented below and are based on the IFRS and International Financial Reporting Interpretations Committee (“IFRIC”) interpretations issued and effective as of September 30, 2020. The policies set out below were consistently applied to all the periods presented unless otherwise noted.

b)	Basis of measurement

These consolidated financial statements have been prepared under the historical cost basis, with the exception of financial instruments which are measured at fair value, as explained in the accounting policies set out below. In addition, these consolidated financial statements have been prepared using the accrual basis of accounting, except for cash flow information. The functional and presentation currency of the Company and its subsidiaries is the United States dollar (“USD”).

c)	Basis of consolidation

These consolidated financial statements comprise the financial statements of the Company and entities controlled by the Company and its subsidiaries. The Company consolidates the financial statements of the following entities:

The Company has the following subsidiaries:

Subsidiary	Place of Incorporation	Functional currency	Effective ownership	Incorporation date
Zenleaf LLC	California	USD	100%	October 27, 2017
PBI Design LLC (“PBI”)	California	USD	100%	October 10, 2018
Zenwa Holdings Inc.	Washington	USD	100%	March 12, 2020

All intercompany balances and transactions have been eliminated on consolidation. All entities have the same reporting period.

d)	Cash and cash equivalents

Cash and cash equivalents in the consolidated statement of financial position comprise of cash at banks and on hand, and short-term deposits with an original maturity of three months or less, which are readily convertible into a known amount of cash. The Company has no cash equivalents.

e)	Inventory

Inventory is valued at the lower of cost and net realizable value. Cost is determined using the weighted average method. In calculating the value of the biological assets, management is required to make a number of estimates, including estimating the stage of growth of cannabis up to the point of harvest, harvesting costs, selling costs, sales price, wastage and expected yields for the cannabis plant.

ZENLABS HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars unless otherwise stated)

For the year ended September 30, 2020

In calculating final inventory values, management is required to determine an estimate of spoiled or expired inventory and compares the inventory cost versus net realizable value. Net realizable value is determined as the estimated selling price in the ordinary course of business less estimated costs to sell. At the end of each reporting period, the Company reviews the carrying amounts of its inventories to determine whether the cost of inventories is recoverable.

f)	Biological assets

The Company’s biological assets consist of cannabis plants and are valued using the income approach. Production costs are capitalized to biological assets and include all direct and indirect costs relating to biological transformation. While the Company’s biological assets are within scope of IAS 41 Agriculture, the direct and indirect costs of biological assets are determined using an approach similar to the capitalization criteria outlined in IAS 2 Inventories. They include direct cost of seeds and growing materials, and indirect costs such as utilities, supplies and equipment rentals used in the growing and harvesting process. Direct labor costs include harvesting, planting and propagation. Indirect labor relates to quality control processes. All production costs are capitalized as they are incurred and subsequently recorded within cost of goods sold on the consolidated statements of comprehensive loss in the period that the related product is sold. The Company measures biological assets at fair value less cost to sell up to the point of harvest, which becomes the basis for the cost of biomass inventories after harvest. Net unrealized gains or losses arising from the changes in fair value less cost to sell during the year are included in the results of operations for the related year.

g)	Revenue

IFRS 15 Revenue from contracts with customers provides a single model that applies to contracts with customers and two approaches to recognizing revenue: at a point in time or over time. The model features a contract-based five-step analysis of transactions to determine whether, how much and when revenue is recognized.

Under IFRS 15, revenue from the sale of cannabis clones, which include both THC and hemp-based seedlings, is recognized at a point in time when control over the goods has been transferred to the customer. The Company transfers control and satisfies its performance obligation upon delivery and acceptance by the customer. The Company recognizes revenue in the amount that the Company expects to receive after taking into account any variation that may result from rights of return.

h)	Property and equipment

Property, plant, and equipment (“PPE”) is stated at cost less accumulated depreciation and accumulated impairment losses. Depreciation is recorded over the estimated useful lives of the assets on the straight-line basis. Depreciation commences when the assets are available for use. The estimated useful lives are as follows:

Production equipment	5 - 7 years
Furniture and fixtures	4 – 10 years
Vehicles	5 years
Computer equipment	3 – 7 years
Computer software	3 years
Leasehold improvements	3 – 10 years

ZENLABS HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars unless otherwise stated)

For the year ended September 30, 2020

An item of PPE is derecognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on disposal of the asset, determined as the difference between the net disposal proceeds and the carrying amount of the asset, is recognized in profit or loss.

Where an item of PPE comprises major components with different useful lives, the components are accounted for as separate items of PPE. Expenditures incurred to replace a component of an item of PPE that is accounted for separately, including major inspection and overhaul expenditures are capitalized. The assets’ residual values, useful lives, and methods of depreciation are reviewed at each financial year end, and adjusted prospectively, if appropriate.

i)	Foreign currency

Functional currency is the currency of the primary economic environment in which the reporting entity operates and is normally the currency in which the entity substantially generates and expends cash. Each company in the consolidated entity determines its own functional currency and items included in the consolidated financial statements of each entity are measured using that functional currency. The Company has determined the functional currency of the Company and its subsidiaries is the USD. Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the date of the transaction. All differences arising on settlement or translation of monetary items are taken to the statement of loss except for monetary items that are designated as part of the Company’s net investment of a foreign operation. Monetary assets and liabilities denominated in foreign currencies are retranslated at the functional currency spot rate of exchange at the reporting date.

j)	Financial instruments

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity. All financial instruments are initially recorded at fair value, adjusted for directly attributable transaction costs. The Company determines each financial instrument’s classification upon initial recognition. Measurement in subsequent periods depends on the financial instrument’s classification.

(i) Classification

The Company classifies its financial instruments in the following categories: at fair value through profit and loss (“FVTPL”), at fair value through other comprehensive income (loss) (“FVTOCI”), or at amortized cost. The Company determines the classification of financial assets at initial recognition. The classification of debt instruments is driven by the Company’s business model for managing the financial assets and their contractual cash flow characteristics. Equity instruments that are held for trading are classified as FVTPL. For other equity instruments, on the day of acquisition the Company can make an irrevocable election (on an instrument-by-instrument basis) to designate them as at FVTOCI. Financial liabilities are measured at amortized cost, unless they are required to be measured at FVTPL (such as instruments held for trading or derivatives) or if the Company has opted to measure them at FVTPL.

(ii) Measurement

Financial assets and liabilities at amortized cost

Financial assets and liabilities at amortized cost are initially recognized at fair value plus or minus transaction costs, respectively, and subsequently carried at amortized cost less any impairment. The Company’s financial assets at amortized cost include accounts receivable, other receivables, and cash and cash equivalents.

Financial assets and liabilities at FVTPL

Financial assets and liabilities carried at FVTPL are initially recorded at fair value and transaction costs are expensed in the statements of loss and comprehensive loss. Realized and unrealized gains and losses arising from changes in the fair value of the financial assets and liabilities held at FVTPL are included in the statements of loss and comprehensive loss in the period in which they arise. The Company has no financial assets or liabilities classified as FVTPL.

ZENLABS HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars unless otherwise stated)

For the year ended September 30, 2020

(iii) Impairment

The Company recognizes a loss allowance for expected credit losses on financial assets that are measured at amortized cost. At each reporting date, the Company measures the loss allowance for the financial asset at an amount equal to the lifetime expected credit losses if the credit risk on the financial asset has increased significantly since initial recognition. If at the reporting date, the financial asset has not increased significantly since initial recognition, the Company measures the loss allowance for the financial asset at an amount equal to the twelve month expected credit losses. The Company shall recognize in the statements of loss and comprehensive loss, as an impairment gain or loss, the amount of expected credit losses (or reversal) that is required to adjust the loss allowance at the reporting date to the amount that is required to be recognized.

(iv) Derecognition

Financial assets

The Company derecognizes financial assets only when the contractual rights to cash flows from the financial assets expire, or when it transfers the financial assets and substantially all of the associated risks and rewards of ownership to another entity.

Financial liabilities

The Company derecognizes a financial liability when its contractual obligations are discharged, cancelled, or expire. The Company also derecognizes a financial liability when the terms of the liability are modified such that the terms and / or cash flows of the modified instrument are substantially different, in which case a new financial liability based on the modified terms is recognized at fair value.

Gains and losses on derecognition are generally recognized in profit or loss.

k)	Fair value measurement

The Company discloses the fair value of financial instruments at each reporting date. Also, from time to time, the fair values of non-financial assets and liabilities are required to be determined, e.g., when the entity acquires a business, or where an entity measures the recoverable amount of an asset at fair value less costs of disposal (“FVLCD”).

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction in the principal (or most advantageous) market at the measurement date under current market conditions (an exit price) regardless of whether that price is directly observable or estimated.

l)	Impairment of non-financial assets

At the end of each reporting period, the Company reviews the carrying amounts of its tangible and intangible assets to determine whether there is an indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss, if any. Where it is not possible to estimate the recoverable amount of an individual asset, the Company estimates the recoverable amount of the cash-generating unit to which the assets belong.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

ZENLABS HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars unless otherwise stated)

For the year ended September 30, 2020

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognized immediately in the statement of comprehensive loss.

Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, however the increased carrying amount cannot exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or cash-generating unit) in prior years.

m)	Other provisions

Provisions are recognized for liabilities of uncertain timing or amounts that have arisen as a result of past transactions, including legal or constructive obligations. The provision is measured at the best estimate of the expenditure required to settle the obligation at the reporting date. The Company had no other provisions as at September 30, 2020 and September 30, 2019.

n)	Leases

At inception of a contract, the Company assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. To assess whether a contract conveys the right to control the use of an identified asset, the Company assesses whether:

●	The contract involves the use of an identified asset - this may be specified explicitly or implicitly, and should be physically distinct or represent substantially all of the capacity of a physically distinct asset. If the supplier has a substantive right, then the asset is not identified.

●	The Company has the right to obtain substantially all the economic benefits from use of the asset throughout the period of use; and

●	The Company has the right to direct the use of the asset. The Company has this right when it has the decision-making rights that are most relevant to changing how and for what purpose the asset is used. In rare cases where the decision about how and for what purposed the asset is used is predetermined, the Company has the right to direct the use of the asset if either:

○	The Company has the right to operate the asset; or

○	The Company designed the asset in a way that predetermines how and for what purpose it will be used.

At inception or on reassessment of a contract that contains a lease component, the Company allocates the consideration in the contract to each lease component based on their relative stand- alone prices.

The Company recognizes a right-to-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received. The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the earlier of the end of the useful life of the right-to-use asset or the end of the lease term. The estimated useful life of the right-to-use assets are determined on the same basis as those of property, plant and equipment. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

ZENLABS HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars unless otherwise stated)

For the year ended September 30, 2020

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate. Lease payments included in the measurement of the lease liability comprise the following:

●	fixed payments, including in-substance fixed payments;

●	variable lease payments that depend on an index or a rate, initially measured using the index or rate as at the commencement date;

●	amounts expected to be payable under a residual value guarantee; and

●	the exercise prices under a purchase price option that the Company is reasonably certain to exercise, lease payments in an optional renewal period if the Company is reasonably certain to exercise an extension option, and penalties for early termination of a lease unless the Company is reasonably certain not to terminate early.

The lease liability is measured at amortized cost using the effective interest rate method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in the Company’s estimate of the amount expected to be payable under a residual value guarantee, or if the Company changes its assessment of whether it will exercise a purchase, extension or termination option.

When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.

The Company has elected not to recognize right-of-use assets and lease liabilities for short-term leases of machinery that have a lease term of 12 months or less and leases of low-value assets. The Company recognizes the lease payments associated with these leases as an expense on a straight-line basis over the lease term.

On transition to IFRS 16, the Company recognized lease assets and liabilities. The impact on transition is summarized below:

October 1, 2019
Operating lease commitment at September 30, 2019	$3,828,368
Discounted using the incremental borrowing rate at October 1, 2019	(1,506,211)
Lease asset and lease liability recognized at October 1, 2019	$2,322,156

When measuring lease liabilities for leases that were classified as operating leases, the Company discounted lease payments using its incremental borrowing rate at October 1, 2019 of 10.37%.

o)	Transaction costs

Transaction costs related to equity transactions are deferred until the closing of the equity transactions. These costs are accounted for as a deduction from equity when recognized. Transaction costs of abandoned equity transactions are expensed in the statements of comprehensive loss.

p)	Warrants issued in equity financing transactions

The Company allocates a value to warrants issued as part of the units in private placement offerings using the residual method, whereby the value in excess of the market price of the shares is allocated to the warrant. If and when the expiration date of such warrants is extended or the exercise price is decreased, the Company does not record a charge for the incremental increase in fair value.

ZENLABS HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars unless otherwise stated)

For the year ended September 30, 2020

q)	Income taxes

Current income tax:

Current income tax assets and liabilities for the current period are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted, at the reporting date, in the countries where the Company operates and generates taxable income. Current income tax relating to items recognized directly in other comprehensive income or equity is recognized in other comprehensive income or equity and not in profit or loss. Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.

Deferred tax:

Deferred tax is recognized on temporary differences at the reporting date arising between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. The carrying amount of deferred tax assets is reviewed at the end of each reporting period and recognized only to the extent that it is probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period. Deferred tax assets and deferred tax liabilities are offset, if a legally enforceable right exists to set off current tax assets, against current income tax liabilities and the deferred income taxes relate to the same taxable entity and the same taxation authority.

r)	Loss per share

Loss per share is computed by dividing net loss available to common shareholders by the weighted average number of outstanding common shares for the period. In computing diluted earnings per share, an adjustment is made for the dilutive effect of the exercise of stock options and warrants. The number of additional shares is calculated by assuming that outstanding stock options and warrants are exercised and that the proceeds from such exercises were used to acquire common shares at the average market price during the reporting periods. In periods where a net loss is reported, outstanding options and warrants are excluded from the calculation of diluted loss per share, as they are antidilutive. Diluted loss per share is equal to the basic loss per share as net losses were reported during the periods presented.

3. SIGNIFICANT ACCOUNTING ESTIMATES AND JUDGMENT

Significant estimates and assumptions

The preparation of financial statements in accordance with IFRS requires the Company to make estimates and assumptions concerning the future. The Company’s management reviews these estimates and underlying assumptions on an ongoing basis, based on experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

Estimates are inherently uncertain and actual results may differ from the amounts included in the financial statements. Revisions to the estimates and assumptions are recognized in the period in which the estimates are revised and in future periods.

Estimates and assumptions where there is significant risk of material adjustments to assets and liabilities in future accounting periods include: fair value of financial instruments and recoverability and measurement of deferred tax assets.

ZENLABS HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars unless otherwise stated)

For the year ended September 30, 2020

Significant judgments

Significant judgments in applying the Company’s accounting policies relate to the assessment of the Company’s ability to continue as a going concern (Note 1), functional currency determinations and the classification of its financial instruments.

4. NEW AND AMENDED ACCOUNTING STANDARDS

New accounting standard effective for annual periods on or after October 1, 2019:

Amendments to IFRS 2 Classification and Measurement of Share-based Payment Transactions

The IASB issued amendments to IFRS 2 Share-based Payment that address three main areas: the effects of vesting conditions on the measurement of a cash-settled share-based payment transaction; the classification of a share-based payment transaction with net settlement features for withholding tax obligations; and accounting where a modification to the terms and conditions of a share-based payment transaction changes its classification from cash settled to equity settled. On adoption, entities are required to apply the amendments without restating prior periods, but retrospective application is permitted if elected for all three amendments and other criteria are met. The Company’s accounting policy for cash-settled share based payments is consistent with the approach clarified in the amendments. In addition, the Company has no share-based payment transaction with net settlement features for withholding tax obligations and had not made any modifications to the terms and conditions of its share- based payment transaction. Therefore, these amendments did not have any impact on the Company’s consolidated financial statements.

IFRS 16 – Leases

The Company adopted IFRS 16 on October 1, 2019. IFRS 16 replaced IAS 17 Leases and eliminates the classification of leases as either operating or finance leases by the lessee. The standard provides a single lessee accounting model, requiring lessees to recognize assets and liabilities for all leases unless the lease term is 12 months or less or the underlying asset has a low value. The Company adopted IFRS 16 effective July 1, 2018 using the modified retrospective approach and, accordingly, the comparative information has not been restated and continues to be reported under IAS 17 and related interpretations.

The Company used the following practical expedients when applying IFRS 16 to leases previously classified as operating leases under IAS 17:

●	Applied the exemption not to recognize right-of-use assets and liabilities for leases with less than 12 months of lease term.

●	Used hindsight when determining the lease term if the contract contains options to extend or terminate the lease.

●	Leases for which the underlying asset is of low value.

On initial application, the Company recognized a right-of-use asset and lease obligation of $2,322,156 for its facility that is used for corporate offices, wholesale warehouse and grow operations.

ACCOUNTING STANDARDS ISSUED BUT NOT YET EFFECTIVE

Standards issued, but not yet effective, up to the date of issuance of the Company’s consolidated financial statements are listed below. This listing of standards and interpretations issued are those that the Company reasonably expects to have an impact on disclosures, financial position or performance when applied at a future date. The Company intends to adopt these standards when they become effective.

ZENLABS HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars unless otherwise stated)

For the year ended September 30, 2020

New accounting standard effective for annual periods on or after October 1, 2020:

Definition of a Business (Amendments to IFRS 3): The IASB has issued Definition of a Business (Amendments to IFRS 3) to clarify the definition of a business for the purpose of determining whether a transaction should be accounted for as an asset acquisition or a business combination. The amendments:

●	clarify the minimum attributes that the acquired assets and activities must have to be considered a business;

●	remove the assessment of whether market participants can acquire the business and replace missing inputs or processes to enable them to continue to produce outputs;

●	narrow the definition of a business and the definition of outputs; and

●	add an optional concentration test that allows a simplified assessment of whether an acquired set of activities and assets is not a business.

This amendment is effective for annual periods beginning on or after October 1, 2020. Earlier application is permitted. The amendment applies prospectively to transactions after the date of adoption.

Classification of Liabilities as Current or Non-Current (Amendments to IAS 1): The IASB has published Classification of Liabilities as Current or Non-Current (Amendments to IAS 1) which clarifies the guidance on whether a liability should be classified as either current or non-current. The amendments:

●	clarify that the classification of liabilities as current or non-current should only be based on rights that are in place “at the end of the reporting period”;

●	clarify that classification is unaffected by expectations about whether an entity will exercise its right to defer settlement of a liability; and

●	make clear that settlement includes transfers to the counterparty of cash, equity instruments, other assets or services that result in extinguishment of the liability.

This amendment is effective for annual periods beginning on or after October 1, 2022. Earlier application is permitted. The extent of the impact of adoption of this amendment has not yet been determined. There is currently a proposal outstanding that would defer the effective date until October 1, 2023.

5. INVENTORY

Details of the Company’s inventory as at September 30, 2020 are shown in the table below:

Raw materials	$370
Finished goods	496
Balance – September 30, 2020	$866

The Company had no inventory as at September 30, 2019 and October 1, 2018.

6. BIOLOGICAL ASSETS

The Company’s biological assets consist of cannabis plants that are cultivated at the Company’s own grow facilities. The valuation of biological assets is based on a market approach where fair value at the point of harvest is estimated based on the selling price less any costs to sell up to the point of harvest.

For biological assets that are still growing, the fair value ascribed to them is a percentage of the fair value at point of harvest, based on where the plants are in their grow cycle. As at September 30, 2020, on average, the biological assets were approximately 80% complete relative to the next expected harvest date.

ZENLABS HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars unless otherwise stated)

For the year ended September 30, 2020

In determining the fair value of biological assets, management is required to make several estimates with respect to significant unobservable inputs, including the expected selling price of the plants, the stage of plant growth at which point of harvest is determined, wastage and costs to sell. Estimated wastage per plant varies by strain and is obtained through historical growing results or grower estimate if historical results are not available. The listed selling price of cannabis plants varies by strain and is obtained through listed selling prices or estimated selling prices if historical results are not available. The Company used a price of $5.42 per plant in valuation of biological assets at September 30, 2020. Fair value at the point of harvest is estimated based on the selling price less any costs to sell at harvest.

The following significant unobservable inputs, all of which are classified as level 3 on the fair value hierarchy, were key inputs used by management in determining the fair value of biological assets:

- Selling price per plant– calculated as the weighted average selling price for all strains of cannabis sold by the Company, which is expected to approximate future selling prices. As at September 30, 2020, these prices represented the ultimate selling prices to wholesale buyers.

- Stage of growth – represents the weighted average number of weeks out of the 8-week growing cycle that biological assets have reached as of the measurement date.

- Wastage – represents the weighted average percentage of biological assets which are expected to be destroyed due to failure to mature into cannabis plants that can be harvested.

The following table quantifies averages for each significant unobservable input, and also provides the impact a 10% increase/decrease in each input would have on the fair value of biological assets:

	September 30, 2020	10% change as at September 30, 2020
Selling price per plant	$6.51	$2,554
Stage of growth	90.2%	$3,665
Wastage	10%	$3,665

The Company capitalizes its periodic cost related to growing its biological assets and accretes fair value using percentage of completion based on weeks of growth.

During the year ended September 30, 2020, the Company realized fair value adjustments of $93,206 on the sale of inventory on the transfer of biological assets to inventory and recorded $26,674 on the change in fair market value of biological assets reflecting the increased value relating to the growth and harvest of the flower from cannabis plants included in biological assets.

This gain was calculated using a periodic change in value based on plant count and estimated value of the various products from the plants.

Details of the Company’s biological assets as at September 30, 2020 are shown in the table below:

Balance – September 30, 2019	$-
Change in fair value less cost to sell	26,673
Balance – September 30, 2020	$26,673

ZENLABS HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars unless otherwise stated)

For the year ended September 30, 2020

7. PROPERTY AND EQUIPMENT

	Hemp assets	Vehicles	Furniture and equipment	Leasehold improvement
Cost
Balance October 1, 2018	$-	$-	$2,549	$-
Additions	41,500	47,049	41,675	89,355
Disposition (a)	-	-	-	-
Balance, September 30, 2019	41,500	47,049	44,224	89,355
Additions	-	65,249	143,312	159,050
Balance, September 30, 2020	$41,500	$112,298	$187,536	$248,405
Amortization
Balance, September 30, 2018	$-	$-	$(382)	$-
Expense	(2,075)	(5,503)	(3,728)	(2,309)
Disposition (a)	-	-	-	-
Balance, September 30, 2019	(2,075)	(5,503)	(4,110)	(2,309)
Expense	(4,150)	(14,847)	(21,340)	(15,647)
Balance, September 30, 2020	$(6,225)	$(20,350)	$(25,450)	$(17,956)
Carrying value
Balance, September 30, 2018	$-	$-	$2,167	$-
Balance, September 30, 2019	$39,425	$41,546	$40,114	$87,046
Balance, September 30, 2020	$35,275	$91,948	$162,086	$230,449

ZENLABS HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars unless otherwise stated)

For the year ended September 30, 2020

7. PROPERTY, PLANT AND EQUIPMENT (continued)

	Facility	Land	Building	Total
Cost
Balance October 1, 2018	$48,000	$672,732	$2,018,196	$2,741,477
Additions	29,730	-	334,496	583,805
Disposition (a)	-	(672,732)	(2,352,692)	(3,025,424)
Balance, September 30, 2019	77,730	-	-	299,858
Additions	599,700	-	-	967,311
Balance, September 30, 2020	$677,430	$-	$-	$1,267,169
Amortization
Balance, September 30, 2018	$-	$-	$(38,811)	$(39,193)
Expense	-	-	(56,269)	(69,884)
Disposition (a)	-	-	95,080	95,080
Balance, September 30, 2019	-	-	-	(13,997)
Expense	-	-	-	(55,984)
Balance, September 30, 2020	$-	$-	$-	$(69,981)
Carrying value
Balance, September 30, 2018	$48,000	$672,732	$1,979,385	$2,702,284
Balance, September 30, 2019	$77,730	$-	$-	$285,861
Balance, September 30, 2020	$677,430	$-	$-	$1,197,188

(a)	On June 15, 2019 the Arjons Drive building and land and related promissory note were transferred at cost to ZLCA LLC, a related company (“ZLCA”) under common control. (Note 9)

8. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	September 30, 2020	September 30, 2019	October 1, 2018
Accounts payable	$155,450	$30,067	$-
Accrued liabilities	11,095	-	-
Balance – September 30, 2020	$166,545	$30,067	$-

ZENLABS HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars unless otherwise stated)

For the year ended September 30, 2020

9. RELATED PARTY TRANSACTIONS

During the year ended September 30, 2019, the Company borrowed $609,970 from a company controlled by a member to fund operations.

During the year ended September 30, 2020, two directors loaned the Company $130,000 for working capital. The Company repaid the loan during the year ended September 30, 2020. There was no interest expense associated with the shareholder loan during the year ended September 30, 2020.

Key management personnel include those persons having authority and responsibility for planning, directing and controlling the activities of the Company as a whole. The Company has determined the key management personnel consist of members of the Company’s Board of Directors and corporate officers.

During the year ended September 30, 2020, the Company leased its primary facility from ZLCA LLC, a California limited liability company whose managing member is an officer and director of Zenlabs Holdings, Inc. (Note 11). During the year ended September 30, 2020, the Company paid ZLCA LLC $282,500 in lease payments. As of September 30, 2020, the accrued balanced due to ZLCA, LLC is $59,775.

During the year ended September 30, 2020, a company owned by a director of Zenlabs Holdings, Inc. provided advertising and promotional services to the company. During the year, the Company paid the company $10,389 for services.

During the year ended September 30, 2020, the Company leased from an entity owned by a Director of the Company on a month-to-month basis facilities and acreage related to its cannabis operation. During the year ended September 30, 2020, the Company paid the related party entity $45,000. Also, during the year ended, the Company purchased $5,148 of raw materials from a related party entity owned by a Director of the Company.

The remuneration of directors and key management personnel during the year ended September 30, 2020 and September 30, 2019, respectively, was as follows:

	2020	2019
Management fees	$200,000	$4,615
Supplies and materials	63,415	-
Advertising and promotion	10,389
Facilities rent	327,560	-
Total related party	$601,364	$4,615

The following amounts were due to related parties at September 30:

	2020	2019	2018
Due to a member (a)	$-	$-	$6,783
Due to a company controlled by a director (b)	-	609,970	-
Accounts payable, related parties	97,875	-	-
Total due to related parties	$97,875	$609,970	$6,783

ZENLABS HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars unless otherwise stated)

For the year ended September 30, 2020

10. LONG TERM DEBT

On December 13, 2017, the Company signed a promissory note for $1,580,000 and used the proceeds to purchase a property located at 7745 Arjons Drive in San Diego, California. The note had a maturity date of March 1, 2019. The Company incurred transaction costs of $90,000. Interest on the note accrued at 10.5% per annum. At October 1, 2018 $117,733 had been accrued with a further $71,242 up to maturity for a total principal and interest owing of $1,768,975. The balance owing was repaid using proceeds of a new promissory note.

On February 26, 2019 the Company entered into a new promissory note for $2,000,000 and incurred transaction costs of $72,292. The note had a maturity date of March 31, 2022. Interest on the note accrued at 8.75% per annum. During the year ended September 30, 2019 $45,212 in interest was paid on this note. On June 15, 2019 the Company transferred its Arjons Drive property to a related company under common control. As the transaction was with a company under common control, the transaction was recorded at the carrying amounts of the assets and liabilities transferred with the difference of $1,002,636 being recorded in equity.

During the year ended September 30, 2020, the Company obtained a loan secured by a vehicle with monthly payment of $1,087. The loan has a term of sixty (60) months and is non-interest bearing.

Balance, September 30, 2019	$-
Issued	65,249
Repayments	(1,087)
Balance, September 30, 2020	64,162
Less current portion	(13,050)
Long term debt	$51,112

A schedule of the Company future minimum principal payments over the term of the loan is as follows:

Year ended September 30,
2021	$13,050
2022	13,050
2023	13,050
2024	13,050
2025	11,962
Total	$64,162

11. RIGHT OF USE ASSET AND LEASE LIABILITY

The Company and its subsidiaries operate in a leased property in San Diego, California for use as corporate offices, wholesale warehouse and grow facilities (the “Arjons Facility”). On June 16, 2019, the Company’s subsidiary, Zenleaf LLC, executed a Lease Agreement (the “2019 Lease”) with ZLCA, LLC, a California limited liability company whose managing member is an officer and director of Zenlabs Holdings, Inc. For the year ended September 30, 2020, $24,063 was capitalized to Biological Assets.

ZENLABS HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars unless otherwise stated)

For the year ended September 30, 2020

The schedule of Base Rent monthly payments under the 2019 Lease was as follows:

Base rent (monthly)

October 1, 2019 through November 1, 2019	$14,872
December 1, 2019 through May 1, 2020	22,307
June 1, 2020 through May 1, 2021	29,743
June 1, 2021 through May 1, 2022	30,636
Annual monthly lease payment increase thereafter	3%

Under the 2019 Lease, in addition to the Base rent, the Lessor was entitled to 30% of the Gross Revenue generated by the Lessee, on and off the premises, without offset or deduction of any fee or expense. The Company has the right but not the obligation to extend the lease for one additional period of 10 years. Management considered the likelihood and estimated duration of the extension option in determining the lease term for the measurement of the liability and right-of-use asset.

During the year ended September 30, 2019 and prior to the adoption of IFRS 16, the lease was treated as an operating lease and the minimum lease payments attributed were being recognized as an expense on a straight-line basis over the term of the lease.

Upon adoption of IFRS 16, the Company recorded a Right of Use Asset and Lease Liability of $2,322,156 which was the present value of future minimum lease payments using the Company’s incremental borrowing rate of 10.37%.

On February 21, 2020, the 2019 Lease was replaced with a new lease agreement (the “2020 Lease”). Under the 2020 Lease, for any given year in which the Company generates more than $3,000,000 in annual sales, the lessor shall be entitled to receive five percent (5%) of the net revenues generated by the Company for sale of cannabis products on the premises, less a credit for Base rent paid. The percentage rent due to the lessor cannot exceed $300,000 per year.

The Company revalued its Lease Liability to reflect an incremental borrowing rate of 10.72% as of February 21, 2020. As a result, the Right of Use Asset and Lease Liability increased by $33,638.

On May 1, 2020, the Company entered into a lease with purchase option (the “5712 Lease) with Metz Properties, LLC (the “Landlord”) a California limited liability company entity controlled by a member of the Company’s Board of Directors, for the use of approximately ten (10) acres in Oceanside, California. The term of the lease is five (5) years commencing and ending on April 30, 2025. The monthly payment is $10,000 per acre utilized. Upon notification to the landlord, the Company may occupy and utilize additional one (1) acre increments. In the event the Company elects to occupy the entire leased premises, the Company must give six (6) month notice to the landlord before taking possession. The Company also has an option to purchase the entire property for $4,000,000, with the option to purchase expiring on December 31, 2020. Subsequent to September 30, 2020, the option to purchase the property expired.

For the year ended September 30, 2020, the Right of Use Asset consisted of the following:

Right of Use Asset
As at September 30, 2019	$-
Contracts identified as leases upon adoption of IFRS 16	2,262,161
Contracts identified as leases during the period	230,494
Change in Right of Use Asset due to modifications of lease terms	(33,638)
Amortization	(252,033)
Total Right of Use asset, September 30, 2020	$2,206,984

ZENLABS HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars unless otherwise stated)

For the year ended September 30, 2020

For the year ended September 30, 2020, Lease Liability consisted of the following:

Lease Liability
As at September 30, 2019	$-
Contracts identified as leases upon adoption of IFRS 16	2,322,156
Contracts identified as leases during the period	230,494
Change in Lease Liability due to modification of lease terms	(33,638)
Payments	(307,560)
Interest expense	253,402
Total	$2,464,854
Less Lease liability, current portion	(163,657)
Total Long term lease liability, September 30, 2020	$2,301,197

As of September 30, 2020, the total of future minimum lease payments is as follows:

From October 1, 2020 to September 30, 2021	$420,488
From October 1, 2021 to September 30, 2022	431,302
From October 1, 2022 to September 30, 2023	442,441
From October 1, 2023 to September 30, 2024	453,915
Thereafter	2,072,662
Total minimum lease payments	3,820,807
Less implied interest	(1,355,953)
Total	$2,464,854

12. REVERSE ACQUISITION

On October 31, 2019 the Company completed the acquisition of Zenleaf, LLC. Pursuant to a merger agreement, Zenlabs acquired all of the issued and outstanding ownership units of Zenleaf LLC in consideration of shares of the Company on a 1:1 basis. The Company issued 148,998 multiple voting shares to the former members of Zenleaf, LLC, including 38,254 shares issued to the Company’s chief executive officer.

As discussed in Note 1, the Transaction has been accounted for as a reverse acquisition whereby Zenleaf LLC is the acquirer for accounting purposes and the assets and liabilities of Zenlabs were acquired in consideration for the fair value of the Zenleaf LLC ownership units. Under this premise, as consideration for 100% of outstanding shares of Zenlabs by way of reverse acquisition, the Company issued 20,122,841 to the shareholders of Zenlabs. The fair value of the purchase consideration was determined in accordance with IFRS 2 – Share-based Payment, with the difference between the fair value of the consideration transferred and the fair value of Zenlab’s net liabilities assets assumed acquired being recorded as acquisition expense. The shares were assigned a value of $0.23 CAD per share, which was determined by the value of the recent financing realized through private placements, for a total consideration of $4,207,657.

ZENLABS HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars unless otherwise stated)

For the year ended September 30, 2020

The companies are related parties at the date of the Transaction by virtue of common management.

Consideration:
20,122,841 shares	$3,522,514
14,622,840 warrants	685,143
Total consideration	4,207,657
Net assets acquired (liabilities assumed):
Cash	2,802,660
Amounts receivable	610,497
Accounts payable and accrued liabilities	(128,592)
Net assets acquired	3,284,565
Acquisition expense	923,092
Total	$4,207,657

13. DERIVATIVE LIABILITY

Year ended September 30, 2020
Balance - September 30, 2019	$-
Fair value of warrants –issued during the period	25,715
Change in fair value of warrants outstanding	(11,452)
Balance – September 30, 2020	$14,263

The derivative liability consists of the fair value of share purchase warrants that have exercise prices that differ from the functional currency of the Company. Details of these warrants and their fair value are as follows:

Expiration date	Exercise Price ($CAD)	Number of warrants outstanding at September 30, 2020	Fair value of warrants at September 30, 2020
December 13, 2021	1.00	331,682	14,263
	$1.00	331,682	$14,263

The fair values of the warrants were estimated using the Black-Scholes Option Pricing Model using the following assumptions:

●	The stock price was based on the most recent private placement for the Company at the time of issuance.

●	The risk-free interest rate assumption is based on US Treasury marketable bonds for a period consistent with the expected term of the option in effect at the time of grant;

●	The Company does not pay dividends on common stock and does not anticipate paying dividends on its common stock in the foreseeable future. Therefore, the expected dividend rate was 0%.

●	The expected life of the warrants was estimated to be the remaining contractual term; and

●	The expected volatility was based off of the historical trading prices of comparable companies’ common stock price over a period equivalent to the expected life of the warrants.

ZENLABS HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars unless otherwise stated)

For the year ended September 30, 2020

The fair values of these warrants during the year ended September 30, 2020 were estimated using the Black-Scholes Option Pricing Model using the following inputs:

Expected volatility	100%
Expected life	1.20 years
Dividends	0%
Risk-free interest rate	0.12%

14. INCOME TAXES

There are no current income taxes owing by the Company at September 30, 2020 and 2019.

Prior to October 1, 2019, the Company was considered a flow through entity for federal and California income tax purposes with its members taxed individually on its respective earnings. Accordingly, no provision for federal and state income taxes has been included in the financial statements for the period ended September 30, 2019. With the merger with Zenlabs during the year ended September 30, 2020 (Note 12), all of the Company’s taxable earnings and losses will flow through to the Company.

For the year ended September 30, 2020, income tax recovery (provision) differs from the amount that would result from applying the United States federal income tax rates due to the following:

Year ended September 30, 2020
Loss before income tax	$(2,897,529)
United States statutory income tax rate	28.00%
Income tax recovery at statutory rate	811,308
Effect on income taxes of:
Listing expense	(258,466)
Other non-deductible items	(76,520)
Tax effect of tax losses and temporary differences not recognized	(471,321)
Income tax recovery (provision)	$-

As at September 30, 2020, the Company had the following deductible temporary differences for which deferred tax assets have not been recognized, because it is not probable that future profit will be available against which these temporary differences may be applied.

September 30, 2020
Non-capital loss carry-forwards – U.S.	$1,831,552
Non-capital loss carry-forwards – Canadian	1,660,570
Property and equipment	(297,630)
Right to use leases	197,875

ZENLABS HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars unless otherwise stated)

For the year ended September 30, 2020

At September 30, 2020, the Company has United States net operating loss carry-forwards of approximately $1.8 million that do not expire but whose utilization is limited to 80% of net taxable income in any given year. In addition, the Company has state net operating loss carry-forward for approximately the same amount that expire in 2040. At September 30, 2020, the Company has Canadian non-capital loss carry-forwards of approximately $1.7 million that expire from September 30, 2039 to 2040.

With the transaction with Zenleaf, LLC (Note 11), the Company acquired approximated approximately $75,500 of non-capital losses in Canada which expire in 2039. The US loss carry-forwards are available to offset against future taxable income; however future use of U.S. loss carry-forwards is subject to certain limitations under provisions of the Internal Revenue Code including limitations subject to Section 382 which could limit the Company’s ability to use some of these losses before they expire. Tax attributes are subject to review, and potential adjustment by tax authorities.

The Company has not provided for any interest or penalties associated with any uncertain tax positions. If interest and penalties were to be assessed, the Company’s policy is to charge interest to interest expense, and penalties to other operating expense. It is not anticipated that there will be any significant changes to unrecognized benefits within the next 12 months. The Company is in the process of determining the impact of Section 280E of the United States tax code on the Company for its sale of cannabis-related product.

15. SHARE CAPITAL

Common Shares (Subordinate Voting Shares)

Authorized: unlimited number of Subordinate Voting shares without nominal or par value.

Common Shares (Multiple Voting Shares)

-	On October 31, 2019 the Company completed the acquisition of Zenleaf, LLC. Pursuant to a merger agreement, the Company issued 149,998 Multiple Voting Shares, for 100% of the ownership units of Zenleaf LLC, a California limited liability company. Included in the 149,998 Multiple Voting Shares issued were 38,254 shares issued to the CEO of the Company. Holders of Multiple Voting Shares have the following rights:

○	At meetings of shareholders, holders of Multiple Voting Shares are entitled to two votes in respect of each Subordinate Voting Share into which such Multiple Voting Share could ultimately then be converted,

○	Each holder of Multiple Voting Shares (other than an Initial Holder) is entitled to one vote in respect of each Subordinate Voting Share into which such Multiple Voting Share could ultimately be converted. For greater certainty, subject to adjustment as set forth in the Company’s Articles, each Multiple Voting Share is initially convertible into 100 Subordinate Voting Shares, each Initial Holder is initially entitled to 200 votes per Multiple Voting Share, and each registered holder of Multiple Voting Shares other than an Initial Holder is initially entitled to 100 votes per Multiple Voting Share. Each Multiple Voting Share shall be convertible, at the option of the registered holder. Initial Holder means the initial registered holder of a Multiple Voting Share at the time such Multiple Voting Share was issued.

-	On December 13, 2019 the Company issued 331,682 Units at a price of $0.50 CAD per unit for proceeds of $125,000 USD. Each Unit consists of one (1) Subordinate Voting Share and one share purchase warrant. Each share purchase warrant entitles the holder to purchase one (1) additional Subordinate Voting Share at a price of $1.00 per share until December 31, 2021. The Subordinate Voting Shares issued under this financing will be subject to following voluntary resale restrictions: (i) 20% of the Subordinate Voting shares will not be subject to voluntary restrictions on resale, (ii) 20% of the Subordinate Voting Shares will be subject to restrictions on resale until three months after listing on a stock exchange; (iii) an additional 20% of the Subordinate Voting Shares will be subject to restrictions on resale until six months after listing on a stock exchange, (iv) an additional 20% of the Subordinate Voting Shares will be subject to restrictions on resale until nine months after listing on a stock exchange, and (v) an additional 20% of the Subordinate Voting Shares will be subject to restrictions on resale until twelve months after listing on a stock exchange.

ZENLABS HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars unless otherwise stated)

For the year ended September 30, 2020

Share Purchase Warrants

The following table reflects the continuity of share purchase warrants for the year ended September 30, 2020:

	Number of Warrants	Weighted Average Exercise Price ($CAD)
Balance - September 30, 2019	9,448,200	$0.60
Warrants issued – private placement (i)	5,174,640	0.60
Warrants issued – private placement (ii)	331,682	1.00
Warrants exercised	-	-
Warrants expired	-	-
Balance – September 30, 2020	14,954,522	$0.61

(i)	On October 21, 2019, the Company issued 5,174,640 share purchase warrants related to a private placement. Each warrant entitles the holder to acquire a common share of the Company’s stock at an exercise price of $0.60 CAD. These warrants expire on October 21, 2021.

(ii)	On December 13, 2019, the Company issued 331,682 share purchase warrants related to a private placement. Each warrant entitles the holder to acquire a common share of the Company’s stock at an exercise price of $1.00 CAD. These warrants expire on December 13, 2021.

As at September 30, 2020, there are 14,954,522 outstanding share purchase warrants.

Issue Date	Expiration Date	Warrants	Exercise Price ($CAD)	Remaining life (years)
June 30, 2019	June 30, 2021	9,448,200	$0.60	0.75
October 21, 2019	October 21, 2021	5,174,640	0.60	1.06
December 13, 2019	December 13, 2021	331,682	1.00	1.20
		14,954,522	$0.61	0.87

The weighted average remaining contractual life of warrants outstanding as of September 30, 2020 was .87 years.

Stock options

The continuity of outstanding stock options for the year ended September 30, 2020 is as follows:

	Number of options	Weighted average exercise price per share (CAD)
Balance - September 30, 2019	-	$-
Issued	220,000	0.50
Exercised	-	-
Balance – September 30, 2020	220,000	$0.50

ZENLABS HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars unless otherwise stated)

For the year ended September 30, 2020

a)	On February 28, 2020 the Company granted 120,000 stock options to the Chief Financial Officer of the Company. Each stock option is exercisable into common shares of the Company at an exercise price of CAD $0.50 per share. The options vest is follows: 25% on the grant date, 25% vests every four months thereafter. The options expire on February 28, 2023.

b)	On March 12, 2020 the Company granted 100,000 stock options to an employee of the Company. Each stock option is exercisable into common shares of the Company at an exercise price of CAD $0.50 per share. The options vest is follows: 25% on the grant date, 25% vests every four months thereafter. The options expire on February 28, 2023.

The fair values of the options were estimated using the Black-Scholes Option Pricing Model using the following assumptions:

Expected volatility	100%
Expected life	3.00 years
Dividends	0%
Risk-free interest rate	0.58% to 0.85%

As at September 30, 2020, there are 220,000 options to purchase common shares outstanding of which 110,000 options were exercisable.

Issue date	Expiry date	Warrants	Exercisable warrants	Exercise price ($CAD)	Remaining life (years)
February 28, 2020	February 28, 2023	120,000	60,000	$0.50	2.41
March 12, 2020	March 12, 2023	100,000	50,000	0.50	2.45
		220,000	110,000	$0.50	2.43

The weighted average remaining life of options outstanding as of September 30, 2020 was 2.43 years. Unrecognized compensation expense as of September 30, 2020 was USD $16,379.

16. CAPITAL MANAGEMENT

The Company manages its capital structure and adjusts it, based on the funds available to the Company, in order to support its operations and business development. The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company’s management to sustain future development of the business.

The Company generated limited revenue and cash flows from its operations since its inception; therefore, the Company is dependent on external financing to fund its future intended business plan. The capital structure of the Company currently consists of common shares. The Company manages the capital structure and adjusts it in the light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Company may issue new shares through private placements. Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable. The Company is not subject to any externally imposed capital requirements.

ZENLABS HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars unless otherwise stated)

For the year ended September 30, 2020

17. FINANCIAL INSTRUMENTS

The judgements and estimates are made in determining the fair values of the financial instruments that are recognized and measured at fair value in the financial statements. To provide an indication about the reliability of the inputs used in determining fair value, The Company has classified its financial instruments into the three levels prescribed under the accounting standards. An explanation of each level is as follows:

●	Level 1 fair value measurements are those derived from quoted prices (unadjusted) in active markets for identical assets or liabilities;

●	Level 2 fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices); and

●	Level 3 fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

The Company’s cash is classified as Level 1 whereas other financial assets (amounts receivables) are classified as Level 2. Carrying values of financial assets do not differ significantly from their fair values due to their short-term nature. The Company’s accounts payables and accrued liabilities and derivative liability are classified as Level 2. Fair values of financial liabilities (accounts payable and accrued liabilities) are assumed to approximate their carrying values due to their short term.

Financial Instrument risks:

(a)	Credit risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. The Company’s cash is exposed to credit risk. The Company reduces its credit risk on cash by placing these instruments with institutions of high credit worthiness. The Company does not have significant exposure to credit risk.

(b)	Liquidity risk

Liquidity risk is managed by ensuring sufficient financial resources are available to meet obligations associated with financial liabilities. The Company manages liquidity risk through the management of its capital structure. As at September 30, 2020, the Company had cash of $850,374 to settle current financial liabilities of $455,390. The Company addresses its liquidity through debt and equity financing obtained through the sale of common shares and the exercise of warrants and options. There is no assurance that it will be able to do so in the future.

(c)	Interest rate risk

Interest rate risk is the risk that the fair value or cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company is not significantly exposed to interest rate risk as at September 30, 2020.

(d)	Foreign exchange risk

As at September 30, 2020, the Company is not exposed to significant foreign exchange risk.

ZENLABS HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars unless otherwise stated)

For the year ended September 30, 2020

18. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION AND NON-CASH INVESTING AND FINANCING ACTIVITIES

	September 30, 2020	September 30, 2019
SUPPLEMENTAL DISCOSURE OF CASH FLOW INFORMATION
Interest paid	$253,402	$-
Vehicle purchased with long term debt	65,249	-
Establish Right of Use Asset	230,494	-
Additional right of use asset due to modification of lease	33,638	-

19. GENERAL AND ADMINISTRATIVE EXPENSE

Activity during the years ended September 30, for general and administrative expense is as follows:

	2020	2019

Management fee and payroll	$898,408	$271,101
Stock based compensation	16,379	-
Bad debt expense	4,287	-
Travel	25,842	21,167
Professional fees and consulting	200,537	209,324
Licenses and permits	57,616	23,343
Office and insurance	46,587	118,503
Business and property taxes	50,692	40,470
Occupancy and facilities	44,864	159,156
Total general and administrative expense	$1,345,212	$843,064

20. FIRST TIME ADOPTION OF IFRS

These consolidated financial statements represent the first annual financial statements of the company and its subsidiaries prepared in accordance with IFRS, as issued by the IASB. The company’s financial statements were previously prepared in accordance with accounting principles accepted in the United States (“US GAAP”). The company adopted IFRS October 1, 2019 with a transition date of October 1, 2018 (‘Transition Date’). Under IFRS 1, the IFRSs are applied retrospectively at the transition date with all adjustments to assets and liabilities as stated under US GAAP taken to retained earnings unless certain exemptions applied.

IFRS 1 provides for certain optional exemptions and certain mandatory exemptions for the first-time IFRS adopters. Prior to transition to IFRS, the Company prepared its financial statements in accordance with the US GAAP. The applicable exemptions and exceptions applied in conversion from US GAAP to IFRS are described below.

20.1 Mandatory exemptions

Estimates

In accordance with IFRS 1, an entity’s estimates under IFRS at the date of transition to IFRS must be consistent with estimates made under pre-changeover US GAAP, unless there is objective evidence that those estimates were in error. IFRS employs a conceptual framework that is similar to US GAAP.

20.2 Reconciliation between US GAAP and IFRS

IFRS 1 requires an entity to reconcile the previous financial statements as at the date of transition and as at and for the year ended of the latest period presented in the entity’s most recent annual financial statements.

There were no material differences between the financial statements presented under IFRSs and the financial statements presented under US GAAP.

ZENLABS HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars unless otherwise stated)

For the year ended September 30, 2020

21. SUBSEQUENT EVENTS

The financial statements were approved by management and available for issuance on February 9, 2021. Management has evaluated subsequent events through that date.

On June 15, 2020, the Company initiated a financing for gross proceeds of $20,400,000 through the issuance of 17,000,000 units at $1.20 per unit, utilizing a Regulation A Offering Memorandum under the US Securities Act of 1933. Each unit consists of one share of the Company’s subordinate vote stock and one warrant to purchase an additional share of subordinate share at an exercise price of $3.00 per share for a period beginning one year after the offering statement was qualified by the Securities and Exchange Commission. To date, gross proceeds of $1,069,907 have been received and no common shares or warrants to purchase common shares to have been issued related to this offering.

ZENLABS HOLDINGS, INC.

INDEX TO THE UNAUDITED FINANCIAL STATEMENTS

March 31, 2021

1.	Condensed Consolidated Statements of Financial Position as at March 31, 2021 and September 30, 2020;	F-34

2.	Condensed Consolidated Statements of Comprehensive Loss for the six months ended March 31, 2021 and 2020;	F-35

3.	Condensed Consolidated Statement of Changes in Shareholders’ Equity for the six months ended March 31, 2021 and 2020;	F-36

4.	Condensed Consolidated Statements of Cash Flows for the six months ended March 31, 2021 and 2020;	F-37

5.	Notes to Condensed Consolidated Financial Statements.	F-38

ZENLABS HOLDINGS INC.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in United States Dollars)

For the six months ended

March 31, 2021

ZENLABS HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

(Expressed in US Dollars)

	March 31, 2021	September 30, 2020
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,453,424	$850,374
Accounts receivable	5,733	2,127
Other receivables	-	11,736
Inventory (Note 5)	4,398	866
Biological assets (Note 6)	23,054	26,673
Prepaid expenses and other current assets	68,323	70,294
TOTAL CURRENT ASSETS	1,554,932	962,070
Property and equipment (Note 7)	2,342,172	1,197,188
Right of use asset (Note 11)	2,069,895	2,206,984
Deposit	30,000	30,000
TOTAL ASSETS	$5,996,999	$4,396,242
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities (Note 8)	$408,864	$166,545
Lease liability (Note 11)	178,139	163,657
Derivative liability (Note 13)	97,946	14,263
Due to related parties	121,488	97,875
Long term debt, current portion	13,050	13,050
TOTAL CURRENT LIABILITIES	819,487	455,390
Deferred Operating Lease Obligation	-	-
Long term debt, net of current portion (Note 10)	44,587	51,112
Long term lease liability (Note 11)	2,208,838	2,301,197
TOTAL LIABILITIES	3,072,912	2,807,699
SHAREHOLDERS’ EQUITY
Share capital (Note 15)	7,640,608	5,279,906
Reserve for share based compensation	103,270	16,379
Subscription receivable	(102,024)	-
Deficit	(4,717,767)	(3,707,742)
TOTAL SHAREHOLDERS’ EQUITY	2,924,087	1,588,543
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,996,999	$4,396,242

Going concern (Note 1), Subsequent events (Note 19)

Approved on behalf of the Board of Directors on September 7, 2021

/s/ Michael Boshart	/s/ Kelly J. Stopher
CEO and Director	CFO and Director

The accompanying notes are an integral part of these condensed consolidated financial statements

ZENLABS HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (UNAUDITED)

For the six months ended March 31, 2021 and 2020

(Expressed in US Dollars)

	2021	2020
REVENUE
Product sales	$284,616	$42,286
Delivery income	6,400	1,200
TOTAL REVENUE	291,016	43,486
Cost of goods sold	(274,475)	(37,631)
GROSS MARGIN, excluding fair value items	16,541	5,855
Realized fair value amounts included in inventory sold	(15,260)	(37,631)
Unrealized fair value gain on growth of biological assets	31,886	42,100
GROSS PROFIT	33,167	10,324

OPERATING EXPENSE
General and administrative (Note 18)	669,681	676,486
Sales and marketing	10,689	52,004
Depreciation and amortization (Note 7 and Note 11)	150,352	137,692
TOTAL OPERATING EXPENSES	830,722	866,182
LOSS FROM OPERATIONS	(797,555)	(855,858)

OTHER INCOME (EXPENSE)
Interest, net	(128,210)	(120,201)
Acquisition expense (Note 12)	-	(923,092)
Change in fair value of derivative liability	(83,683)	(69,321)
Foreign exchange	(577)	(125,406)

TOTAL OTHER INCOME (EXPENSE)	(212,470)	(1,238,020)

Net loss and comprehensive loss	$(1,010,025)	$(2,093,878)

Loss per share - basic and diluted	$(0.05)	$(14.96)
Weighted average number of shares outstanding	20,604,521	140,006

The accompanying notes are an integral part of these condensed consolidated financial statements

ZENLABS HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the six months ended March 31, 2021 and 2020

(Expressed in US Dollars)

	Multi-voting shares	Subordinate shares	Capital	Reserve for share based payment	Deficit	Total
BALANCE, September 30, 2019	149,998	-	$972,964	$-	$(810,213)	$162,751
Shares issued to shareholders of Zenlabs Holdings, Inc.	-	20,122,841	3,522,514	-	-	3,522,514
Shares issued for sale of common shares and warrants	-	331,682	99,285	-	-	99,285
Net loss	-	-	-	-	(2,093,878)	(2,093,878)
BALANCE, March 31, 2020	149,998	20,454,523	$4,594,763	$-	$(2,904,091)	$1,690,672

BALANCE, September 30, 2020	149,998	20,454,523	$5,279,906	$16,379	$(3,707,742)	$1,588,543
Shares issued for sale of common stock and warrants	-	2,171,213	2,605,456	-	-	2,605,456
Financing costs	-	-	(244,754)	-	-	(244,754)
Subscriptions receivable	-	-	(102,024)	-	-	(102,024)
Share-based compensation	-	-	-	86,891	-	86,891
Net loss	-	-	-	-	(1,010,025)	(1,010,025)
BALANCE, March 31, 2021	149,998	22,625,736	$7,538,584	$103,270	$(4,717,767)	$2,924,087

The accompanying notes are an integral part of these condensed consolidated financial statements

ZENLABS HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six months ended March 31, 2021 and 2020

(EXPRESSED IN US DOLLARS)

	2021	2020
OPERATING ACTIVITIES
Net income (loss)	$(1,010,025)	$(2,093,878)
Adjustments to reconcile net income to net cash used for operating activities:
Share based compensation	86,891	-
Depreciation and amortization	181,954	137,692
Interest accretion	-	121,075
Change in fair value of derivative liability	83,683	69,321
Change in fair value of biological assets	3,619	(4,469)
Listing expense	-	923,092
Changes in assets and liabilities:
Amounts receivable	8,130	12,901
Prepaid expenses	1,971	4,011
Inventory	(3,532)	(688)
Accounts payable and accrued liabilities	242,319	(32,007)
Customer deposits	-	8,000
Due to related parties	23,613	-
Cash used in operating activities	(381,377)	(854,950)
INVESTING ACTIVITIES
Net cash acquired from reverse acquisition	-	2,802,660
Purchase of property and equipment	(1,189,849)	(489,608)
Cash provided by (used in) investing activities	(1,189,849)	2,313,052
FINANCING ACTIVITIES
Proceeds from shareholder loans	-	130,000
Repayment of shareholder loans	-	(130,000)
Proceeds from issuance of common stock and warrants, net of financing costs	2,258,678	125,000
Repayment of debt	(6,525)	-
Lease principal payments	(77,877)	(118,973)
Cash provided by financing activities	2,174,276	6,027
Net increase in cash and cash equivalents	603,050	1,464,129
Cash and cash equivalents, beginning	850,374	492,127
Cash and cash equivalents, ending	$1,453,424	$1,956,256

SUPPLEMENT DISCOSURE OF CASH FLOW INFORMATION (Note 18)

NON-CASH INVESTING AND FINANCING ACTIVITIES (Note 18)

The accompanying notes are an integral part of these condensed consolidated financial statements

1.	NATURE OF OPERATIONS

Zenlabs Holdings Inc. (the “Company” or “Zenlabs”) was incorporated on March 4, 2019, under the Business Corporations Act (British Columbia). The Company’s head office is located at 7745 Arjons Drive, San Diego, California, USA 92126. The Company’s registered and records office is located at #704 - 595 Howe Street, Box 35, Vancouver, BC, V6C 2T5. The Company is in the process of acquiring California based subsidiaries which will offer services to both the THC and Hemp markets. The subsidiaries are engaged in the genetic preservation, pathogen elimination, young plant production and cultivation.

These condensed consolidated financial statements have been prepared on the assumption that the Company will continue in operation for the foreseeable future and, accordingly, will be able to realize its assets and discharge its liabilities in the normal course of operations. The Company’s ability to realize its assets and discharge its liabilities is dependent upon the Company obtaining the necessary financing and ultimately upon its ability to achieve profitable operations. These material uncertainties raise substantial doubt on the Company’s ability to continue as a going concern.

Failure to arrange adequate financing on acceptable terms and/or achieve profitability may have an adverse effect on the financial position, results of operations, cash flows and prospects of the Company. These condensed consolidated financial statements do not give effect to adjustments to assets or liabilities that would be necessary should the Company be unable to continue as a going-concern. These adjustments could be material.

Zenleaf LLC (“Zenleaf”) was incorporated on October 27, 2017, in California, USA. The Company operates in the cannabis space. Zenleaf offers services to both the THC and Hemp markets. In these markets Zenleaf is engaged in the genetic preservation, pathogen elimination, young plant production and cultivation. Zenleaf has developed proprietary processes for initiation and treatment of cannabis in tissue culture through its licensed lab in San Diego California.

On October 31, 2019 the Company issued 149,998 multiple voting shares (the “Multiple Voting Shares”), for 100% of the ownership units of Zenleaf LLC, a California company. Included in the 149,998 Multiple Voting Shares issued were 38,254 shares issued to the CEO of the Company. The transaction constituted a reverse takeover of the Company by the shareholders of Zenleaf LLC, but did not meet the definition of a business combination as defined under IFRS 3. As such, the transaction will be accounted for under IFRS 2, where the difference between the consideration given to acquire the Company and the net asset value of the Company is recorded as a transaction expense. See Note 12.

At the time of the Transaction, Zenlabs did not constitute a business as defined under IFRS 3 - Business Combinations, and therefore the Transaction is accounted for as an asset acquisition. As Zenleaf is deemed to be the acquirer for accounting purposes, the resulting consolidated statement of financial position was presented as a continuance of Zenleaf’s operations at their historical carrying values, and the comparative figures presented before the Transaction are those of Zenleaf. The results of operations, the cash flows, and the assets and liabilities of Zenlabs have been included in these consolidated financial statements since October 31, 2019. Accordingly, the equity structure of Zenleaf (the accounting acquirer) was recast using the exchange ratio established in the acquisition agreement to reflect the number of shares of Zenlabs (the accounting acquiree) issued in the reverse acquisition.

Since March 2020, several governmental measures have been implemented in the United States, where the Company’s operations are located, and the rest of the world in response to the coronavirus (COVID-19) pandemic. While the impact of COVID-19 and these measures are expected to be temporary, the current circumstances are dynamic and the impacts of COVID-19 on the Company’s business operations cannot be reasonably estimated at this time. The Company anticipates this could have an adverse impact on its business, results of operations, financial position and cash flows in 2021. The Company continues to operate its business, and in response to US Federal and State and Canadian Federal and Provincial emergency measures, has requested its employees and consultants work remotely wherever possible. These government measures, which could include government mandated closures of the Company or its customers and vendors could impact the Company’s ability to conduct its planned programs in a timely manner, and the Company is evaluating the best way to move its activities forward when the emergency measures are lifted.

2.	SIGNIFICANT ACCOUNTING POLICIES

These financial statements were approved and authorized for issue on September 7, 2021, by the Directors of the Company.

The accounting policies applied in these condensed consolidated financial statements are the same as those applied in the Company’s consolidated financial statements for the year ended September 30, 2020. The annual consolidated financial statements are available on EDGAR at www.sec.gov. The policies have been applied throughout the periods reported.

Statement of Compliance

These unaudited condensed consolidated financial statements have been prepared by management of the Corporation in accordance with International Accounting Standard (“IAS”) 34, “Interim Financial Reporting”, following the same accounting principles and methods of computation as outlined in the Corporation’s consolidated financial statements for the year ended September 30, 2020. A description of accounting standards and interpretations that have been adopted by the Corporation can be found in the notes of the annual consolidated financial statements for the year ended September 30, 2020. These unaudited condensed consolidated financial statements include all necessary disclosures required for interim financial statements but do not include all disclosures required for annual financial statements. Therefore, these unaudited condensed consolidated financial statements should be read in conjunction with the most recent audited annual consolidated financial statements and the notes thereto for the year ended September 30, 2020.

3.	MAIN SOURCES OF ESTIMATION UNCERTAINTY AND CRITICAL JUDGMENTS BY MANAGEMENT

The preparation of condensed consolidated interim financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities as at the date of the condensed consolidated interim financial statements and the reported amounts of revenues and expenses for the reporting period.

The main sources of estimation uncertainty and critical judgments by management applicable to these condensed consolidated interim financial statements are the same as those presented in the Company’s consolidated financial statements for the year ended September 30, 2020.

4.	INVENTORY

Details of the Company’s inventory as at March 31, 2021 and September 30, 2020 are shown in the table below:

	March 31, 2021	September 30, 2020
Raw materials	$1,990	$370
Finished goods	2,408	496
Balance	$4,398	$866

5.	BIOLOGICAL ASSETS

The Company’s biological assets consist of cannabis plants that are cultivated at the Company’s own grow facilities. The valuation of biological assets is based on a market approach where fair value at the point of harvest is estimated based on the selling price less any costs to sell up to the point of harvest.

For biological assets that are still growing, the fair value ascribed to them is a percentage of the fair value at point of harvest, based on where the plants are in their grow cycle. As at March 31, 2021, on average, the biological assets were approximately 80% complete relative to the next expected harvest date.

In determining the fair value of biological assets, management is required to make several estimates with respect to significant unobservable inputs, including the expected selling price of the plants, the stage of plant growth at which point of harvest is determined, wastage and costs to sell. Estimated wastage per plant varies by strain and is obtained through historical growing results or grower estimate if historical results are not available. The listed selling price of cannabis plants varies by strain and is obtained through listed selling prices or estimated selling prices if historical results are not available. The Company used a price of $6.06 per plant in valuing of biological assets at March 31, 2021. Fair value at the point of harvest is estimated based on the selling price less any costs to sell at harvest.

The following significant unobservable inputs, all of which are classified as level 3 on the fair value hierarchy, were key inputs used by management in determining the fair value of biological assets:

-	Selling price per plant– calculated as the weighted average selling price for all strains of cannabis sold by the Company, which is expected to approximate future selling prices. As at March 31, 2021, these prices represented the ultimate selling prices to wholesale buyers.

-	Stage of growth – represents the weighted average number of weeks out of the 8-week growing cycle that biological assets have reached as of the measurement date.

-	Wastage – represents the weighted average percentage of biological assets which are expected to be destroyed due to failure to mature into cannabis plants that can be harvested.

The following table quantifies averages for each significant unobservable input, and also provides the impact a 10% increase/decrease in each input would have on the fair value of biological assets:

	March 31, 2021	10% change as at March 31, 2021
Selling price per plant	$6.06	$2,554
Stage of growth	90.2%	$3,665
Wastage	10%	$3,665

The Company capitalizes its periodic cost related to growing its biological assets and accretes fair value using percentage of completion based on weeks of growth.

This gain was calculated using a periodic change in value based on plant count and estimated value of the various products from the plants.

Details of the Company’s biological assets as at March 31, 2021 are shown in the table below:

Biological assets
Balance – September 30, 2019	$-
Change in fair value less cost to sell	26,673
Balance – September 30, 2020	26,673
Gain on fair value of biological assets	31,886
Increase in biological assets due to capitalized costs	167,361
Transfer to finished goods	(202,866)
Balance – March 31, 2021	$23,054

7.	PROPERTY AND EQUIPMENT

	Hemp assets	Vehicle	Furniture and equipment	Leasehold improvement
Cost
Balance, September 30, 2019	$41,500	$47,049	$44,224	$89,355
Additions	-	65,249	143,312	159,050
Balance, September 30, 2020	$41,500	$112,298	$187,536	$248,405
Additions	-	-	107,276	477,490
Balance, March 31, 2021	$41,500	$112,298	$294,812	$725,895
Amortization
Balance, September 30, 2019	$(2,075)	$(5,503)	$(4,110)	$(2,309)
Expense	(4,150)	(14,847)	(21,340)	(15,647)
Balance, September 30, 2020	$(6,225)	$(20,350)	$(25,450)	$(17,956)
Expense	(2,075)	(11,230)	(19,140)	(12,419)
Balance, March 31, 2021	$(8,300)	$(31,580)	$(44,590)	$(30,375)
Carrying value
Balance, September 30, 2020	$35,275	$91,948	$162,086	$230,449
Balance, March 31, 2021	$33,200	$80,718	$250,222	$695,520

6.	PROPERTY, PLANT AND EQUIPMENT (continued)

	Facility	Total
Cost
Balance, September 30, 2019	$77,730	$299,858
Additions	599,700	967,311
Balance, September 30, 2020	$677,430	$1,267,169
Additions	605,082	1,189,848
Balance, March 31, 2021	$1,282,512	$2,457,017
Amortization
Balance, September 30, 2019	-	(13,997)
Expense	-	(55,984)
Balance, September 30, 2020	$-	$(69,981)
Expense	-	(44,864)
Balance, March 31, 2021	$-	$(114,845)
Carrying value
Balance, September 30, 2020	$677,430	$1,197,188
Balance, March 31, 2021	$1,282,512	$2,342,172

7.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	March 31, 2021	September 30, 2020
Accounts payable	$404,738	$155,450
Accrued liabilities	4,126	11,095
Balance	$408,864	$166,545

8.	RELATED PARTY TRANSACTIONS

Key management personnel include those persons having authority and responsibility for planning, directing and controlling the activities of the Company as a whole. The Company has determined the key management personnel consist of members of the Company’s Board of Directors and corporate officers.

During the six months ended March 31, 2020, two directors loaned the Company $130,000 for working capital. The Company repaid the loan during the six months ended March 31, 2020. There was no interest expense associated with the shareholder loan during the six months ended March 31, 2020.

During the six months ended March 31, 2021 and 2020, respectively, the Company leased its primary facility from ZLCA LLC, a California limited liability company whose managing member is an officer and director of Zenlabs Holdings, Inc. (Note 11). During the six months ended March 31, 2021 and 2020, the Company paid ZLCA LLC $307,560 and $118,973, respectively, in lease payments. As of March 31, 2021, the accrued balanced due to ZLCA, LLC is $121,489.

During the six months ended March 31, 2021 and 2020, the Company leased from an entity owned by a Director of the Company on a facilities and acreage related to its cannabis operation. During the six months ended March 31, 2021 and 2020, the Company paid the related party entity $30,000 and $15,000, respectively. Also, during the six months ended March 31, 2021 and 2020, the Company purchased $3,585 and $5,148, respectively, of raw materials from a related party entity owned by a Director of the Company.

The remuneration of directors and key management personnel during the six months ended March 31, 2021 and March 31, 2020, respectively, was as follows:

	2021	2020
Management fees	$123,481	$81,994
Supplies and materials	3,585	5,148
Lease payments	307,560	118,973
Total related party	$434,626	$206,115

The following amounts were due to related parties at March 31, 2021 and September 30, 2020:

	2021	2020
Due to a company controlled by a director	$-	$-
Accounts payable, related parties	121,488	97,875
Total due to related parties	$121,488	$97,875

9.	LONG TERM DEBT

During the year ended September 30, 2020, the Company obtained a loan secured by a vehicle with monthly payment of $1,087. The loan has a term of sixty (60) months and is non-interest bearing.

September 30, 2020
Balance, September 30, 2019	$-
Issued	65,249
Repayments	(1,087)
Balance, September 30, 2020	64,162
Repayments	(6,525)
Balance, March 31, 2021	57,637
Less current portion	(13,050)
Long term debt, March 31, 2021	$44,587

A schedule of the Company future minimum principal payments over the term of the loan is as follows:

Year ended March 31,
2021	$13,050
2022	13,050
2023	13,050
2024	13,050
2025	5,438
Total	$57,638

10.	RIGHT OF USE ASSET AND LEASE LIABILITY

The Company and its subsidiaries operate in a leased property in San Diego, California for use as corporate offices, wholesale warehouse and grow facilities (the “Arjons Facility”). On June 16, 2019, the Company’s subsidiary, Zenleaf LLC, executed a Lease Agreement (the “2019 Lease”) with ZLCA, LLC, a California limited liability company whose managing member is an officer and director of Zenlabs Holdings, Inc. For the year ended September 30, 2020, $24,063 was capitalized to Biological Assets.

The schedule of Base Rent monthly payments under the 2019 Lease was as follows:

On February 21, 2020, the 2019 Lease was replaced with a new lease agreement (the “2020 Lease”). Under the 2020 Lease, for any given year in which the Company generates more than $3,000,000 in annual sales, the lessor shall be entitled to receive five percent (5%) of the net revenues generated by the Company for sale of cannabis products on the premises, less a credit for Base rent paid. The percentage rent due to the lessor cannot exceed $300,000 per year.

The Company revalued its Lease Liability to reflect an incremental borrowing rate of 10.72% as of February 21, 2020. As a result, the Right of Use Asset and Lease Liability increased by $33,638.

On May 1, 2020, the Company entered into a lease with purchase option (the “5712 Lease) with Metz Properties, LLC (the “Landlord”) a California limited liability company entity controlled by a member of the Company’s Board of Directors, for the use of approximately ten (10) acres in Oceanside, California. The term of the lease is five (5) years commencing and ending on April 30, 2025. The monthly payment is $10,000 per acre utilized. Upon notification to the landlord, the Company may occupy and utilize additional one (1) acre increments. In the event the Company elects to occupy the entire leased premises, the Company must give six (6) month notice to the landlord before taking possession. The Company also had an option to purchase the entire property for $4,000,000. The option to purchase the property expired on December 31, 2020.

The Right of Use Asset consists of the following:

Right of Use Asset
As at September 30, 2019	$-
Contracts identified as leases upon adoption of IFRS 16	2,262,161
Contracts identified as leases during the period	230,494
Change in Right of Use Asset due to modifications of lease terms	(33,638)
Amortization	(252,033)
Balance, September 30, 2020	$2,206,984
Amortization	(137,089)
Balance, March 31, 2021	$2,069,895

The Lease Liability consists of the following:

Lease Liability
As at September 30, 2019	$-
Contracts identified as leases upon adoption of IFRS 16	2,322,156
Contracts identified as leases during the period	230,494
Change in Lease Liability due to modification of lease terms	(33,638)
Payments	(307,560)
Interest expense	253,402
Balance, September 30, 2020	$2,464,854
Payments	(208,459)
Interest expense	130,582
Balance, March 31, 2021	$2,386,977
Less Lease liability, current portion	(178,138)
Total Long term lease liability, March 31, 2021	$2,208,838

As of March 31, 2021, the total of future minimum lease payments are as follows:

From April 1, 2021 to March 31, 2022	$425,841
From April 1, 2022 to March 31, 2023	436,817
From April 1, 2023 to March 31, 2024	448,121
From April 1, 2024 to March 31, 2025	459,765
Thereafter	1,841,804
Total minimum lease payments	3,612,348
Less implied interest	(1,225,371)
Total	$2,386,977

11.	REVERSE ACQUISITION

On October 31, 2019 the Company completed the acquisition of Zenleaf, LLC. Pursuant to a merger agreement, Zenlabs acquired all of the issued and outstanding ownership units of Zenleaf LLC in consideration of shares of the Company on a 1:1 basis. The Company issued 148,998 multiple voting shares to the former members of Zenleaf, LLC, including 38,254 shares issued to the Company’s chief executive officer.

As discussed in Note 1, the Transaction has been accounted for as a reverse acquisition whereby Zenleaf LLC is the acquirer for accounting purposes and the assets and liabilities of Zenlabs were acquired in consideration for the fair value of the Zenleaf LLC ownership units. Under this premise, as consideration for 100% of outstanding shares of Zenlabs by way of reverse acquisition, the Company issued 20,122,841 to the shareholders of Zenlabs. The fair value of the purchase consideration was determined in accordance with IFRS 2 – Share-based Payment, with the difference between the fair value of the consideration transferred and the fair value of Zenlab’s net liabilities assets assumed acquired being recorded as acquisition expense. The shares were assigned a value of $0.23 CAD per share, which was determined by the value of the recent financing realized through private placements, for a total consideration of $4,207,657.

The companies are related parties at the date of the Transaction by virtue of common management.

Consideration:
20,122,841 shares	$3,522,514
14,622,840 warrants	685,143
Total consideration	4,207,657
Net assets acquired (liabilities assumed):
Cash	2,802,660
Amounts receivable	610,497
Accounts payable and accrued liabilities	(128,592)
Net assets acquired	3,284,565
Acquisition expense	923,092
Total	$4,207,657

12.	DERIVATIVE LIABILITY

Balance - September 30, 2019	$-
Fair value of warrants –issued during the period	25,715
Change in fair value of warrants outstanding	(11,452)
Balance – September 30, 2020	$14,263
Change in fair value of warrants outstanding	83,683
Balance – March 31, 2021	$97,946

The derivative liability consists of the fair value of share purchase warrants that have exercise prices that differ from the functional currency of the Company. Details of these warrants and their fair value are as follows:

Expiration date	Exercise Price ($CAD)	Number of warrants outstanding at March 31, 2021	Fair value of warrants at March 31, 2021
December 13, 2021	1.00	331,682	97,946
	$1.00	331,682	$97,946

The fair values of the warrants were estimated using the Black-Scholes Option Pricing Model using the following assumptions:

●	The stock price was based on the most recent private placement for the Company at the time of issuance.

●	The risk-free interest rate assumption is based on US Treasury marketable bonds for a period consistent with the expected term of the option in effect at the time of grant;

●	The Company does not pay dividends on common stock and does not anticipate paying dividends on its common stock in the foreseeable future. Therefore, the expected dividend rate was 0%.

●	The expected life of the warrants was estimated to be the remaining contractual term; and

●	The expected volatility was based off of the historical trading prices of comparable companies’ common stock price over a period equivalent to the expected life of the warrants.

The fair values of these warrants during the six months ended March 31, 2021 were estimated using the Black-Scholes Option Pricing Model using the following inputs:

Expected volatility	105%
Expected life	0.7 years
Dividends	0%
Risk-free interest rate	0.07%

13.	SHARE CAPITAL

Common Shares (Subordinate Voting Shares)

Authorized: unlimited number of Subordinate Voting shares without nominal or par value.

Common Shares (Multiple Voting Shares)

-	On October 31, 2019 the Company completed the acquisition of Zenleaf, LLC. Pursuant to a merger agreement, the Company issued 149,998 Multiple Voting Shares, for 100% of the ownership units of Zenleaf LLC, a California limited liability company. Included in the 149,998 Multiple Voting Shares issued were 38,254 shares issued to the CEO of the Company. Holders of Multiple Voting Shares have the following rights:

o	At meetings of shareholders, holders of Multiple Voting Shares are entitled to two votes in respect of each Subordinate Voting Share into which such Multiple Voting Share could ultimately then be converted,

o	Each holder of Multiple Voting Shares (other than an Initial Holder) is entitled to one vote in respect of each Subordinate Voting Share into which such Multiple Voting Share could ultimately be converted. For greater certainty, subject to adjustment as set forth in the Company’s Articles, each Multiple Voting Share is initially convertible into 100 Subordinate Voting Shares, each Initial Holder is initially entitled to 200 votes per Multiple Voting Share, and each registered holder of Multiple Voting Shares other than an Initial Holder is initially entitled to 100 votes per Multiple Voting Share. Each Multiple Voting Share shall be convertible, at the option of the registered holder. Initial Holder means the initial registered holder of a Multiple Voting Share at the time such Multiple Voting Share was issued.

-	On December 13, 2019 the Company issued 331,682 Units at a price of $0.50 CAD per unit for proceeds of $125,000 USD. Each Unit consists of one (1) Subordinate Voting Share and one share purchase warrant. Each share purchase warrant entitles the holder to purchase one (1) additional Subordinate Voting Share at a price of $1.00 per share until December 31, 2021. The Subordinate Voting Shares issued under this financing will be subject to following voluntary resale restrictions: (i) 20% of the Subordinate Voting shares will not be subject to voluntary restrictions on resale, (ii) 20% of the Subordinate Voting Shares will be subject to restrictions on resale until three months after listing on a stock exchange; (iii) an additional 20% of the Subordinate Voting Shares will be subject to restrictions on resale until six months after listing on a stock exchange, (iv) an additional 20% of the Subordinate Voting Shares will be subject to restrictions on resale until nine months after listing on a stock exchange, and (v) an additional 20% of the Subordinate Voting Shares will be subject to restrictions on resale until twelve months after listing on a stock exchange.

-	On June 15, 2020, the Company initiated a financing for gross proceeds of up to $20,400,000 through the issuance of 17,000,000 units at $1.20 per unit, utilizing a Regulation A Offering Memorandum under the US Securities Act of 1933. Each unit consists of one share of the Company’s subordinate vote stock and one warrant to purchase an additional share of subordinate share at an exercise price of $3.00 per share for a period beginning one year after the offering statement was qualified by the Securities and Exchange Commission. For the six months ended March 31, 2021, gross proceeds of $2,605,456 have been received and 2,171,213 common shares and warrants to purchase common shares have been issued related to this offering.

Share Purchase Warrants

The following table reflects the continuity of share purchase warrants for the year ended September 30, 2020 and six months ended March 31, 2021:

	Number of warrants	Weighted average exercise price ($CAD)
Warrants issued – private placement (i)	5,174,640	0.60
Warrants issued – private placement (ii)	331,682	1.00
Warrants exercised	-	-
Warrants expired	-	-
Balance – September 30, 2020	14,954,522	0.61
Warrants issued – Reg A offering (iii)	2,171,213	-
Balance – March 31, 2021	17,125,735	$0.61

(i)	On October 21, 2019, the Company issued 5,174,640 share purchase warrants related to a private placement. Each warrant entitles the holder to acquire a common share of the Company’s stock at an exercise price of $0.60 CAD. These warrants expire on October 21, 2021.

(ii)	On December 13, 2019, the Company issued 331,682 share purchase warrants related to a private placement. Each warrant entitles the holder to acquire a common share of the Company’s stock at an exercise price of $1.00 CAD. These warrants expire on December 13, 2021.

(iii)	For the six months ended March 31, 2021, the company issued 2,171,213 share purchase warrants related to a Reg A offering. Each warrant entitles the holder to acquire a common share of the Company’s stock at an exercise price of $3.00 USD. These warrants expire on March 31, 2024.

As at March 31, 2021, there are 17,125,735 outstanding share purchase warrants.

Issue date	Expiration date	Warrants	Exercise price ($CAD)	Exercise price ($USD)	Remaining life (years)
June 30, 2019	June 30, 2021	9,448,200	$0.60	$-	0.25
October 21, 2019	October 21, 2021	5,174,640	0.60	-	0.56
December 13, 2019	December 13, 2021	331,682	1.00	-	0.70
March 31, 2021	March 31, 2024	2,171,213	-	3.00	3.00
		17,125,735	$0.61	$3.00	0.70

The weighted average remaining contractual life of warrants outstanding as of March 31, 2021 was .70 years.

Stock options

The continuity of outstanding stock options for the period ended March 31, 2021 is as follows:

	Number of options	Weighted average exercise price per share ($USD)
Balance - September 30, 2019	-	$-
Issued	220,000	0.38
Balance – September 30, 2020	220,000	$0.38
Issued	460,000	1.20
Balance – March 31, 2021	680,000	$0.93

a)	On February 28, 2020 the Company granted 120,000 stock options to the Chief Financial Officer of the Company. Each stock option is exercisable into common shares of the Company at an exercise price of CAD $0.50 per share ($USD $0.38). The options vest as follows: 25% on the grant date, 25% vests every four months thereafter. The options expire on February 28, 2023.

b)	On March 12, 2020 the Company granted 100,000 stock options to an employee of the Company. Each stock option is exercisable into common shares of the Company at an exercise price of CAD $0.50 per share ($USD $0.38). The options vest as follows: 25% on the grant date, 25% vests every four months thereafter. The options expire on February 28, 2023.

c)	On March 31, 2021, the Company granted 460,000 options to employees of the Company. Each stock option is exercisable into common shares of the Company at an exercise price of $1.20 per share. with a fair value at grant date of $314,808. The options vest as follows: 25% at date of grant, 25% vests every three months thereafter. The options expire on March 31, 2026.

The fair values of the options were estimated using the Black-Scholes Option Pricing Model using the following assumptions:

Expected volatility	100%
Expected life	3.00 years
Dividends	0%
Risk-free interest rate	0.58% to 0.85%

As at March 31, 2021, there are 680,000 options to purchase common shares outstanding of which 335,000 options were exercisable.

Issue date	Expiry date	Options	Exercisable options	Exercise price ($USD)	Remaining life (years)
February 28, 2020	February 28, 2023	120,000	120,000	$0.38	1.92
March 12, 2020	March 12, 2023	100,000	100,000	0.38	1.95
March 31, 2021	March 12, 2026	460,000	115,000	1.20	5.00
		680,000	335,000	$0.50	2.98

The weighted average remaining life of options outstanding as of March 31, 2021 was 2.98 years. Unrecognized compensation expense as of March 31, 2021 was USD $211,538.

14.   CAPITAL MANAGEMENT

The Company manages its capital structure and adjusts it, based on the funds available to the Company, in order to support its operations and business development. The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company’s management to sustain future development of the business.

The Company generated limited revenue and cash flows from its operations since its inception; therefore, the Company is dependent on external financing to fund its future intended business plan. The capital structure of the Company currently consists of common shares. The Company manages the capital structure and adjusts it in the light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Company may issue new shares through private placements. Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable. The Company is not subject to any externally imposed capital requirements.

15.	FINANCIAL INSTRUMENTS

The judgements and estimates are made in determining the fair values of the financial instruments that are recognized and measured at fair value in the financial statements. To provide an indication about the reliability of the inputs used in determining fair value, The Company has classified its financial instruments into the three levels prescribed under the accounting standards. An explanation of each level is as follows:

•	Level 1 fair value measurements are those derived from quoted prices (unadjusted) in active markets for identical assets or liabilities;

•	Level 2 fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices); and

•	Level 3 fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

The Company’s cash is classified as Level 1 whereas other financial assets (amounts receivables) are classified as Level 2. Carrying values of financial assets do not differ significantly from their fair values due to their short-term nature. The Company’s accounts payables and accrued liabilities and derivative liability are classified as Level 2. Fair values of financial liabilities (accounts payable and accrued liabilities) are assumed to approximate their carrying values due to their short term.

Financial Instrument risks:

(a)	Credit risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. The Company’s cash is exposed to credit risk. The Company reduces its credit risk on cash by placing these instruments with institutions of high credit worthiness. The Company does not have significant exposure to credit risk.

(b)	Liquidity risk

Liquidity risk is managed by ensuring sufficient financial resources are available to meet obligations associated with financial liabilities. The Company manages liquidity risk through the management of its capital structure. As at March 31, the Company had cash of $1,453,424 to settle current financial liabilities of $819,487. The Company addresses its liquidity through debt and equity financing obtained through the sale of common shares and the exercise of warrants and options. There is no assurance that it will be able to do so in the future.

(c)	Interest rate risk

Interest rate risk is the risk that the fair value or cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company is not significantly exposed to interest rate risk as at March 31, 2021.

(d)	Foreign exchange risk

As at March 31, 2021, the Company is not exposed to significant foreign exchange risk.

16.	SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION AND NON-CASH INVESTING AND FINANCING ACTIVITIES

	March 31, 2021	March 31, 2020
SUPPLEMENTAL DISCOSURE OF CASH FLOW INFORMATION
Interest paid	$31,429	$121,075

17.	GENERAL AND ADMINISTRATIVE EXPENSE

Activity during the six months ended March 31, 2021 and 2020, respectively, for general and administrative expense is as follows:

	2021	2020

Management fee and payroll	$390,907	$395,701
Stock based compensation	86,891	-
Travel	17,286	16,751
Professional fees and consulting	69,124	149,511
Licenses and permits	26,285	27,536
Office and insurance	23,986	21,887
Business and property taxes	33,967	42,219
Occupancy and facilities	21,235	22,881
Total general and administrative expense	$669,681	$676,486

18.	SUBSEQUENT EVENTS

On June 15, 2021, the Company closed a financing for gross proceeds of $3,194,392 through the issuance of 2,661,993 units at $1.20 per unit, utilizing a Regulation A Offering Memorandum under the US Securities Act of 1933. Each unit consists of one share of the Company’s subordinate vote stock and one warrant to purchase an additional share of subordinate share at an exercise price of $3.00 per share for a period beginning one year after the offering statement was qualified by the Securities and Exchange Commission.

On June 25, 2021, the Board of Directors approved the extension of the maturity date from June 30, 2021 to June 30, 2023 of 14,954,522 warrants to purchase shares of the Company’s subordinate voting stock. The extension of warrants applied to units purchased in private placements and did not include any compensatory warrants.

PART III EXHIBITS

The following exhibits are filed with this offering circular:

Exhibit No.	Description
2.1	Certificate of Incorporation of the Company(1)
2.2	Notice of Articles of the Company(1)
2.3	Articles of the Company(1)
3.1	Form of Subordinate Share Certificate(1)
3.2	Form of Warrant Certificate(1)
3.3	Shareholders’ Agreement(1)
4.1	Form of Subscription Agreement
6.1	Employment Agreement with Michael Boshart(1)
6.2	Share Purchase Agreement dated January 1, 2019 between PBI and the Company(1)
6.3	Agreement dated January 1, 2020 between Metz Properties LLC and Zenleaf, LLC(1)
6.4	Lease dated January 1, 2020 between Metz Properties LLC and Zenleaf, LLC(1)
6.5	Lease dated February 21, 2020 between Zenleaf, LLC and ZLCA, LLC(1)
6.6	Consulting Services Agreement dated February 28, 2020 between Palouse Advisory Partners, LLC and the Company(1)
6.7	Lease with Option to Purchase dated May 1, 2020 between Metz Properties LLC and Zenleaf, LLC(2)
6.8	Option to Lease dated May 1, 2020 between Metz Properties LLC and Zenleaf, LLC(2)
6.9	Broker-Dealer Agreement with Dalmore Group LLC(3)
7.1	Merger Agreement dated June 20, 2019 among the Company, Zenleaf, LLC and Zenlabs Merger Sub, LLC(1)
7.2	Addendum Merger Agreement dated October 31, 2019 between the Company and Zenleaf, LLC(1)
7.3	Zenleaf Labs Merger Agreement(1)
11.1	Consent of Dale Matheson Carr-Hilton Labonte LLP Chartered Professional Accountants
12.1	Attorney Opinion of Legality

(1) Attached to Form 1-A filed on March 9, 2020 and incorporated herein by reference.

(2) Attached to Form 1-A/A filed on May 28, 2020 and incorporated herein by reference.

(2) Attached to Form 253G2 filed on July 1, 2020 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on September 9, 2021.

Zenlabs Holdings Inc.

September 9, 2021	By:	/s/ Michael Boshart
Michael Boshart
President

Pursuant to the requirements of the Securities Act of 1933, this Offering circular has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Michael Boshart	President, Secretary, CEO, Director	September 9, 2021
Michael Boshart

/s/ Karl Metz	COO, Director	September 9, 2021
Karl Metz

/s/ Craig Dickhout	CMO, Director	September 9, 2021
Craig Dickhout

/s/ Kelly Stopher	CFO	September 9, 2021
Kelly Stopher